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Index to Financial Statements of MV Partners, LLC
TABLE OF CONTENTS 4

As filed with the Securities and Exchange Commission on November 9, 2006

Registration No. 333-136609
333-136609-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amendment No. 2 to Form S-1 MV Oil Trust (Exact Name of co-registrant as specified in its charter)	Amendment No. 2 to Form S-1 MV Partners, LLC (Exact Name of co-registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	Kansas (State or other jurisdiction of incorporation or organization)
1311 (Primary Standard Industrial Classification Code Number)	1311 (Primary Standard Industrial Classification Code Number)
06-6554331 (I.R.S. Employer Identification No.)	48-1200438 (I.R.S. Employer Identification No.)
221 West Sixth Street, 1st Floor Austin, Texas 78701 (800) 852-1422 (Address, including zip code, and telephone number, including area code, of co-registrant's Principal Executive Offices)	250 N. Water, Suite 300 Wichita, Kansas 67202 (316) 267-3241 (Address, including zip code, and telephone number, including area code, of co-registrant's Principal Executive Offices)

Mike J. Ulrich
The Bank of New York Trust
Company, N.A., Trustee
Global Corporate Trust
221 West Sixth Street, 1st Floor
Austin, Texas 78701
(800) 852-1422
(Name, address, including zip code, and telephone number, including area code, of agent for service)	David L. Murfin 250 N. Water, Suite 300 Wichita, Kansas 67202 (316) 267-3241 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas P. Mason Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2300 Houston, Texas 77002-6760 (713) 758-2222	R. Joel Swanson Baker Botts L.L.P. One Shell Plaza 910 Louisiana, Suite 3200 Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated November 9, 2006

PRELIMINARY PROSPECTUS

MV Oil Trust
7,500,000 Trust Units

This is an initial public offering of units of beneficial interest in the MV Oil Trust. MV Partners, LLC, which we refer to as "MV Partners" in this prospectus, has formed the trust and, immediately prior to the closing of this offering, MV Partners will contribute a term net profits interest in oil and natural gas properties to the trust in exchange for 11,500,000 trust units. MV Partners is offering all of the trust units to be sold in this offering and MV Partners will receive all proceeds from the offering. MV Partners is a privately-held limited liability company engaged in the exploration, development, production, gathering, aggregation and sale of oil and natural gas from properties located in Kansas and eastern Colorado.

There is currently no public market for the trust units. MV Partners expects that the public offering price will be between $             and $             per trust unit. The trust intends to apply to have the trust units approved for listing on the New York Stock Exchange under the symbol "MVO."

Trust units are units of beneficial interest in the trust and represent undivided interests in the trust. They do not represent any interest in MV Partners.

Investing in the trust units involves a high degree of risk. Before buying any trust units, you should read the discussion of material risks of investing in the trust units in "Risk Factors" beginning on page 20 of this prospectus.

These risks include the following:

  •
  The amounts of cash distributions by the trust are subject to fluctuation as a result of changes in oil, natural gas and natural gas liquid prices.

  •
  Actual reserves and future net revenues may be less than current estimates of proved reserves, which could reduce cash distributions by the trust and the value of the trust units.

  •
  Risks associated with the production, gathering, transportation and sale of oil, natural gas and natural gas liquids could adversely affect cash distributions by the trust.

  •
  The trust and the public trust unitholders will have no voting or managerial rights with respect to MV Partners, the operator of the underlying properties. As a result, public trust unitholders will have no ability to influence the operation of the underlying properties.

  •
  The reserves attributable to the underlying properties are depleting assets and production from those reserves will diminish over time. Furthermore, the trust is precluded from acquiring other oil and natural gas properties or net profits interests to replace the depleting assets and production.

  •
  The amount of cash available for distribution by the trust will be reduced by the amount of any production and development costs, taxes, costs and payments made with respect to the hedge contracts, capital expenditures and post-production costs.

  •
  There has been no public market for the trust units and no independent appraisal of the value of the net profits interest has been performed.

  •
  Conflicts of interest could arise between MV Partners and the trust unitholders.

  •
  Trust unitholders have limited ability to enforce provisions of the net profits interest.

  •
  The trust has not obtained a ruling from the IRS regarding the tax treatment of ownership of the trust units. If the IRS were to determine that the trust is not a "grantor trust" for federal income tax purposes, the trust unitholders may receive different and less advantageous tax treatment than that described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Trust Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to MV Partners	$	$

(1)
Excludes a structuring fee of $             payable to Raymond James & Associates, Inc. for evaluation, analysis and structuring of the trust.

        The underwriters may also exercise their option to purchase from affiliates of MV Partners up to 1,125,000 additional trust units at the initial public offering price, less the underwriting discounts and commissions, within 30 days of the date of this prospectus.

        The underwriters are offering the trust units as set forth under "Underwriting." Delivery of the trust units will be made on or about                          , 2006.

RAYMOND JAMES

The date of this prospectus is                          , 2006

 Oil and Natural Gas Fields in Kansas

Northwest Kansas Area
June 30, 2006 Proved Reserves: 8.2 MMBoe
11,885 Gross Acres
11,840 Net Acres
NCRA Refinery
Frontier Refinery
Coffeyville Resources Refinery
MV Partners, LLC Headquarters
El Dorado Area
June 30, 2006 Proved Reserves: 6.1 MMBoe
15,405 Gross Acres
15,393 Net Acres

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
MV Partners
The Trust
Projected Cash Distributions
The Underlying Properties
Computation of Net Proceeds
Description of the Trust Agreement
Description of the Trust Units
Trust Units Eligible for Future Sale
Federal Income Tax Consequences
State Tax Considerations
ERISA Considerations
Selling Trust Unitholders
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Glossary of Certain Oil and Natural Gas Terms

Information about MV Partners, LLC
Index to Financial Statements of MV Partners, LLC
Summary Reserve Report

        You should rely only on the information contained in this prospectus. The trust has not, MV Partners has not and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The trust has not, MV Partners has not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and notes to those statements. You will find definitions for terms relating to the oil and natural gas business in "Glossary of Certain Oil and Natural Gas Terms." Cawley, Gillespie & Associates, Inc., an independent engineering firm, provided the estimates of proved oil and natural gas reserves as of June 30, 2006, included in this prospectus. These estimates are contained in a summary prepared by Cawley, Gillespie & Associates, Inc. of its reserve report as of June 30, 2006, for the underlying properties described below. This summary is located at the back of this prospectus as Appendix A, and is referred to in this prospectus as the "reserve report." Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' option to purchase additional trust units.

MV Oil Trust

        MV Oil Trust was formed in August 2006, by MV Partners, LLC, which we refer to as "MV Partners." Immediately prior to the closing of this offering, MV Partners will convey a term net profits interest to the trust that represents the right to receive 80% of the net proceeds (calculated as described below) from all of MV Partners' interests in oil and natural gas properties as of the date of the conveyance of the net profits interest to the trust, which we refer to as the "net profits interest." These properties are located in the Mid-Continent region in the States of Kansas and Colorado. We refer to MV Partners' net interests in such properties, subject to all royalties and other burdens on production thereon as of the date of the conveyance of the net profits interest to the trust, as the "underlying properties." As of June 30, 2006, the underlying properties produced predominantly oil from approximately 985 wells, and the projected reserve life of the underlying properties was in excess of 50 years. Based on the reserve report, the net profits interest would entitle the trust to receive net proceeds from the sale of production of 11.5 MMBoe of proved reserves during the term of the trust, calculated as 80% of the proved reserves attributable to the underlying properties expected to be produced during the term of the trust. Of these reserves, approximately 85% were classified as proved developed producing reserves as of June 30, 2006. Production from the underlying properties for the year ended December 31, 2005, was approximately 98% oil and approximately 2% natural gas and natural gas liquids. The underlying properties are all located in mature fields that are characterized by long production histories and numerous additional development opportunities to help reduce the natural decline in production from the underlying properties. See "—Planned Development and Workover Program" for a summary of MV Partners' development plans.

        The net profits interest will terminate on the later to occur of (1) June 30, 2026, or (2) the time when 14.4 MMBoe have been produced from the underlying properties and sold (which amount is the equivalent of 11.5 MMBoe in respect of the trust's right to receive 80% of the net proceeds from the underlying properties pursuant to the net profits interest). The gross proceeds used to calculate the net profits interest will be based on prices realized for oil, natural gas and natural gas liquids attributable to the underlying properties for each calendar quarter during the term of the net profits interest. MV Partners will deduct from the gross proceeds all hedge payments made by MV Partners to hedge contract counterparties upon monthly settlements of existing hedge contracts and derivatives to which MV Partners is a party at the time of the closing of this offering, which we refer to as the "hedge contracts." In addition, immediately prior to the closing of this offering, MV Partners will assign to the trust the right to receive 80% of all amounts payable to MV Partners from hedge contract counterparties upon monthly settlements of the hedge contracts. In calculating the net proceeds used to calculate the net profits interest, MV Partners will deduct from the gross proceeds from the underlying properties all lease operating expenses, maintenance expenses and capital expenditures (including the cost of workovers and recompletions, drilling costs and development costs), amounts that may be reserved for future capital expenditures (which may not exceed $1.0 million in the aggregate), post-production costs and production and property taxes paid by MV Partners. For a more complete description of the calculation of net proceeds, see "Computation of Net Proceeds."

        Net proceeds payable to the trust will depend upon production quantities, sales prices of oil, natural gas and natural gas liquids, and costs to develop and produce the oil, natural gas and natural gas liquids. If at any time costs should exceed gross proceeds, neither the trust nor the trust unitholders would be liable for the excess costs; the trust, however, would not receive any net proceeds until future net proceeds exceed the total of those excess costs, plus interest at the prime rate. For the year ended December 31, 2005, lease operating expenses were $10.51 per Boe, and lease maintenance expenses, lease overhead and production and property taxes were $5.44 per Boe, for an aggregate lifting cost of $15.95 per Boe. As substantially all of the underlying properties are located in mature fields, MV Partners does not expect future costs for the underlying properties to change significantly as compared to recent historical costs other than increases due to increases in the cost of oilfield services generally.

        The trust will make quarterly cash distributions of substantially all of its quarterly cash receipts, after deduction of fees and expenses for the administration of the trust, to holders of its trust units during the term of the trust. The first quarterly distribution is expected to be made on or about January 25, 2007, with respect to net proceeds from production collected from the closing of this offering until December 31, 2006, together with 80% of all amounts payable to MV Partners from hedge contract counterparties during such period resulting from the monthly settlements of the hedge contracts. In addition, in connection with the trust's first quarterly distribution, MV Partners will contribute cash in an amount equal to the amount that would have been payable to the trust as of the closing of this offering had the net profits interest been in effect with respect to all production from the underlying properties since July 1, 2006. Furthermore, this cash contribution by MV Partners will include 80% of all amounts paid to MV Partners from hedge contract counterparties for settlements related to the period from July 1, 2006 to the closing of this offering. As a result of the long period of time that will be included in the first quarterly distribution, subsequent quarterly distributions are likely to be less than the initial distribution. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment.

        For the years 2006, 2007 and 2008, MV Partners has entered into swap contracts and costless collars at prices ranging from $56 to $68 per barrel of oil that hedge approximately 82% to 86% of expected production from the proved developed producing reserves attributable to the underlying properties in the reserve report. For the years 2009 and 2010, MV Partners has entered into swap contracts at prices ranging from $63 to $71 per barrel of oil that hedge approximately 80% of expected production from the proved developed producing reserves attributable to underlying properties in the reserve report. These hedge contracts should reduce the commodity price-related risks inherent in holding interests in oil, a commodity that has historically been characterized by significant price volatility, during the term of the hedge contracts.

        The business and affairs of the trust will be managed by the trustee, and MV Partners and its affiliates have no ability to manage or influence the operations of the trust. The properties comprising the underlying properties for which MV Partners is designated as the operator are currently operated on a contract operator basis by Vess Oil Corporation, which we refer to as "Vess Oil," and Murfin Drilling Company, Inc., which we refer to as "Murfin Drilling," each of which is an affiliate of MV Energy, LLC, the sole manager of MV Partners.

Summary of Risk Factors

        An investment in the trust units involves risks associated with fluctuations in energy commodity prices, the operation of the underlying properties, certain regulatory and legal matters, the structure of the trust and the tax characteristics of the trust units. The following list of factors is not exhaustive. Please read carefully these risks and other risks described under "Risk Factors."

  •
  The amounts of cash distributions by the trust are subject to fluctuation as a result of changes in oil, natural gas and natural gas liquid prices.

  •
  Actual reserves and future net revenues may be less than current estimates of proved reserves, which could reduce cash distributions by the trust and the value of the trust units.

  •
  Risks associated with the production, gathering, transportation and sale of oil, natural gas and natural gas liquids could adversely affect cash distributions by the trust.

  •
  The trust and the public trust unitholders will have no voting or managerial rights with respect to MV Partners, the operator of the underlying properties. As a result, public trust unitholders will have no ability to influence the operation of the underlying properties.

  •
  Shortages of oil field equipment, services and qualified personnel available to MV Partners could reduce the amount of cash available for distribution.

  •
  MV Partners may transfer all or a portion of the underlying properties at any time, subject to specified limitations, and MV Partners may abandon individual wells or properties that it reasonably believes to be uneconomic. Under these circumstances, trust unitholders will have no ability to prevent MV Partners from transferring the underlying properties to another operator, even if the trust unitholders do not believe that operator would operate the underlying properties in the same manner as MV Partners.

  •
  The reserves attributable to the underlying properties are depleting assets and production from those reserves will diminish over time. Furthermore, the trust is precluded from acquiring other oil and natural gas properties or net profits interests to replace the depleting assets and production.

  •
  The amount of cash available for distribution by the trust will be reduced by the amount of any production and development costs, taxes, costs and payments made with respect to the hedge contracts, capital expenditures and post-production costs.

  •
  The trustee may, under certain circumstances, sell the net profits interest and dissolve the trust prior to the expected termination of the trust. As a result, trust unitholders may not recover their investment.

  •
  The disposal by the two members of MV Partners of their remaining trust units may reduce the market price of the trust units.

  •
  There has been no public market for the trust units and no independent appraisal of the value of the net profits interest has been performed.

  •
  The market price for the trust units may not reflect the value of the net profits interest held by the trust.

  •
  Conflicts of interest could arise between MV Partners and the trust unitholders.

  •
  The trust is managed by a trustee who cannot be replaced except at a special meeting of trust unitholders.

  •
  Trust unitholders have limited ability to enforce provisions of the net profits interest.

  •
  Courts outside of Delaware may not recognize the limited liability of the trust unitholders provided under Delaware law.

  •
  The operations of the properties comprising the underlying properties may result in significant costs and liabilities with respect to environmental and operational safety matters, which could reduce the amount of cash available for distribution to trust unitholders.

  •
  The operations of the properties comprising the underlying properties are subject to complex federal, state, local and other laws and regulations that could adversely affect the cash distributions to the trust unitholders.

  •
  The trust has not obtained a ruling from the IRS regarding the tax treatment of ownership of the trust units. If the IRS were to determine that the trust is not a "grantor trust" for federal income tax purposes, the trust unitholders may receive different and less advantageous tax treatment than that described in this prospectus.

  •
  The trust's net profits interest may be characterized as an executory contract in bankruptcy, which could be rejected in bankruptcy, thus relieving MV Partners from its obligations to make payments to the trust with respect to the net profits interest.

  •
  If the financial position of MV Partners degrades in the future, MV Partners may not be able to satisfy its obligations to the trust.

  •
  The trust's receipt of payments based on the hedge contracts depends upon the financial position of the hedge contract counterparties. A default by any of the hedge contract counterparties could reduce the amount of cash available for distribution to the trust unitholders.

Structure of the Trust

        The trust will issue 11,500,000 units to MV Partners prior to the completion of this offering, and MV Partners will sell approximately 65% of these units in this offering, or MV Partners and its two members will sell a combined 75% if the underwriters' option to purchase additional trust units from the members is exercised in full.

        The following chart shows the relationship of MV Partners, the trust and the public trust unitholders, assuming no exercise of the underwriters' option to purchase additional trust units.

(1)
In connection with the closing of this offering, the trust will issue 11,500,000 trust units to MV Partners. MV Partners is offering 7,500,000 trust units to the public pursuant to this offering. Immediately following the closing of this offering, MV Partners intends to sell at the initial public offering price the remaining 4,000,000 trust units to its two members, MV Energy, LLC, which we refer to as "MV Energy," and VAP-I, LLC, which we refer to as "VAP-I," in exchange for cash in the amount of $8.0 million and promissory notes. The underwriters may exercise their option to purchase up to 1,125,000 trust units in the aggregate at the initial public offering price, less the underwriting discounts and commissions, within 30 days of the date of this prospectus from MV Energy and VAP-I on a pro rata basis.

(2)
Represents MV Partners' net interests in the properties comprising the underlying properties. MV Partners' net interests in the properties comprising the underlying properties on average consist of an approximate 94.6% working interest in the leasehold interests to which the underlying properties relate (or, after taking into account royalty interests and other non-working interests, an approximate 83.6% net revenue interest in the oil and natural gas properties to which the underlying properties relate).

The Underlying Properties

        The underlying properties consist of MV Partners' net interests in all of its oil and natural gas properties subject to all royalties and other burdens on production thereon as of the date of conveyance of the net profits interest to the trust. These oil and natural gas properties consist of approximately 985 producing oil and natural gas wells on approximately 202 leases. MV Partners acquired the underlying properties in two transactions, the first of which was in 1998 when it acquired a substantial portion of the underlying properties from a major oil and gas company, and the second of which was in 1999 when it acquired the remaining portion of the underlying properties from a large independent oil and natural gas company. As of June 30, 2006, proved reserves attributable to the underlying properties, as estimated in the reserve report, were approximately 18.7 MMBoe with a PV-10 of $358.7 million. During the six months ended June 30, 2006, average net daily production from the underlying properties was 2,904 Boe per day. MV Partners' net interests in the properties comprising the underlying properties require MV Partners to bear its proportionate share, along with the other working interest owners, of the costs of development and operation of such properties. Affiliates of MV Partners are currently the operators or contract operators of substantially all of the underlying properties. Based on the reserve report, the net profits interest would entitle the trust to receive net proceeds from the sale of production of approximately 11.5 MMBoe of proved reserves during the term of the trust, calculated as 80% of the proved reserves attributable to the underlying properties expected to be produced during the term of the net profits interest. The reserves attributable to the underlying properties include all reserves expected to be economically produced during the life of the properties, whereas the trust is entitled to only receive 80% of the net proceeds from the sale of production of oil, natural gas and natural gas liquids attributable to the underlying properties during the term of the net profits interest.

        MV Partners' interest in the underlying properties after deducting the net profits interest entitles it to 20% of the net proceeds from the sale of production of oil, natural gas and natural gas liquids attributable to the underlying properties during the term of the net profits interest and all of the net proceeds thereafter. The two members of MV Partners also intend to retain approximately 35% of the trust units following the closing of this offering, assuming no exercise of the underwriters' option to purchase additional trust units. The trust units retained by the two members of MV Partners are subject to lock-up arrangements. See "Trust Units Eligible for Future Sale—Lock-up Agreements." MV Partners believes that its retained ownership interests in the underlying properties and its members' ownership of trust units, which collectively entitle MV Partners and its members to receive 48% of the net proceeds from the underlying properties, will provide sufficient incentive to operate (or cause to be operated) and develop the oil and natural gas properties comprising the underlying properties in an efficient and cost-effective manner. In addition, MV Partners has agreed to use commercially reasonable efforts to cause the operators of the underlying properties to operate these properties in the same manner it would if these properties were not burdened by the net profits interest.

Major Producing Areas

        As of June 30, 2006, approximately 76% of the proved reserves attributable to the underlying properties and 62% of the net acres included in the underlying properties are located in the El Dorado Area, which is located in southeastern Kansas, and in the Northwest Kansas Area. The underlying properties are all located in mature fields that are characterized by long histories and numerous additional development opportunities to help reduce the natural decline in production from the underlying properties. See "—Planned Development and Workover Program" for a summary of MV Partners' development plans. Approximately 98% of the future production from the underlying properties is expected to be oil and the remaining production is expected to be natural gas and natural gas liquids.

  •
  El Dorado Area.    As of June 30, 2006, proved reserves attributable to the underlying properties in the El Dorado Area were 6.1 MMBoe. The underlying properties in this area cover approximately 15,405 gross acres (15,393 net acres) in southeastern Kansas. The underlying properties are located in the El Dorado, Augusta and Valley Center Fields. The El Dorado Area has produced more than 370 MMBbls of oil since 1914. Wells in this area produce from a variety of productive zones and primarily from formations of less than 3,000 feet in depth. During the six months ended June 30, 2006, the average net daily production for the underlying properties in this area was approximately 886 Bbls of oil.

  •
  Northwest Kansas Area.    As of June 30, 2006, proved reserves attributable to the underlying properties in the Northwest Kansas Area were 8.2 MMBoe. The underlying properties in this area cover approximately 11,885 gross acres (11,840 net acres) in the Bemis-Shutts, Trapp, Ray and Hansen Fields located in Ellis, Russell and Phillips Counties, Kansas. These fields have produced more than 530 MMBbls of oil since 1928. Wells in this area produce from a variety of productive zones and primarily from formations of less than 4,500 feet in depth. During the six months ended June 30, 2006, the average net daily production for the underlying properties in this area was approximately 1,253 Bbls of oil.

Planned Development and Workover Program

        Since acquiring the underlying properties in 1998 and 1999, MV Partners has implemented a development program on the properties comprising the underlying properties to further develop proved undeveloped reserves and help reduce the natural decline in production. These activities included recompletion of certain existing wells into new producing horizons, the drilling of infill development wells, 3-D seismic surveys, workover programs and implementing new technologies in various projects.

        MV Partners expects total capital expenditures for the underlying properties during the next five years will be approximately $17 million. Of this total, MV Partners contemplates spending approximately $12.8 million to drill approximately 65 development wells in ten project areas and approximately $4.1 million for recompletions and workovers of existing wells. MV Partners expects that these capital projects will add production that will partially reduce the natural decline in production otherwise expected to occur with respect to the underlying properties, as described in more detail below. The trust is not directly obligated to pay any portion of any capital expenditures made with respect to the underlying properties; however, capital expenditures made by MV Partners with respect to the underlying properties will be deducted from the gross proceeds in calculating the net proceeds from which cash will be paid to the trust. As a result, the trust will indirectly bear an 80% (subject to certain limitations during the final three years of the trust, as described below) share of any capital expenditures made with respect to the underlying properties. Accordingly, higher or lower capital expenditures will, in general, directly decrease or increase, respectively, the cash received by the trust in respect of its net profits interest. As the cash received by the trust in respect of the net profits interest will be reduced by the trust's pro rata share of these capital expenditures, MV Partners expects that it will incur capital expenditures with respect to the underlying properties throughout the term of the trust on a basis that balances the impact of the capital expenditures on current cash distributions to the trust unitholders with the longer term benefits of increased oil and natural gas production expected to result from the capital expenditures. In addition, MV Partners may establish a capital reserve of up to $1.0 million to reduce the impact on distributions of uneven capital expenditure timing.

        MV Partners, as the operator of the underlying properties, is entitled to make all determinations related to capital expenditures with respect to the underlying properties, and there are no limitations on the amount of capital expenditures that MV Partners may incur with respect to the underlying properties, except as described below. As the trust unitholders would not be expected to fully realize the benefits of capital expenditures made with respect to the underlying properties towards the end of the term of the trust, during each twelve-month period beginning on the later to occur of (1) June 30, 2023 and (2) the time when 13.2 MMBoe have been produced from the underlying properties and sold (which is the equivalent of 10.6 MMBoe in respect of the net profits interest), capital expenditures that may be taken into account in calculating net proceeds attributable to the net profits interest will be limited to the average annual capital expenditures during the preceding three years, as adjusted for inflation. See "Computation of Net Proceeds—Net Profits Interest."

MV Partners

        MV Partners is a privately-held limited liability company engaged in the exploration, development, production, gathering, aggregation and sale of oil and natural gas from properties located in Kansas and eastern Colorado. MV Partners was formed in August 2006 as a result of the conversion of MV Partners, LP to a limited liability company. MV Partners, LP was formed in 1998 to acquire oil and natural gas properties and related assets located in Kansas and eastern Colorado from a major oil and gas company. MV Energy, LLC, which was also formed in 1998, serves as the sole manager of MV Partners and was previously the general partner of MV Partners, LP until its conversion into a limited liability company in August 2006. MV Energy is owned equally by Vess Acquisition Group, L.L.C. and Murfin, Inc. Vess Oil and Murfin Drilling operate the properties held by MV Partners for which MV Partners is designated as the operator. Vess Oil and Murfin Drilling have collectively operated oil and natural gas properties in Kansas for more than 70 years and, according to the 2005 Kansas Geological Survey, were the largest and the third largest operators of oil and gas properties in Kansas, respectively, measured by production. As of June 30, 2006, MV Partners held interests in approximately 985 gross (902 net) producing wells, and proved reserves of the underlying properties were approximately 18.7 MMBoe.

        For the year ended December 31, 2005, MV Partners had revenues and net income of $36.2 million and $13.1 million, respectively. For the six months ended June 30, 2006, MV Partners had revenues and net income of $17.9 million and $3.5 million, respectively, compared to revenues and net income for the six months ended June 30, 2005 of $15.3 million and $4.8 million, respectively. As of June 30, 2006, MV Partners had total assets of $68.6 million and total liabilities of $127.8 million, including bank debt outstanding of $84.5 million. As of June 30, 2006, the underlying properties owned by MV Partners had a PV-10 of $358.7 million. Giving pro forma effect to the offering of the trust units contemplated by this prospectus and the application of the net proceeds as described in "Use of Proceeds," as of June 30, 2006, MV Partners would have had total assets of $57.9 million and total liabilities of $192.6 million, including bank debt outstanding of $23.5 million.

        The address of MV Partners is 250 N. Water, Suite 300, Wichita, Kansas 67202 and its telephone number is (316) 267-3241.

Key Investment Considerations

        The following are some key investment considerations related to the underlying properties, the net profits interest and the trust units:

  •
  Strong Oil Pricing Fundamentals.    Substantially all of the production from the underlying properties consists of crude oil. Crude oil prices have increased substantially during the last several years, primarily due to increased demand for crude oil on a worldwide basis without a corresponding increase in crude oil production. In addition, geopolitical instability and military conflicts in certain significant oil producing nations have led to supply interruptions and increased uncertainty regarding the levels of future supplies of crude oil. MV Partners has entered into hedge contracts with respect to a large portion of its total estimated oil production from the underlying properties during 2006 through 2010 which hedge contracts are intended to provide returns to unitholders and reduce the fluctuations in cash distributions to unitholders resulting from fluctuations in crude oil prices. As these hedge contracts cease to exist thereafter, unitholders' exposure to fluctuations in commodity prices, particularly fluctuations in crude oil prices, will increase. Under the terms of the conveyance, MV Partners will be prohibited from entering into hedging arrangements covering the oil and natural gas production from the underlying properties following the completion of this offering.

  •
  Long-Lived Oil-Producing Properties.    Oil-producing properties in the Mid-Continent region have historically had stable production profiles and generally had long-lived production, often with total economic lives in excess of 100 years. Since MV Partners acquired the underlying properties in 1998 and 1999, proved reserves attributable to the underlying properties have remained relatively stable, ranging from approximately 24.3 MMBoe as of December 31, 1999, to approximately 18.7 MMBoe as of June 30, 2006. Based on the reserve report, production from the underlying properties is expected to decline at an average annual rate of approximately 3.5% over the next 20 years assuming no additional development drilling or other capital expenditures are made after 2010 on the underlying properties.

  •
  Substantial Proved Developed Producing Reserves.    Proved developed producing reserves are the most valuable and lowest risk category of reserves because production has already commenced and the reserves do not require significant future development costs. Proved developed producing reserves attributable to the underlying properties represent approximately 88% of the discounted present value of estimated future net revenues from the underlying properties.

  •
  Ongoing Development Activities.    MV Partners has identified multiple locations on the underlying properties where it intends to drill new infill wells and recomplete existing wells into new horizons in the future. See "—Planned Development and Workover Program" for a summary of MV Partners' development plans. These locations are currently classified as proved undeveloped reserves on the reserve report. If these wells are successfully completed, the additional production from these wells could help reduce the natural decline in production from the underlying properties. Any additional revenue received by MV Partners from this additional production could have the effect of increasing future distributions to the trust unitholders. In addition, because many of these wells are drilled to a shallow depth or involve the use of existing wellbores, the cost of drilling these wells is generally less than the cost of a typical development well.

  •
  Operational Control.    The right to operate an oil and natural gas lease is important because the operator can control the timing and amount of discretionary expenditures for operational and development activities. MV Partners is designated as the operator of approximately 96% of the underlying properties, based on the discounted present value of estimated future net revenues. Vess Oil and Murfin Drilling, each of which is an affiliate of MV Partners, operate, on a contract basis, the underlying properties for which MV Partners is designated as the operator.

  •
  Aligned Interests of Sponsor.    Following the closing of this offering, MV Partners and its members will be entitled to receive 48% of the net proceeds attributable to the sale of oil, natural gas and natural gas liquids produced from the underlying properties, assuming no exercise of the underwriters' option to purchase additional trust units. This 48% interest will consist of (1) the 20% of the net proceeds from the sale of production of oil, natural gas and natural gas liquids attributable to the underlying properties that is retained by MV Partners after transferring to the trust the net profits interest and (2) the ownership by the members of MV Partners of approximately 35% of the trust units following the closing of this offering, assuming no exercise of the underwriters' option to purchase additional trust units.

  •
  Downside Oil Price Protection During the First Five Years of the Trust.    The gross proceeds will be based on the market prices realized for oil, natural gas and natural gas liquids produced from the underlying properties net of all payments made by MV Partners to hedge contract counterparties upon monthly settlements of the hedge contracts that relate to a portion of the anticipated oil production attributable to the underlying properties. In addition, the trust will be entitled to receive 80% of all amounts payable to MV Partners from hedge contract counterparties upon monthly settlements of the hedge contracts. For the years 2006, 2007 and 2008, MV Partners has entered into swap contracts and costless collars at prices ranging from $56 to $68 per barrel of oil that hedge approximately 82% to 86% of expected production from the proved developed producing reserves attributable to the underlying properties in the reserve report. For the years 2009 and 2010, MV Partners has entered into swap contracts at prices ranging from $63 to $71 per barrel of oil that hedge approximately 80% of expected production from the proved developed producing reserves attributable to underlying properties in the reserve report. These hedge contracts should reduce the commodity price-related risks inherent in holding interests in oil, a commodity that has historically been characterized by significant price volatility, during the term of the hedge contracts.

  •
  Diversified Well Locations.    The proved reserves attributable to the underlying properties are allocated among approximately 985 producing wells located in 20 counties in Kansas and Colorado. As a result, the loss of production from any one well or group of wells is not likely to have a material adverse effect on the net proceeds from the sale of production that are allocable to the trust.

Summary Proved Reserves

        Summary Proved Reserves of Underlying Properties and Net Profits Interest.    As of June 30, 2006, estimated proved reserves attributable to the underlying properties were approximately 98% oil and 2% natural gas and natural gas liquids, based on the reserve report. The following table sets forth, as of June 30, 2006, certain estimated proved oil, natural gas and natural gas liquid reserves, estimated future net revenues and the discounted present value thereof attributable to the underlying properties and the net profits interest, in each case derived from the reserve report. The reserve report was prepared by Cawley, Gillespie & Associates, Inc. in accordance with criteria established by the Securities and Exchange Commission, or SEC. Proved reserves reflected in the table below for the underlying properties and the net profits interest are based on oil, natural gas and natural gas liquid prices realized by MV Partners as of June 30, 2006, which were $70.68 per Bbl of oil, $5.07 per Mcf of natural gas and $56.37 per Bbl of natural gas liquids. Oil equivalents in the table are the sum of the Bbls of oil, the Boe of the stated Mcfs of natural gas, calculated on the basis that six Mcfs of natural gas is the energy equivalent of one Bbl of oil, and the Boe of the stated Bbls of natural gas liquids, calculated on the basis that 1.54 Bbls of natural gas liquids is the energy equivalent of one Bbl of oil. The estimated future net revenues attributable to the net profits interest as of June 30, 2006, are net of the trust's proportionate share of all costs deducted from revenue pursuant to the terms of the conveyance creating the net profits interest and include only the reserves attributable to the underlying properties that are expected to be produced within the term of the net profits interest. The estimated future net revenues from proved reserves also gives effect to the impact of the hedge contracts on the price received in connection with the sale of oil production from the underlying properties. The reserve report is included as Appendix A to this prospectus.

	Proved Reserves				Estimated Future Net Revenues from Proved Reserves
	Oil (MBbl)	Natural Gas (MMcf)	Natural Gas Liquids (MBbl)	Oil Equivalent (MBoe)	Undiscounted	Discounted(1)
					(in thousands, except per unit data)
Underlying properties (100%)(2)	18,424	1,422	106	18,730	$784,132	$358,737
Underlying properties (80%)(3)	11,302	1,006	71	11,516	$523,423	$278,629
Net profits interest(4)	7,318	683	48	7,463	$523,423	$278,629
Amount per trust unit(5)	—	—	—	—	$45.52	$24.23

(1)
The present values of estimated future net revenues for the underlying properties and the net profits interest were determined using a discount rate of 10% per annum. As of June 30, 2006, MV Partners was structured as a limited partnership. Accordingly, no provision for federal or state income taxes has been provided because taxable income was passed through to the members of MV Partners. Therefore, the standardized measure of the underlying properties is equal to the PV-10, which totaled $358.7 million as of June 30, 2006.

(2)
Reserve volumes and estimated future net revenues for the underlying properties reflect volumes and revenues attributable to MV Partners' net interest in the properties comprising the underlying properties.

(3)
Reflects 80% of proved reserves attributable to the underlying properties expected to be produced within the term of the net profits interest based on the reserve report. Estimated future net revenues from proved reserves takes into account future estimated costs that are deducted in calculating net proceeds.

(4)
Proved reserves for the net profits interest are calculated as (x) 80% of proved reserves of the underlying properties less (y) reserve quantities of a sufficient value to pay 80% of the future estimated costs that are deducted in calculating net proceeds. Accordingly, proved reserves for the net profits interest reflect quantities expected to be produced during the term of the net profits interest that are calculated after reductions for future costs and expenses based on price and cost assumptions used in the reserve estimates. Estimated future net revenues from proved reserves takes into account future estimated costs that are deducted in calculating net proceeds.

(5)
Assumes 11,500,000 trust units outstanding.

        Annual Production Attributable to Net Profits Interest.    The following graph shows estimated monthly production of total proved reserves attributable to the net profits interest during the term of the net profits interest based upon the pricing and other assumptions set forth in the reserve report. This graph presents the total proved reserves broken down by three reserve categories: proved developed producing, proved developed non-producing and proved undeveloped reserves, which demonstrates the impact of developmental drilling and well re-completion and workover activities that MV Partners expects to undertake with respect to the underlying properties within the next five years. For a description of MV Partners' planned development, workover and recompletion programs over the next five years, see "The Underlying Properties—Planned Development and Workover Program."

Historical Results from the Underlying Properties

        The selected financial data presented below should be read in conjunction with the audited statements of historical revenues and direct operating expenses and the unaudited statements of historical revenues and direct operating expenses of the underlying properties, the related notes and "Discussion and Analysis of Historical Results of the Underlying Properties" included elsewhere in this prospectus. The following table sets forth revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying properties for the three years in the period ended December 31, 2005, and for the six-month periods ended June 30, 2005 and 2006, derived from the underlying properties' audited and unaudited statements of historical revenues and direct operating expenses included elsewhere in this prospectus. The unaudited statements were prepared on a basis consistent with the audited statements and, in the opinion of MV Partners, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying properties for the periods presented.

	Year ended December 31,			Six months ended June 30
	2003	2004	2005	2005	2006
	(in thousands)
Revenues:
Oil sales	$34,610	$44,364	$57,353	$25,868	$32,928
Natural gas sales	562	571	609	229	314
Natural gas liquid sales	247	294	312	133	151
Hedge and other derivative activity	(7,383)	(14,403)	(22,319)	(10,912)	(15,587)

Total	28,036	30,826	35,955	15,318	17,806

Direct operating expenses:
Lease operating expenses	10,156	10,430	11,307	5,237	5,565
Lease maintenance	1,334	1,454	1,916	584	1,052
Lease overhead	2,047	2,015	2,068	1,016	1,097
Production and property tax	1,322	1,389	1,867	945	1,864

Total	14,859	15,288	17,158	7,782	9,578

Excess of revenues over direct operating expenses	$13,177	$15,538	$18,797	$7,536	$8,228

        MV Partners has historically entered into certain hedging arrangements and other derivatives to reduce the exposure of the revenues from oil production for the underlying properties to fluctuations in crude oil prices. In addition, MV Partners was required under the terms of its original agreement of limited partnership to hedge approximately 80% of its expected annual proved producing reserves. As a result of the repurchase of the limited partner interest in MV Partners in 2005 as described in "MV Partners," this requirement is no longer in effect. From 2003 to 2005, approximately 70% to 74% of the actual oil production volumes were subject to these hedging arrangements with settlement prices ranging from $20.10 to $33.60 per barrel. During that same period, the average NYMEX price per barrel of crude oil was between $31.07 and $56.67. These hedging arrangements have now expired and will not impact the amount of cash available for distribution to the trust. The settlement prices of the existing hedge contracts range from $56 to $71 and are more consistent with current crude oil prices. The following table sets forth the excess of revenues over direct operating expenses for the underlying properties, excluding the effects of hedges and other derivative activity, for the years ended December 31, 2003, 2004 and 2005 and for the six months ended June 30, 2005 and 2006. Although not prescribed by generally accepted accounting principles, MV Partners believes the presentation of this information is relevant and useful because it helps investors in the trust units understand the operating performance of the underlying properties unaffected by these hedging arrangements and other derivatives, which have now expired. The management of MV Partners uses this information for similar purposes. These amounts should not be considered in isolation from or as a substitute for any other financial measure.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
	(in thousands)
Excess of revenues over direct operating expenses	$13,177	$15,538	$18,797	$7,536	$8,228
Hedge and other derivative activity	7,383	14,403	22,319	10,912	15,587

Excess of revenues over direct operating expenses excluding hedge and other derivative activity	$20,560	$29,941	$41,116	$18,448	$23,815

        Under the terms of the conveyance of the net profits interest, all lease operating expenses, maintenance expenses and capital expenditures (including the cost of workovers and recompletions, drilling costs and development costs), amounts that may be reserved for future capital expenditures (which may not exceed $1.0 million in the aggregate), post-production costs, production and property taxes paid by MV Partners will be deducted from the gross proceeds derived from the sale of production from the underlying properties and any payments made by MV Partners under the hedge contracts will be included for purposes of determining the amount of the quarterly net profits interest payment to be made to the trust. In addition, the trust will be entitled to receive 80% of all amounts payable to MV Partners from hedge contract counterparties upon monthly settlements of the hedge contracts. Trust unitholders are not obligated to bear any administrative expenses of MV Partners, except that the trust has entered into an administrative services agreement with MV Partners pursuant to which MV Partners has agreed to perform specified administrative services on behalf of the trust, for which MV Partners will be paid an annual fee of $60,000, increasing at 4% per year beginning in January 2007. See "Computation of Net Proceeds" and "Description of the Trust Agreement."

        The following table provides oil and natural gas sales volumes, average sales prices and capital expenditures relating to the underlying properties for the three years in the period ended December 31, 2005, and for the six-month periods ended June 30, 2005 and 2006. Sales volumes for natural gas liquids during the periods presented were not significant. Average prices do not include the effect of hedge and other derivative activity.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
Operating data:
Sales volumes:
Oil (MBbls)	1,198	1,127	1,058	520	515
Natural gas (MMcf)	116	104	89	39	51
Average prices:
Oil (per Bbl)	$28.89	$39.37	$54.21	$49.73	$63.92
Natural gas (per Mcf)	$4.84	$5.51	$6.83	$5.86	$6.15
Capital expenditures (in thousands):
Property acquisition	$1,108	$1,380	$1,895	$732	$752
Well development	172	297	381	299	46

Total	$1,280	$1,677	$2,276	$1,031	$798

Summary Projected Cash Distributions

        The following table sets forth a projection of cash distributions to holders of trust units who own trust units as of the record date for the distribution related to oil, natural gas and natural gas liquid production for the first quarter of 2007 and continue to own those trust units through the record date for the cash distribution payable with respect to oil, natural gas and natural gas liquid production for the last quarter of 2007. The table also reflects the methodology for calculating the projected cash distribution. The cash distribution projections were prepared by MV Partners for the twelve months ending December 31, 2007, on an accrual of production basis based on the hypothetical assumptions that are described below and in "Projected Cash Distributions—Significant Assumptions Used to Prepare the Projected Cash Distributions."

        MV Partners does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of MV Partners has prepared the projected financial information set forth below to present the projected cash distributions to the holders of the trust units based on the estimates and hypothetical assumptions described below. The accompanying unaudited projected financial information was generally prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants, which we refer to as the "AICPA." The preparation of the projected financial information diverged from the AICPA's guidelines, however, in that the AICPA recommends that projected financial information not be presented to persons who do not have the opportunity to negotiate directly with the preparer of such information.

        In the view of MV Partners' management, the accompanying unaudited projected financial information was prepared on a reasonable basis and reflects the best currently available estimates and judgments of MV Partners related to oil, natural gas and natural gas liquid production, operating expenses and capital expenses, based on:

  •
  the oil, natural gas and natural gas liquid production estimates contained in the reserve report included as Appendix A to this prospectus; and

  •
  the lease operating expenses, lease maintenance and development expenses, lease overhead expenses, production and property taxes and hedge settlement expenses for the twelve months ending December 31, 2007, contained in the reserve report.

        The projected financial information was also based on the hypothetical assumption that prices for oil, natural gas and natural gas liquids remain constant during the twelve months ending December 31, 2007, at First Call consensus price forecasts for 2007 as of August 3, 2006, which were $63.04 per Bbl of oil and $8.08 per Mcf of natural gas (which prices exclude the effects of financial hedging arrangements). Because there is no First Call consensus price for natural gas liquids, MV Partners used a hypothetical price equal to approximately 80% of the price used in the projected cash distribution table for oil, which is consistent with the historical pricing realized by MV Partners for natural gas liquids and is the methodology used in the reserve report. These hypothetical prices were adjusted to take into account MV Partners' estimate of the basis differential (based on location and quality of the production) between published prices and the prices actually received by MV Partners. Actual prices paid for oil, natural gas and natural gas liquids expected to be produced from the underlying properties in 2007 will likely differ from these hypothetical prices due to fluctuations in the prices generally experienced with respect to the production of oil, natural gas and natural gas liquids, and such prices may be higher or lower than utilized for purposes of the projected financial information. For example, the published average monthly closing NYMEX crude oil spot price per Bbl was $67.04 for the six months ended June 30, 2006, with the monthly closing prices ranging from $62.02 to $71.03 during such period. See "Risk Factors—The amounts of the cash distributions by the trust are subject to fluctuation as a result of changes in oil, natural gas and natural gas liquid prices."

        MV Partners utilized these production estimates, hypothetical oil, natural gas and natural gas liquid prices and cost estimates in preparing the projected financial information. This methodology is consistent with the requirements of the SEC for estimating oil, natural gas and natural gas liquid reserves and discounted present value of future net revenues attributable to the net profits interest, other than the use of First Call consensus price forecasts rather than the use of constant prices based on the prices in effect at the time of the reserve estimate as required by the rules and regulations of the SEC. The actual production amounts, commodity prices and costs for 2007, however, are not known for certain, and the projected financial information should not be relied upon as being necessarily indicative of future results. Readers of this prospectus are cautioned not to place undue reliance on the projected financial information.

        Neither MV Partners' independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

        The projections and the estimates and hypothetical assumptions on which they are based are subject to significant uncertainties, many of which are beyond the control of MV Partners or the trust. Actual cash distributions to trust unitholders, therefore, could vary significantly based upon events or conditions occurring that are different from the events or conditions assumed to occur for purposes of these projections. Cash distributions to trust unitholders will be particularly sensitive to fluctuations in oil, natural gas and natural gas liquid prices. See "Risk Factors—The amounts of the cash distributions by the trust are subject to fluctuation as a result of changes in oil, natural gas and natural gas liquid prices." As a result of typical production declines for oil and natural gas properties, production estimates generally decrease from year to year, and the projected cash distributions shown in the table below are not necessarily indicative of distributions for future years. See "Projected Cash Distributions—Sensitivity of Projected Cash Distributions to Oil, Natural Gas and Natural Gas Liquid Production," which shows projected effects on cash distributions from hypothetical changes in oil production. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment. See "Risk Factors—The reserves attributable to the underlying properties are depleting assets and production from those reserves will diminish over time. Furthermore, the trust is precluded from acquiring other oil and natural gas properties or net profits interests to replace the depleting assets and production."

Projected Cash Distributions	Projection for Twelve Months Ending December 31, 2007, Based on Oil, Natural Gas and Natural Gas Liquid Production in Reserve Report
(dollars in thousands, except per Bbl, Mcf and per unit amounts)
Underlying Properties sales volumes:
Oil (MBbls)	1,104.0
Natural gas (MMcf)	131.5
Natural gas liquids (MBbls)	8.6
Assumed sales price:
Oil (per Bbl)	$58.74
Natural gas (per Mcf)	$6.85
Natural gas liquids (Bbls)	$46.84
Calculation of net proceeds:
Gross proceeds:
Oil sales	$64,846
Natural gas sales	901
Natural gas liquid sales	405
Payments made to settle hedge contracts	(908)

Total	$65,244

Costs:
Lease operating expenses	$11,727
Lease maintenance and development expenses	5,135
Lease overhead expenses	2,239
Production and property taxes	2,477

Total	$21,578

Net proceeds	$43,666

Percentage allocable to net profits interest	80%
Net proceeds to trust from net profits interest	$34,933

Amounts payable to MV Partners to settle hedge contracts	$550
Percentage allocable to trust	80%
Payments to trust from hedge contracts	440

Total cash proceeds to trust	35,373

Trust administrative expenses	662

Projected cash distribution on trust units	$34,711

Projected cash distribution per trust unit(1)	$3.02

(1)
Assumes 11,500,000 trust units outstanding.

        For more information about the estimates and hypothetical assumptions made in preparing the table above, see "Projected Cash Distributions—Significant Assumptions Used to Prepare the Projected Cash Distributions."

The Offering

Trust units offered by MV Partners	7,500,000
Trust units outstanding	11,500,000
Use of proceeds
MV Partners is offering all of the trust units to be sold in this offering and MV Partners will receive all proceeds from the offering, other than the 1,125,000 trust units being offered by MV Energy and VAP-I pursuant to the underwriters' option to purchase additional trust units and the proceeds derived therefrom. MV Partners will use the net proceeds from this offering to repay existing indebtedness, and to repurchase a portion of the outstanding equity interests of VAP-I, to make a cash distribution to the members of MV Partners or any combination of the foregoing. See "Use of Proceeds."
Proposed NYSE symbol	MVO
Quarterly cash distributions
Actual cash distributions to the trust unitholders will depend upon the quantity of oil, natural gas and natural gas liquids produced from the underlying properties, the prices received for oil, natural gas and natural gas liquid production and other factors. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment. Oil, natural gas and natural gas liquid production from proved reserves attributable to the underlying properties is expected to decline over the term of the trust. See "Risk Factors."

It is expected that quarterly cash distributions during the term of the trust will be made by the trustee on or before the 25th day of the month following the end of each quarter to the trust unitholders of record on the 15th day of the month following the end of each quarter (or the next succeeding business day). The first distribution from the trust to the trust unitholders will be made on or about January 25, 2007 to trust unitholders owning trust units on January 15, 2007. The first distribution is likely to be larger than subsequent distributions because it will reflect proceeds from more than one calendar quarter of production.
Net profits interest
The net profits interest will be conveyed to the trust out of MV Partners' net interests in the properties comprising the underlying properties. The net profits interest will entitle the trust to receive 80% of the net proceeds during the term of the trust from the sale of production of oil, natural gas and natural gas liquids attributable to MV Partners' interests in the properties comprising the underlying properties.

Termination of the trust
The net profits interest will terminate on the later to occur of (1) June 30, 2026, or (2) the time when 14.4 MMBoe have been produced from the underlying properties and sold (which amount is the equivalent of 11.5 MMBoe in respect of the trust's right to receive 80% of the net proceeds from the underlying properties pursuant to the net profits interest), and the trust will soon thereafter wind up its affairs and terminate.
Net proceeds
The conveyance creating the net profits interest entitles the trust to receive an amount of cash for each quarter equal to 80% of the net proceeds from the sale of oil, natural gas and natural gas liquid production from the underlying properties net of all payments made under existing hedge contracts. In general, "gross proceeds" means the sales price received by MV Partners from sales of oil, natural gas and natural gas liquids produced during a quarter attributable to the underlying properties net of all payments made by MV Partners to hedge contract counterparties upon monthly settlements of the hedge contracts, while "net proceeds" equals the gross proceeds, less all lease operating expenses, maintenance expenses and capital expenses (including the cost of workovers and recompletions, drilling costs and development costs), amounts that may be reserved for future capital expenditures (which may not exceed $1.0 million in the aggregate), post-production costs and production and property taxes paid by MV Partners. In addition, the trust will be entitled to receive 80% of all amounts payable to MV Partners from hedge contract counterparties upon monthly settlements of the hedge contracts. For a more detailed description of the determination of "net proceeds," see "Computation of Net Proceeds."
Administrative services fee payable to MV Partners
MV Partners will be entitled to receive an annual administrative services fee, payable quarterly, during the term of the trust, for providing accounting, bookkeeping and informational services relating to the net profits interest. The annual fee will total $60,000 in 2006 and will increase by 4% each year beginning in January 2007. A more detailed description of the administrative services fee is set forth under the caption "The Trust—Administrative Services Fee."

Reserves
Based on the reserve report, the net profits interest would entitle the trust to receive net proceeds from the sale of production of approximately 11.5 MMBoe of proved reserves attributable to the underlying properties during the term of the trust, calculated as 80% of the proved reserves attributable to the underlying properties expected to be produced during the term of the trust. Of these reserves, as of June 30, 2006, approximately 9.8 MMBoe were classified as proved developed producing reserves and approximately 1.7 MMBoe were classified as proved developed non-producing and proved undeveloped.
Summary of income tax consequences
Trust unitholders will be taxed directly on the income from assets of the trust. The net profits interest should be treated as a debt instrument for federal income tax purposes, and a trust unitholder in that event will be required to include in his income his share of the interest income on such debt instrument as it accrues in accordance with the rules applicable to contingent payment debt instruments contained in the Internal Revenue Code of 1986, as amended and the corresponding regulations, as well as his share of any income on the trust's hedges. If the net profits interest is not treated as a debt instrument, then a trust unitholder would be allowed to recoup its basis in the net profits interest on a schedule that is in proportion to production from the net profits interest and that is more favorable to a trust unitholder than the schedule on which basis will be recovered if the net profits interest is treated as a debt instrument for federal income tax purposes. However, the deductions that would be allowed to an individual trust unitholder in that event may be itemized deductions, the deductibility of which would be subject to limitations that may or may not apply depending upon the trust unitholder's circumstances. See "Federal Income Tax Consequences."

Investing in Trust Units

        Investing in these trust units differs from investing in corporate common stock because:

  •
  trust unitholders are owed a fiduciary duty by the trustee, but not by MV Partners;

  •
  trust unitholders have limited voting rights;

  •
  trust unitholders are taxed directly on their share of trust net income;

  •
  substantially all trust income must be distributed to trust unitholders; and

  •
  trust assets are limited to the net profits interest, which has a finite economic life.

RISK FACTORS

The amounts of the cash distributions by the trust are subject to fluctuation as a result of changes in oil, natural gas and natural gas liquid prices.

        The reserves attributable to the underlying properties and the quarterly cash distributions of the trust are highly dependent upon the prices realized from the sale of oil, natural gas and natural gas liquids. Prices of oil, natural gas and natural gas liquids can fluctuate widely on a quarter-to-quarter basis in response to a variety of factors that are beyond the control of the trust and MV Partners. These factors include, among others:

  •
  political conditions or hostilities in oil and natural gas producing regions, including the Middle East and South America;

  •
  weather conditions or force majeure events;

  •
  levels of supply of and demand for oil, natural gas and natural gas liquids;

  •
  U.S. and worldwide economic conditions;

  •
  the price and availability of alternative fuels;

  •
  the proximity to, and capacity of, refineries and gathering and transportation facilities; and

  •
  energy conservation and environmental measures.

        Moreover, government regulations, such as regulation of natural gas gathering and transportation and possible price controls, can affect commodity prices in the long term.

        Recent oil prices have been high compared to historical prices. For example, the NYMEX crude oil spot prices per Bbl were $31.20, $32.55, $43.46 and $61.04 as of December 31, 2002, 2003, 2004 and 2005, respectively, and were $73.93 as of June 30, 2006.

        MV Partners has entered into hedge contracts relating to a portion of the oil volumes expected to be produced from the underlying properties, and will assign to the trust the right to receive 80% of the proceeds from these contracts. These hedge contracts, however, do not cover all of the oil volumes that are expected to be produced during the term of the trust. Furthermore, MV Partners has not entered into any hedge contracts relating to oil volumes expected to be produced after 2010, and the terms of the conveyance of the net profits interest will prohibit MV Partners from entering into new hedging arrangements following the completion of this offering. As a result, the amounts of the cash distributions may fluctuate significantly after 2010 as a result of changes in commodity prices because there will be no hedge contracts in place to reduce the effects of any changes in commodity prices. In addition, the hedge contracts are subject to counterparty nonperformance and other risks. For a discussion of the hedge contracts, see "The Underlying Properties—Hedge and Derivative Contracts."

        Lower prices of oil, natural gas and natural gas liquids will reduce the amount of the net proceeds to which the trust is entitled and may ultimately reduce the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties. As a result, the operator of any of the underlying properties could determine during periods of low commodity prices to shut in or curtail production from wells on the underlying properties. In addition, the operator of the underlying properties could determine during periods of low commodity prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. Because the underlying properties are mature, with many of them being in production since the early 1900's, decreases in commodity prices could have a more significant effect on the economic viability of these properties as compared to more recently discovered properties. The commodity price sensitivity of these mature wells is due to a culmination of factors that vary from well-to-well, including the additional costs associated with water handling and disposal, chemicals, surface equipment maintenance, downhole casing repairs and reservoir pressure maintenance activities that are necessary to maintain production. As a result, the volatility of commodity prices may cause the amount of future cash distributions to trust unitholders to fluctuate, and a substantial decline in the price of oil, natural gas or natural gas liquids will reduce the amount of cash available for distribution to the trust unitholders.

Actual reserves and future net revenues may be less than current estimates of proved reserves, which could reduce cash distributions by the trust and the value of the trust units.

        The value of the trust units and the amount of future cash distributions to the trust unitholders will depend upon, among other things, the accuracy of the production and reserves estimated to be attributable to the underlying properties and the net profits interest. Estimating production and reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary both positively and negatively from estimates and those variations could be material. Petroleum engineers consider many factors and make assumptions in estimating production and reserves. Those factors and assumptions include:

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  historical production from the area compared with production rates from other producing areas;

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  the assumed effect of governmental regulation; and

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  assumptions about future prices of oil, natural gas and natural gas liquids, production and development expenses, gathering and transportation costs, severance and excise taxes and capital expenditures.

Changes in these assumptions can materially increase or decrease production and reserve estimates.

        The estimated reserves attributable to the net profits interest and the estimated future net revenues attributable to the net profits interest are based on estimates of reserve quantities and revenues for the underlying properties. See "The Underlying Properties—Reserves" for a discussion of the method of allocating proved reserves to the underlying properties and the net profits interest. The quantities of reserves attributable to the underlying properties and the net profits interest may decrease in the future as a result of future decreases in the price of oil, natural gas or natural gas liquids.

Risks associated with the production, gathering, transportation and sale of oil, natural gas and natural gas liquids could adversely affect cash distributions by the trust.

        The revenues of the trust, the value of the trust units and the amount of cash distributions to the trust unitholders will depend upon, among other things, oil, natural gas and natural gas liquid production and prices and the costs incurred by MV Partners to develop and exploit oil and natural gas reserves attributable to the underlying properties. Drilling, production or transportation accidents that temporarily or permanently halt the production and sale of oil, natural gas and natural gas liquids at any of the underlying properties will reduce trust distributions by reducing the amount of net proceeds available for distribution. For example, accidents may occur that result in personal injuries, property damage, damage to productive formations or equipment and environmental damages. Any costs incurred by MV Partners in connection with any such accidents that are not insured against will have the effect of reducing the net proceeds available for distribution to the trust. In addition, curtailments or damage to pipelines used by MV Partners to transport oil, natural gas and natural gas liquid production to markets for sale could reduce the amount of net proceeds available for distribution. Any such curtailment or damage to the gathering systems used by MV Partners could also require MV Partners to find alternative means to transport the oil, natural gas and natural gas liquid production from the underlying properties, which alternative means could require MV Partners to incur additional costs that will have the effect of reducing net proceeds available for distribution.

The trust and the public trust unitholders will have no voting or managerial rights with respect to MV Partners, the operator of the underlying properties. As a result, public trust unitholders will have no ability to influence the operation of the underlying properties.

        Oil and natural gas properties are typically managed pursuant to an operating agreement among the working interest owners of oil and natural gas properties. The typical operating agreement contains procedures whereby the owners of the working interests in the property designate one of the interest owners to be the operator of the property. Under these arrangements, the operator is typically responsible for making all decisions relating to drilling activities, sale of production, compliance with regulatory requirements and other matters that affect the property.

        MV Partners is currently designated as the operator of substantially all of the properties comprising the underlying properties. MV Partners has contracted with two of its affiliates, Vess Oil and Murfin Drilling, to operate these properties on its behalf. Neither the trustee nor the public trust unitholders has any contractual ability to influence or control the field operations of, sale of oil and natural gas from, or future development of, these properties. Also, the public trust unitholders have no voting rights with respect to MV Partners and, therefore, will have no managerial, contractual or other ability to influence MV Partners' or its affiliates' activities as operator of the oil and natural gas properties to which substantially all the underlying properties relate.

Shortages of oil field equipment, services and qualified personnel available to MV Partners could reduce the amount of cash available for distribution.

        The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Historically, there have been shortages of drilling rigs and other oilfield equipment as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil and natural gas prices generally stimulate demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. As part of its development plan for the underlying properties, MV Partners expects to drill approximately 65 development wells and conduct recompletion and workover operations on existing wells included in the underlying properties. See "The Underlying Properties—Planned Development and Workover Program" for a description of MV Partners' development plans. Shortages of field personnel and equipment or price increases could significantly decrease the amount of cash available for distribution to the trust unitholders, or restrict the ability of MV Partners to drill the wells and conduct the operations which it currently has planned for the underlying properties.

MV Partners may transfer all or a portion of the underlying properties at any time, subject to specified limitations, and MV Partners may abandon individual wells or properties that it reasonably believes to be uneconomic. Under these circumstances, trust unitholders will have no ability to prevent MV Partners from transferring the underlying properties to another operator, even if the trust unitholders do not believe that operator would operate the underlying properties in the same manner as MV Partners.

        MV Partners may at any time transfer all or part of the underlying properties. Trust unitholders will not be entitled to vote on any transfer of the underlying properties, and the trust will not receive any proceeds from any such transfer, except in the limited circumstances when the net profits interest is released in connection with such transfer, in which case the trust will receive an amount equal to the fair market value of the net profits interest released. See "The Underlying Properties—Sale and Abandonment of Underlying Properties." Following any material sale or transfer of any of the underlying properties, such underlying properties will continue to be subject to the net profits interest of the trust, but the net proceeds from the transferred property would be calculated separately, but not differently than as described in this prospectus, and the net proceeds attributable to the transferred underlying properties would be required to be paid by the transferee to the trust. The transferee would be responsible for all of MV Partners' obligations relating to the net profits interest on the portion of the underlying properties transferred, and MV Partners would have no continuing obligation to the trust for those properties.

        MV Partners or any transferee of the underlying properties may abandon any well or property if it reasonably believes that the well or property can no longer produce oil or natural gas in commercially economic quantities. This could result in termination of the net profits interest relating to the abandoned well or property. In making such decisions, MV Partners and any such transferee will be required under the applicable conveyance to act as a reasonably prudent operator in the State of Kansas under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the net profits interest as a burden on such property.

The reserves attributable to the underlying properties are depleting assets and production from those reserves will diminish over time. Furthermore, the trust is precluded from acquiring other oil and natural gas properties or net profits interests to replace the depleting assets and production.

        The net proceeds payable to the trust from the net profits interest are derived from the sale of oil, natural gas and natural gas liquids produced from the underlying properties and proceeds, if any, received by MV Partners upon settlement of the hedge contracts. The reserves attributable to the underlying properties are depleting assets, which means that the reserves attributable to the underlying properties will decline over time. As a result, the quantity of oil and natural gas produced from the underlying properties is expected to decline over time. Based on the estimated production volumes in the reserve report, the oil and natural gas production from proved reserves attributable to the underlying properties is projected to decline at an average annual rate of approximately 3.5% over the next 20 years assuming no additional development drilling or other capital expenditures are made after 2010 on the underlying properties. The anticipated rate of decline is an estimate and actual decline rates may vary from those estimated. The net profits interest will terminate on the later to occur of (1) June 30, 2026, or (2) the time when 14.4 MMBoe have been produced from the underlying properties and sold (which amount is the equivalent of 11.5 MMBoe in respect of the trust's right to receive 80% of the net proceeds from the underlying properties pursuant to the net profits interest).

        Future maintenance projects on the underlying properties beyond those which are currently estimated may affect the quantity of proved reserves that can be economically produced from the underlying properties. The timing and size of these projects will depend on, among other factors, the market prices of oil, natural gas and natural gas liquids. In addition, because MV Partners has agreed to limit the amount of capital expenditures that may be taken into account in calculating net proceeds attributable to the net profits interest during a specified period preceding the termination of the net profits interest, MV Partners may choose to delay certain capital projects that may otherwise benefit the trust unitholders until the termination of the net profits interest. If operators of the wells to which the underlying properties relate do not implement required maintenance projects when warranted, the future rate of production decline of proved reserves may be higher than the rate currently expected by MV Partners or estimated in the reserve report.

        The trust agreement will provide that the trust's business activities will be limited to owning the net profits interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance related to the net profits interest. As a result, the trust will not be permitted to acquire other oil and natural gas properties or net profits interests to replace the depleting assets and production attributable to the net profits interest.

        Because the net proceeds payable to the trust are derived from the sale of depleting assets, the portion of the distributions to unitholders attributable to depletion may be considered a return of capital as opposed to a return on investment. Eventually, the net profits interest may cease to produce in commercial quantities and the trust may, therefore, cease to receive any distributions of net proceeds therefrom.

The amount of cash available for distribution by the trust will be reduced by the amount of any production and development costs, taxes, costs and payments made with respect to the hedge contracts, capital expenditures and post-production costs.

        Production and development costs on the underlying properties are deducted in the calculation of the trust's share of net proceeds. In addition, production and property taxes and any costs or payments associated with the hedge contracts, capital expenditures or post-production costs will be deducted in the calculation of the trust's share of net proceeds. Accordingly, higher or lower production and development expenses, taxes, capital expenditures and post-production costs will directly decrease or increase the amount received by the trust in respect of its net profits interest. For a summary of these costs for the last three years, see "The Underlying Properties." Historical costs may not be indicative of future costs.

        If development and production costs of the underlying properties exceed the proceeds of production from the underlying properties, the trust will not receive net proceeds from those properties until future proceeds from production exceed the total of the excess costs plus accrued interest during the deficit period. Development activities may not generate sufficient additional revenue to repay the costs.

The trustee may, under certain circumstances, sell the net profits interest and dissolve the trust prior to the expected termination of the trust. As a result, trust unitholders may not recover their investment.

        The trustee must sell the net profits interest if the holders of a majority of the trust units approve the sale or vote to dissolve the trust. The trustee must also sell the net profits interest if the annual gross proceeds from the underlying properties attributable to the net profits interest are less than $1.0 million for each of any two consecutive years. The sale of the net profits interest will result in the dissolution of the trust. The net proceeds of any such sale will be distributed to the trust unitholders.

        The net profits interest will terminate on the later to occur of (1) June 30, 2026, or (2) the time when 14.4 MMBoe have been produced from the underlying properties and sold (which amount is the equivalent of 11.5 MMBoe in respect of the trust's right to receive 80% of the net proceeds from the underlying properties pursuant to the net profits interest). The trust unitholders will not be entitled to receive any net proceeds from the sale of production from the underlying properties following the termination of the net profits interest. Therefore, the market price of the trust units will likely diminish towards the end of the term of the net profits interest because the cash distributions from the trust will cease at the termination of such net profits interest and the trust will have no right to any additional production from the underlying properties after the term of the net profits interest.

The disposal by the two members of MV Partners of their remaining trust units may reduce the market price of the trust units.

        The two members of MV Partners will own approximately 35% of the trust after this offering, or 25% if the underwriters' option to purchase additional trust units is exercised in full. The two members of MV Partners may use some or all of the remaining trust units they own for a number of corporate purposes, including:

  •
  selling them for cash; and

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  exchanging them for interests in oil and natural gas properties or securities of oil and natural gas companies.

        If they sell additional trust units or exchange trust units in connection with acquisitions, then additional trust units will be available for sale in the market. The sale of additional trust units may reduce the market price of the trust units. See "Selling Trust Unitholders." MV Partners, its members and certain of their affiliates have agreed to lock-up agreements that prohibit them from selling any trust units for a period of 180 days after the date of this prospectus without the consent of Raymond James & Associates, Inc., acting as representative of the several underwriters. See "Underwriting." In connection with the closing of this offering, MV Partners and the trust intend to enter into a registration rights agreement pursuant to which the trust will agree to file a registration statement or a shelf registration statement to register the resale of the remaining trust units held by MV Partners and any transferee of the trust units upon request by such holders. See "Trust Units Eligible for Future Sale—Registration Rights."

There has been no public market for the trust units and no independent appraisal of the value of the net profits interest has been performed.

        The number of trust units to be delivered to MV Partners in exchange for the net profits interest and the initial public offering price of the trust units will be determined by negotiation among MV Partners and the underwriters. Among the factors to be considered in determining such number of trust units and the initial public offering price, in addition to prevailing market conditions, will be current and historical oil and natural gas prices, current and prospective conditions in the supply and demand for oil and natural gas, reserve and production quantities estimated for the net profits interest and the trust's estimated cash distributions. None of MV Partners, the trust or the underwriters will obtain any independent appraisal or other opinion of the value of the net profits interest other than the reserve report prepared by Cawley, Gillespie & Associates, Inc.

The market price for the trust units may not reflect the value of the net profits interest held by the trust.

        The trading price for publicly traded securities similar to the trust units tends to be tied to recent and expected levels of cash distributions. The amounts available for distribution by the trust will vary in response to numerous factors outside the control of the trust, including prevailing prices for sales of oil, natural gas and natural gas liquid production from the underlying properties. Consequently, the market price for the trust units may not necessarily be indicative of the value that the trust would realize if it sold the net profits interest to a third-party buyer. In addition, such market price may not necessarily reflect the fact that since the assets of the trust are depleting assets, a portion of each cash distribution paid on the trust units should be considered by investors as a return of capital, with the remainder being considered as a return on investment. As a result, distributions made to a unitholder over the life of these depleting assets may not equal or exceed the purchase price paid by the unitholder.

Conflicts of interest could arise between MV Partners and the trust unitholders.

        The interests of MV Partners and the interests of the trust and the trust unitholders with respect to the underlying properties could at times differ. As a working interest owner in the properties comprising the underlying properties, MV Partners could have interests that conflict with the interests of the trust and the trust unitholders. For example:

  •
  MV Partners' interests may conflict with those of the trust and the trust unitholders in situations involving the development, maintenance, operation or abandonment of the underlying properties. MV Partners may make decisions with respect to development expenditures that adversely affect the underlying properties. These decisions include reducing development expenditures on these properties, which could cause oil and natural gas production to decline at a faster rate and thereby result in lower cash distributions by the trust in the future, or increasing development expenditures on the underlying properties during the final years of the term of the trust, which expenditures will benefit the unitholders only to the extent that they reduce the natural decline in oil and natural gas production during the term of the trust by an amount that more than offsets the cost of these development expenditures.

  •
  MV Partners may sell some or all of the underlying properties and such sale may not be in the best interests of the trust unitholders. In the event MV Partners sells all or any portion of the underlying properties, the purchaser of such underlying properties will acquire such underlying properties subject to the net profits interest relating thereto and, in connection therewith, such purchaser will be subject to the same standards of conduct with respect to development, operation and abandonment of such underlying properties as are imposed on MV Partners. MV Partners also has the right, subject to significant limitations as described herein, to cause the trust to release all or a portion of the net profits interest in connection with a sale of a portion of the underlying properties to which such net profits interest relates. In such an event, the trust is entitled to receive its proportionate share of the proceeds from the sale attributable to the net profits interest released. See "The Underlying Properties—Sale and Abandonment of Underlying Properties."

        In making decisions with respect to the development, operation, abandonment or sale of the underlying properties, MV Partners and any successor operator will be required under the applicable conveyance to act as a reasonably prudent operator in the State of Kansas under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the net profits interest. Except for specified matters that require approval of the trust unitholders described in "Description of the Trust Agreement," the documents governing the trust do not provide a mechanism for resolving these conflicting interests.

The trust is managed by a trustee who cannot be replaced except at a special meeting of trust unitholders.

        The business and affairs of the trust will be managed by the trustee. The voting rights of a trust unitholder are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for an annual or other periodic re-election of the trustee. The trust agreement provides that the trustee may only be removed and replaced by the holders of a majority of the outstanding trust units at a special meeting of trust unitholders called by either the trustee or the holders of not less than 10% of the outstanding trust units. Immediately following the closing of this offering, MV Energy and VAP-I will collectively own approximately 35% of the outstanding trust units (or approximately 25% if the underwriters exercise in full their option to purchase up to an additional 1,125,000 trust units from the members of MV Partners). As a result, it will be difficult to remove or replace the trustee, particularly without the approval of the members of MV Partners.

Trust unitholders have limited ability to enforce provisions of the net profits interest.

        The trust agreement permits the trustee to sue MV Partners or any other future owner of the underlying properties on behalf of the trust to enforce the terms of the conveyance creating the net profits interest. If the trustee does not take appropriate action to enforce provisions of the conveyance, your recourse as a trust unitholder would be limited to bringing a lawsuit against the trustee to compel the trustee to take specified actions. The trust agreement expressly limits the trust unitholders' ability to directly sue MV Partners or any other third party other than the trustee. As a result, the unitholders will not be able to sue MV Partners or any future owner of the underlying properties to enforce these rights.

Courts outside of Delaware may not recognize the limited liability of the trust unitholders provided under Delaware law.

        Under the Delaware Statutory Trust Act, trust unitholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations under the General Corporation Law of the State of Delaware. Courts in jurisdictions outside of Delaware, however, may not give effect to such limitation.

The operations of the properties comprising the underlying properties may result in significant costs and liabilities with respect to environmental and operational safety matters, which could reduce the amount of cash available for distribution to trust unitholders.

        Significant costs and liabilities can be incurred as a result of environmental and safety requirements applicable to the oil and natural gas exploration, development and production activities of the properties comprising the underlying properties. These costs and liabilities could arise under a wide range of federal, state and local environmental and safety laws and regulations, including regulations and enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, and to a lesser extent, issuance of injunctions to limit or cease operations. In addition, claims for damages to persons or property may result from environmental and other impacts of the operations of the properties comprising the underlying properties.

        Strict, joint and several liability may be imposed under certain environmental laws, which could cause liability for the conduct of others or for the consequences of one's own actions that were in compliance with all applicable laws at the time those actions were taken. New laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. If it were not possible to recover the resulting costs through insurance or increased revenues, this could have a material adverse effect on the cash distributions to the trust unitholders. Please read "The Underlying Properties—Environmental Matters and Regulation" for more information.

The operations of the properties comprising the underlying properties are subject to complex federal, state, local and other laws and regulations that could adversely affect the cash distributions to the trust unitholders.

        The exploration, development and production operations of the underlying properties are subject to complex and stringent laws and regulations. In order to conduct the operations of the underlying properties in compliance with these laws and regulations, MV Partners must obtain and maintain numerous permits, approvals and certificates from various federal, state, local and governmental authorities. MV Partners may incur substantial costs and experience delays in order to maintain compliance with these existing laws and regulations, which could decrease the cash distributions to the trust unitholders. In addition, the costs of compliance may increase or the operations of the underlying properties may be otherwise adversely affected if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to such operations. Such costs could have a material adverse effect on the cash distributions to the trust unitholders.

        The operations of the underlying properties are subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and the production of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on the cash distributions to the trust unitholders. Please read "The Underlying Properties—Environmental Matters and Regulation."

        The trust has not requested a ruling from the IRS regarding the tax treatment of ownership of the trust units. If the IRS were to determine (and be sustained in that determination) that the trust is not a "grantor trust" for federal income tax purposes, or that the net profits interest is not a debt instrument for federal income tax purposes, the trust unitholders may receive different and less advantageous tax treatment from that described in this prospectus.

        The trust has received an opinion of tax counsel that the trust is a grantor trust for federal income tax purposes. This means that you will be taxed directly on your pro rata share of the trust's net income regardless of whether you receive cash distributions from the trust. See "Federal Income Tax Consequences." The trust has also received an opinion from tax counsel that the net profits interest should be treated as a debt instrument for federal income tax purposes. This means that you should be treated as making a loan to MV Partners on the properties underlying the net profits interest.

        If the net profits interest were not treated as a debt instrument, then although trust unitholders would recoup their basis in the net profits interest on a schedule that is in proportion to expected production from the net profits interest (which would be more favorable than the basis recovery that would be available if the net profits interest is classified as a debt instrument), the deductions so allowed to an individual trust unitholder may be itemized deductions the deductibility of which would be subject to limitations that may or may not apply depending upon the unitholder's circumstances. See "Federal Income Tax Consequences."

        Neither MV Partners nor the trustee has requested a ruling from the IRS regarding these tax questions, and neither MV Partners nor the trust can assure you that such a ruling would be granted if requested or that the IRS will not challenge this position on audit.

        Trust unitholders should be aware of the possible state tax implications of owning trust units. See "State Tax Considerations."

The trust's net profits interest may be characterized as an executory contract in bankruptcy, which could be rejected in bankruptcy, thus relieving MV Partners from its obligations to make payments to the trust with respect to the net profits interest.

        MV Partners will record the conveyances of the net profits interest in Kansas in the real property records in each Kansas county where the properties are located. MV Partners believes that the delivery and recording of the conveyances will constitute fully conveyed and vested property interests in the trust under Kansas law. If in a bankruptcy proceeding in which MV Partners becomes involved as a debtor a determination were made that the conveyance constitutes an executory contract and the net profits interest is not fully conveyed property interests under the laws of Kansas, and if such contract were not to be assumed in a bankruptcy proceeding involving MV Partners, the trust would be treated as an unsecured creditor of MV Partners with respect to such net profits interest in the pending bankruptcy proceeding.

        Oil and gas leases are real property interests under Colorado law. The net profits interest is a non-operating, non-possessory interest carved out of the oil and gas leasehold estate, but Colorado courts have not directly determined whether a net profits interest is a real or a personal property interest. MV Partners believes that it is possible that the net profits interest may not be treated as a real property interest under the laws of Colorado. MV Partners intends to record the conveyance of the net profits interest in the real property records of Colorado in accordance with local recording acts. MV Partners believes that, if, during the term of the trust, MV Partners becomes involved as a debtor in a bankruptcy proceeding, the net profits interest relating to the underlying properties located in Colorado should be treated as a fully conveyed property interest under the laws of Colorado. In such a proceeding, however, a determination could be made that the conveyance constitutes an executory contract and the net profits interest is not a fully conveyed personal property interest under the laws of Colorado, and if such contract were not to be assumed in a bankruptcy proceeding involving MV Partners, the trust would be treated as an unsecured creditor of MV Partners with respect to such net profits interest in the pending bankruptcy proceeding.

If the financial position of MV Partners degrades in the future, MV Partners may not be able to satisfy its obligations to the trust.

        MV Partners is a privately held limited liability company engaged in the exploration, development, production, gathering and aggregation and sale of oil and natural gas, primarily in the Mid-Continent region in the United States, and it will be responsible for operating substantially all of the underlying properties. The operating agreement of MV Partners provides that Vess Oil and Murfin Drilling will operate the underlying properties on behalf of MV Partners for which MV Partners is designated as the operator. The conveyance also provides that MV Partners will be obligated to market, or cause to be marketed, the production related to the underlying properties.

        MV Partners has entered into hedge contracts with institutional counterparties, consisting of swap contracts and costless collar arrangements, to reduce the exposure of the revenue from oil production from the underlying properties to fluctuations in crude oil prices in order to achieve more predictable cash flow. The crude oil swap contracts and costless collar arrangements will settle based on the average of the settlement price for each commodity business day in the contract month. In a swap transaction, the counterparty is required to make a payment to MV Partners for the difference between the fixed price and the settlement price if the settlement price is below the fixed price. MV Partners is required to make a payment to the counterparty for the difference between the fixed price and the settlement price if the settlement price is above the fixed price. In a collar arrangement, the counterparty is required to make a payment to MV Partners for the difference between the fixed floor price and the settlement price if the settlement price is below the fixed floor price. MV Partners is required to make a payment to the counterparty for the difference between the fixed ceiling price and the settlement price if the settlement price is above the fixed ceiling price. For a detailed description of the terms of these hedge contracts, please read "The Underlying Properties—Hedge and Derivative Contracts."

        The ability of MV Partners to perform its obligations related to the operation of the underlying properties, its obligations to counterparties related to the hedge contracts and its obligations to the trust with respect to the hedge contracts will depend on MV Partners' future financial condition and economic performance, which in turn will depend upon the supply and demand for oil and natural gas, prevailing economic conditions and upon financial, business and other factors, many of which are beyond the control of MV Partners. See "MV Partners" and "Information About MV Partners" in this prospectus for additional information relating to MV Partners, including information relating to the business of MV Partners, historical financial statements of MV Partners and other financial information relating to MV Partners.

The trust's receipt of payments based on the hedge contracts depends upon the financial position of the hedge contract counterparties. A default by any of the hedge contract counterparties could reduce the amount of cash available for distribution to the trust unitholders.

        In the event that any of the counterparties to the hedge contracts default on their obligations to make payments to MV Partners and the trust under the hedge contracts, the cash distributions to the trust unitholders would likely be materially reduced as the hedge payments are intended to provide additional cash to the trust during periods of lower crude oil prices.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements about MV Partners and the trust that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document, including, without limitation, statements under "Prospectus Summary" and "Risk Factors" regarding the financial position, business strategy, production and reserve growth, and other plans and objectives for the future operations of MV Partners and the trust are forward-looking statements. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. Forward-looking statements are subject to risks and uncertainties and include statements made in this prospectus under "Projected Cash Distributions," statements pertaining to future development activities and costs, and other statements in this prospectus that are prospective and constitute forward-looking statements.

        When used in this document, the words "believes," "expects," "anticipates," "intends" or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this prospectus, could affect the future results of the energy industry in general, and MV Partners and the trust in particular, and could cause actual results to differ materially from those expressed in such forward-looking statements:

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  risks incident to the drilling and operation of oil and natural gas wells;

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  future production and development costs;

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  the effect of existing and future laws and regulatory actions;

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  the effect of changes in commodity prices, the impact of the hedge contracts entered into by MV Partners that relate to a portion of the oil production from the underlying properties and conditions in the capital markets;

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  competition from others in the energy industry;

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  uncertainty of estimates of oil and natural gas reserves and production; and

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  inflation.

        This prospectus describes other important factors that could cause actual results to differ materially from expectations of MV Partners and the trust, including under the heading "Risk Factors." All written and oral forward-looking statements attributable to MV Partners or the trust or persons acting on behalf of MV Partners or the trust are expressly qualified in their entirety by such factors.

USE OF PROCEEDS

        Immediately prior to the closing of this offering, MV Partners will contribute the net profits interest to the trust in exchange for all of the outstanding trust units. MV Partners will pay underwriting discounts and expenses of approximately $12.0 million associated with this offering and will receive all net proceeds from the offering. The estimated net proceeds to MV Partners will be approximately $138.0 million, assuming an offering price of $20.00 per trust unit. MV Energy and VAP-I will each receive $10.5 million if the underwriters exercise their option to purchase additional trust units in full. MV Partners intends to apply the net proceeds from this offering to repay approximately $61.0 million of indebtedness of MV Partners under its bank credit facility and to use the remaining $77.0 million to repurchase certain equity interests in VAP-I, the owner of a 50% interest in MV Partners, for distributions to the members of MV Partners or any combination of the foregoing. As of June 30, 2006, MV Partners' bank credit facility bore interest at 6.6% per annum and matures on December 19, 2008.

MV PARTNERS

        MV Partners is a privately-held limited liability company engaged in the development and production of established oil and natural gas properties in the Mid-Continent region that are primarily located in Kansas. MV Partners was formed in August 2006 as a result of the conversion of MV Partners, LP to a limited liability company. MV Partners, LP was formed in 1998 to acquire oil and natural gas properties and related assets that were located in Kansas and eastern Colorado from a major oil and gas company. These properties constitute the substantial portion of the underlying properties. MV Partners acquired the remainder of the underlying properties in 1999 from a large independent oil and gas company. MV Energy, which was also formed in 1998, serves as the sole manager of MV Partners and was previously the general partner of MV Partners, LP until its conversion into a limited liability company in August 2006. All of the member interests in MV Partners are owned by MV Energy and VAP-I. MV Partners will transfer all of its retained trust units to MV Energy and VAP-I upon the completion of this offering.

        The acquisition of the underlying properties by MV Partners was originally financed by a large venture capital group, which served as a limited partner of MV Partners until September 2005. In September 2005, MV Partners used bank financing to make distributions to MV Energy and VAP-I to repurchase the limited partner interests held by that large venture capital group. MV Energy is owned equally by Vess Acquisition Group, L.L.C. and Murfin, Inc.

        MV Partners is principally engaged in the development, redevelopment and production of existing wells in established fields, as well as drilling new wells in established fields. The operating agreement of MV Partners requires that it engage only in specified lines of business, including acquiring and maintaining oil and natural gas leases and related mineral interests, producing and marketing oil and natural gas, entering into hedging arrangements and other derivatives and engaging in related activities. The operating agreement further prohibits MV Partners from acquiring gas plants, refining or transportation facilities or engaging in contract drilling. In order to help ensure MV Partners' continued focus on operating and developing the underlying properties in an efficient and cost-effective manner, the parties to the operating agreement have agreed to grant the trust the right to enforce the restrictions contained in this agreement as to which lines of business MV Partners may engage in.

        Under the terms of the operating agreement of MV Partners, Vess Oil and Murfin Drilling operate on a contract basis the properties held by MV Partners for which MV Partners is designated as the operator. Murfin Drilling is a wholly owned subsidiary of Murfin, Inc. and Vess Oil is an affiliate of Vess Acquisition Group, L.L.C. Vess Oil and Murfin Drilling collectively manage the operations of approximately 96% of the oil and natural gas properties of MV Partners, based on the discounted present value of estimated future net revenues.

        The asset portfolio of MV Partners consists mostly of properties in well-established fields, some of which were discovered as early as 1915. Consequently, production rates from these mature wells have declined significantly since their first discovery as the recoverable oil and natural gas supply has been produced. In order to maximize the value of its assets, MV Partners has successfully undertaken development programs that have reduced the natural decline of the production from these fields. These developing programs have included various developmental drilling and re-entry programs, well workover programs, waterflood programs and recompletion programs that are tailored to realize the exploitation potential of each field. As a result of the development programs instituted by MV Partners, the average annual decline rate of the proved developed producing reserves attributable to the underlying properties since 2000 has been 4.0%.

        MV Partners has also utilized modern, commercially available techniques and technologies to more completely develop the reserves attributable to the underlying properties. MV Partners is utilizing 3-D seismic technology to further delineate development well locations based on traditional subsurface mapping. In addition to using 3-D seismic technology, MV Partners is working on other programs to use developing technology such as its work with the Petroleum Technology Transfer Council concerning the application of gelled polymers in certain reservoirs to increase oil production and reduce water production, its work with the Department of Energy studying the injection of carbon dioxide to recover oil otherwise lost in the production process and gas gun stimulation technology.

        In order to allow the trust unitholders to more fully realize the benefits of any capital expenditures made with respect to the underlying properties, MV Partners has agreed to limit the amount of capital expenditures that may be taken into account in calculating net proceeds attributable to the net profits interest during a specified period preceding the termination of the net profits interest. See "Computation of Net Proceeds—Net Profits Interest."

        Vess Oil is an independent oil and gas operating company and, according to the 2005 Kansas Geological Survey, is the largest operator of oil in Kansas. From its inception, Vess Oil has focused on acquiring, developing, and managing oil and natural gas properties in Kansas. Initially focused on exploration activities, Vess Oil has for the past ten years concentrated on acquisitions in addition to the development and exploitation of its existing reserve base. Vess Oil currently operates over 1,200 oil, natural gas and service wells located primarily in Kansas, with growing operations in Texas. As of June 1, 2006, Vess Oil employed 12 full time employees, five contract professionals and 40 contract personnel in its Wichita office and in five field and satellite offices.

        Murfin Drilling is an independent oil and gas operation company and, according to the 2005 Kansas Geological Survey, is the third-largest oil operator in Kansas. A family-owned business originally formed in El Dorado, Kansas in 1926 and incorporated in 1990, Murfin Drilling has expanded in the past 80 years into the greater western Kansas area, southwest Nebraska, eastern Colorado and the Oklahoma Panhandle. Murfin Drilling balances exploration and production management and exploitation and acquisitions with contract drilling and well service operations. Murfin Drilling currently operates approximately 800 producing and service wells nationwide. In addition to being a major oil and gas producer and operator, Murfin Drilling also provides oilfield services, including drilling services, well servicing and rig transportation services in western Kansas, southwest Nebraska, southeastern Colorado and the Oklahoma Panhandle. As of June 30, 2006, Murfin Drilling employed approximately 275 employees that work from its headquarters in Wichita, Kansas, or its five field offices in Kansas.

        The trust units do not represent interests in, or obligations of, MV Partners.

Summary Financial, Operating and Reserve Data of MV Partners

        The summary financial data presented below should be read in conjunction with the audited financial statements and the unaudited interim financial statements of MV Partners and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of MV Partners" included elsewhere in this prospectus. The following summary financial data of MV Partners as of December 31, 2003, 2004 and 2005, and for each of the years in the three-year period ended December 31, 2005, have been derived from MV Partners' audited financial statements. The following summary financial data of MV Partners as of June 30, 2006, and for the six-month periods ended June 30, 2005 and 2006, have been derived from MV Partners' unaudited interim financial statements. The unaudited financial statements were prepared on a basis consistent with the audited statements and, in the opinion of MV Partners, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of MV Partners for the periods presented.

        The summary unaudited pro forma financial data for the year ended December 31, 2005, and as of and for the six months ended June 30, 2006, set forth in the following table have been derived from the unaudited pro forma financial statements of MV Partners included in this prospectus beginning on page MVF-23. The pro forma adjustments have been prepared as if the offer and sale of the trust units and the application of the net proceeds therefrom had taken place (1) on June 30, 2006, in the case of the pro forma balance sheet information as of June 30, 2006, and (2) as of January 1, 2005, in the case of the pro forma statement of earnings information for the year ended December 31, 2005, and for the six months ended June 30, 2006.

	Year ended December 31,			Six months ended June 30,		Pro forma
Historical results						December 31, 2005	June 30, 2006
	2003	2004	2005	2005	2006
	(in thousands)
Revenue	$28,046	$31,045	$36,162	$15,343	$17,936	$7,398	$3,691
Net earnings (loss)	7,090	10,341	13,125	4,803	3,550	1,934	(92)
Total assets (at period end)	65,165	64,437	68,303	64,393	68,634	N/A	57,862
Long-term liabilities, excluding current maturities (at period end)	29,484	35,176	91,793	32,782	108,317	N/A	163,328

        During the last quarter of 2005, through a series of transactions in connection with an ownership change, MV Partners refinanced its debt and borrowed an additional $65 million, bringing its total bank borrowings to $90 million on December 21, 2005. The oil and natural gas properties of MV Partners formed the collateral base for its refinancing and its fair market value was sufficient as collateral for the loan facility. The carrying costs of the oil and natural gas properties was not written up as part of this transaction and remain at their historical cost basis, which relates back to their acquisition in 1998. Therefore, the carrying costs of the assets at December 31, 2005 and June 30, 2006 are less than the total liabilities on the historical results above. If the historical costs of the underlying properties were replaced with the estimated current market values, MV Partners believes its total assets as of June 30, 2006 would exceed its total liabilities.

        The table below includes selected production and reserve information for MV Partners for the periods presented.

	Year ended December 31,			Six months ended June 30,
Historical results
	2003	2004	2005	2005	2006
Production (MBoe)	1,219	1,147	1,076	528	526
Net proved reserves (MBoe) (at period end)	15,924	16,176	18,203	N/A	18,730
Net proved developed reserves (MBoe) (at period end)	15,212	15,577	16,136	N/A	16,509

Management of MV Partners

        MV Partners does not currently have any executive officers, directors or employees. Instead, MV Partners is managed by an executive management team consisting of certain officers and employees of Vess Oil and Murfin Drilling.

        None of the members of the executive management team receive compensation from the trust or MV Partners. Instead, MV Partners pays an overhead fee to Vess Oil and Murfin Drilling to operate the underlying properties on behalf of MV Partners. The operating activities include various engineering, accounting and administrative functions, primarily at the field level. The fee is based on a monthly charge per active operated well and is payable to the entity that operates the particular well on behalf of MV Partners. In 2005, the aggregate overhead fee paid to Vess Oil and Murfin Drilling was approximately $2.1 million. The fee is adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers. In addition, MV Partners pays a monthly administrative services fee to MV Energy for certain corporate administrative and accounting services arranged by MV Energy. Most of these services are performed on behalf of MV Energy by Murfin Drilling and, therefore, MV Energy transmits the entire administrative services fee to Murfin Drilling. The fee is currently $5,000 per month and will increase by 4% each year commencing in January 2007. MV Partners, MV Energy, Vess Oil and Murfin Drilling do not separately allocate or accrue compensation expense for the services performed by employees of Vess Oil or Murfin Drilling on behalf of MV Partners or MV Energy, and their compensation from Vess Oil or Murfin Drilling, as the case may be, is not directly related to the services they perform on behalf of MV Partners or MV Energy. Vess Oil and Murfin Drilling are not contractually obligated to provide the corporate administrative and accounting services on behalf of MV Partners or MV Energy other than the operation of the underlying properties, and MV Partners and MV Energy may contract for the provision of the corporate administrative and accounting services from other parties at any time. Furthermore, none of the members of the executive management team are contractually obligated to continue performing services on behalf of MV Partners and neither Vess Oil nor Murfin Drilling are contractually obligated to make their employees available to perform such services.

        Set forth in the table below are the names, ages, function performed on behalf of MV Partners and employer of the members of the executive management team of MV Partners:

Name	Age	Position with MV Partners	Employer
J. Michael Vess	55	Co-Chief Executive Officer	Vess Oil
David L. Murfin	54	Co-Chief Executive Officer	Murfin Drilling
Richard J. Koll	56	Chief Financial Officer	Vess Oil
William R. Horigan	56	Vice President—Operations	Vess Oil
Brian Gaudreau	51	Vice President—Land	Vess Oil
Jerry Abels	79	Vice President—Land	Murfin Drilling
Robert D. Young	65	Treasurer	Murfin Drilling
Richard W. Green	64	Controller	Murfin Drilling

Executive Management from Vess Oil

        J. Michael Vess is the President, Chief Executive Officer and principal owner of Vess Oil and is the managing member of Vess Acquisition Group, L.L.C. Mr. Vess co-founded Vess Oil in 1979 and continues to be responsible for the coordination and supervision of exploration and production and the acquisition of its oil and natural gas reserves. Mr. Vess received a Bachelor of Business Administration degree from Wichita State University in 1972 and subsequently received his CPA certificate. Mr. Vess currently serves on the Board of Directors and Executive Committees for the Kansas Independent Oil and Gas Association ("KIOGA") and is the current Chairman of the KIOGA Committee on Electricity. He is also a member of the Interstate Oil and Gas Compact Commission Outreach Committee.

        Richard J. Koll is the Financial Manager for Vess Oil where he oversees administrative and accounting matters. Mr. Koll has held his current position since he joined Vess Oil in 1992. Mr. Koll received a Bachelor of Business Administration degree in Accounting from Wichita State University in 1972 and subsequently received his CPA certificate. He is currently the Chairman of the KIOGA Committee on Ad Valorem Taxes and also serves on the Board of Directors and Executive Committee for KIOGA. He is a member of the Kansas Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

        William R. Horigan is the Vice President of Operations for Vess Oil where he is responsible for the engineering, enhancement and exploitation of its existing properties as well as the engineering analysis and evaluation of its future reserve acquisitions. Mr. Horigan joined Vess Oil in 1988 as Operations Manager. Prior to joining Vess Oil, Mr. Horigan served in various petroleum engineering capacities for Amoco Production Company beginning in 1975. Mr. Horigan graduated from the University of Kansas in 1974 with a Bachelor of Science degree in Chemical Engineering. Mr. Horigan is a member of the Society of Petroleum Engineers and serves on the Executive Board for the Wichita Section. He is also a member of the Producers Advisory Group and Petroleum Technology Transfer Council of the North Mid-Continent Region.

        Brian Gaudreau is the Vice President of Land for Vess Oil where he is responsible for land, contracts and acquisitions. Mr. Gaudreau joined Vess Oil in 2002 as Vice President, Land and Acquisitions. Prior to joining Vess Oil, he held the title of Manager, Land and Acquisitions for Stelbar Oil Corporation, Inc. beginning in 1989. Mr. Gaudreau graduated from the University of Kansas in 1977 with a Bachelors degree in Economics. Mr. Gaudreau belongs to the American Association of Professional Landmen and the Dallas Acquisitions, Divestitures, and Mergers Energy Forum and is the current Secretary of KIOGA.

Executive Management from Murfin Drilling

        David L. Murfin is the President of Murfin Drilling and the Chairman and Chief Executive Officer of Murfin, Inc. Mr. Murfin has held his positions at Murfin Drilling and Murfin, Inc. since 1992 and 1998, respectively. Mr. Murfin received degrees in Mechanical Engineering and Business Administration from the University of Kansas in 1975. Mr. Murfin has previously served as National Chairman of the Liaison Committee of Cooperating Oil & Gas Associations, President of the KIOGA, a Regional Vice President of the Texas Independent Producers and Royalty Owners Association, and a member of the Executive Committee of the Board of Directors of the International Association of Drilling Contractors. Mr. Murfin currently serves on the Board of Directors of the Independent Petroleum Association of America and on the National Petroleum Council.

        Jerry Abels is Land Manager for Murfin Drilling where he is responsible for land and contracts. Mr. Abels has held his position at Murfin Drilling since 1979. Prior to joining Murfin Drilling, he was involved in his own oilfield equipment and exploration business. Mr. Abels received a degree in Business from the University of Texas in 1951. Mr. Abels is a CPLM, Certified Petroleum Landman, and has served on the National Board of the AAPL, American Association of Petroleum Landmen.

        Richard W. Green is the Controller of Murfin Drilling. After receiving his Masters in Science Accounting in 1971 from Wichita State University, Mr. Green spent eight years in public accounting with Peterson, Peterson and Goss CPA's. Mr. Green joined Murfin Drilling as Assistant Controller in 1980.

        Robert D. Young is the Treasurer and Chief Financial Officer of Murfin Drilling and the Chief Financial Officer of Murfin, Inc. After receiving a Bachelor of Business Administration degree in Accounting from Wichita State University in 1965, Mr. Young began his career in 1965 with Peterson, Peterson and Goss CPA's. Mr. Young joined Murfin Drilling as Controller and financial advisor to the sole owner of the company in 1974. Mr. Young is currently serving on the Board of Directors and is Treasurer of the Petroleum Club of Wichita and is a member of the Kansas Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Beneficial Ownership of MV Partners

        The following chart shows the ownership structure of MV Partners.

        The following table sets forth the beneficial ownership of interests in MV Partners that will be outstanding upon the consummation of this offering, assuming no exercise of the underwriters' option to purchase additional trust units, and the application of the related net proceeds to be received by MV Partners and held by:

  •
  each person who will then beneficially own 5% or more of the outstanding member interests in MV Partners;

  •
  each member of MV Partners' executive management team; and

  •
  all members of MV Partners' executive management team as a group.

        Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all member interests of MV Partners shown as beneficially owned by them. The table below gives effect to the repurchase of all of the member interests beneficially owned by one of the members of MV Partners using the net proceeds from this offering as described in "Use of Proceeds."

Name of Beneficial Owner	Percentage of Member Interests Beneficially Owned
MV Energy, LLC(1)	85.0%
VAP-I, LLC(2)	50.0%
Vess Acquisition Group, L.L.C.(3)	42.5%
Murfin, Inc.(4)	44.9%
J. Michael Vess(5)	42.1%
David L. Murfin(6)	36.4%
William R. Horigan	—
Brian Gaudreau	—
Jerry Abels	—
Robert D. Young	—
Richard W. Green	—
Richard J. Koll	—
Executive management team as a group(1)(2)(3)(4)(5)(6)	78.5%

(1)
MV Energy, LLC owns 50% of the membership interests of MV Partners. Vess Acquisition Group, L.L.C. and Murfin, Inc. each own 50% of the membership interests of MV Energy, LLC. MV Energy also owns 69.9% of VAP-I, LLC, which owns 50% of the member interests of MV Partners. The address of MV Energy, LLC is 250 N. Water, Suite 300, Wichita, Kansas 67202.

(2)
VAP-I, LLC owns 50% of the member interests of MV Partners. MV Energy, LLC and Murfin, Inc. own 69.9% and 4.8%, respectively, of the member interests of VAP-I, LLC. The address of VAP-I, LLC is 8100 E. 22nd North, Building 300, Wichita, Kansas 67226.

(3)
Vess Acquisition Group, L.L.C. owns 50% of the member interests of MV Energy, LLC, the sole manager of MV Partners. MV Energy owns 85.0% of the member interests of MV Partners through its ownership of a 50% member interest in MV Partners and a 69.9% member interest in VAP-I, LLC. Vess Energy, L.L.C. controls Vess Acquisition Group and owns 80% of the member interests of Vess Acquisition Group. A trust formed by J. Michael Vess, of which Mr. Vess acts as trustee and is the sole beneficiary, owns 52% of the member interests of Vess Energy. The address of Vess Acquisition Group is 8100 E. 22nd North, Building 300, Wichita, Kansas 67226.

(4)
Murfin, Inc. owns 50% of the member interests of MV Energy, LLC, the sole manager of MV Partners. MV Energy owns 85.0% of the member interests of MV Partners through its ownership of a 50% member interest in MV Partners and a 69.9% member interest in VAP-I, LLC. Mr. Murfin and his immediate family beneficially own 32.9% of Murfin, Inc. and Mr. Murfin has the power to vote 81.1% of the shares of common stock of Murfin, Inc. Mr. Murfin's two sisters, who are directors in Murfin, Inc, and their immediate families each beneficially own 32.9% of Murfin, Inc. Mr. Murfin's mother beneficially owns the remaining 1.3% of Murfin, Inc. Mr. Murfin may be deemed to beneficially own 100% of Murfin, Inc. The address of Murfin, Inc. is 250 N. Water, Suite 300, Wichita, Kansas 67202.

(5)
Mr. Vess holds 18.8% of his interests in MV Partners through the J. Michael Vess Revocable Trust, for which Mr. Vess is both the trustee and the sole beneficiary. Mr. Vess also has dispositive power over an additional 23.3% of MV Partners. The address of Mr. Vess is 8100 E. 22nd North, Building 300, Wichita, Kansas 67226.

(6)
Mr. Murfin holds his interests in MV Partners through Murfin, Inc. Mr. Murfin and his immediate family beneficially own 32.9% of Murfin, Inc. and Mr. Murfin has the power to vote 81.1% of the shares of common stock of Murfin, Inc. Mr. Murfin's two sisters, who are directors in Murfin, Inc., and their immediate families each beneficially own 32.9% of Murfin, Inc. Mr. Murfin's mother beneficially owns the remaining 1.3% of Murfin, Inc. Mr. Murfin may be deemed to beneficially own 100% of Murfin, Inc. The address of Mr. Murfin is 250 N. Water, Suite 300, Wichita, Kansas 67202.

THE TRUST

        The trust is a statutory trust created under the Delaware Statutory Trust Act in August 2006. The business and affairs of the trust will be managed by The Bank of New York Trust Company, N.A., as trustee. MV Partners has no ability to manage or influence the operations of the trust. In addition, Wilmington Trust Company will act as Delaware trustee of the trust. The Delaware trustee will have only minimal rights and duties as are necessary to satisfy the requirements of the Delaware Statutory Trust Act. In connection with the completion of this offering, MV Partners will contribute the net profits interest to the trust in exchange for all 11,500,000 of the outstanding trust units. In addition, in connection with the trust's first quarterly distribution, MV Partners will contribute cash in an amount equal to the amount that would have been payable to the trust as of the closing of this offering had the net profits interest been in effect with respect to all production from the underlying properties since July 1, 2006. The cash contribution will also include 80% of all amounts paid to MV Partners from hedge contract counterparties for settlements related to the period from July 1, 2006 to the closing of this offering.

        The trustee can authorize the trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the trust. The trustee may authorize the trust to borrow from the trustee as a lender provided the terms of the loan are fair to the trust unitholders. The trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the trustee on similar deposits, and make other short-term investments with the funds distributed to the trust.

        The trust will pay the trustee an administrative fee of $150,000 per year. The trust will pay the Delaware trustee a fee of $2,500 per year. The trust will also incur legal, accounting, tax and engineering fees, printing costs and other expenses that are deducted by the trust before distributions are made to trust unitholders. Total administrative expenses of the trust on an annualized basis for 2006 are initially expected to be approximately $660,000, including the administrative services fee payable to MV Partners.

        The net profits interest will terminate on the later to occur of (1) June 30, 2026, or (2) the time when 14.4 MMBoe have been produced from the underlying properties and sold (which amount is the equivalent of 11.5 MMBoe in respect of the trust's right to receive 80% of the net proceeds from the underlying properties pursuant to the net profits interest), and the trust will soon thereafter wind up its affairs and terminate.

Administrative Services Agreement

        In connection with the closing of this offering, the trust will enter into an administrative services agreement with MV Partners that obligates the trust, throughout the term of the trust, to pay to MV Partners each quarter an administrative services fee for accounting, bookkeeping and informational services to be performed by MV Partners on behalf of the trust relating to the net profits interest. The annual fee, payable in equal quarterly installments, will total $60,000 in 2006 and will increase by 4% each year beginning in January 2007. MV Partners and the trustee each may terminate the administrative services agreement at any time following delivery of notice no less than 90 days prior to the date of termination.

PROJECTED CASH DISTRIBUTIONS

        Immediately prior to the closing of this offering, MV Partners will create the term net profits interest through a conveyance to the trust of a term net profits interest carved from MV Partners' interests in all of its oil and natural gas properties, which properties are located in the Mid-Continent region in the States of Kansas and Colorado. The net profits interest will entitle the trust to receive 80% of the net proceeds from the sale of production of oil, natural gas and natural gas liquids attributable to the underlying properties until the later to occur of (1) June 30, 2026, or (2) the time when 14.4 MMBoe have been produced from the underlying properties and sold (which amount is the equivalent of 11.5 MMBoe in respect of the trust's right to receive 80% of the net proceeds from the underlying properties pursuant to the net profits interest).

        The amount of trust revenues and cash distributions to trust unitholders will depend on, among other things:

  •
  oil prices and, to a lesser extent, natural gas prices;

  •
  the volume of oil, natural gas and natural gas liquids produced and sold;

  •
  the settlement prices of the hedge contracts;

  •
  property and production taxes;

  •
  production, development and post-production costs; and

  •
  administrative expenses of the trust.

Projected Cash Distributions

        The following table sets forth a projection of cash distributions to holders of trust units who own trust units as of the record date for the distribution related to oil, natural gas and natural gas liquid production for the first quarter of 2007 and continue to own those trust units through the record date for the cash distribution payable with respect to oil, natural gas and natural gas liquid production for the last quarter of 2007. The table also reflects the methodology for calculating the projected cash distribution. The cash distribution projections were prepared by MV Partners for twelve months ending December 31, 2007, on an accrual of production basis based on the hypothetical assumptions that are described in "—Significant Assumptions Used to Prepare the Projected Cash Distributions."

        MV Partners does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of MV Partners has prepared the projected financial information set forth below to present the projected cash distributions to the holders of the trust units based on the estimates and hypothetical assumptions described below. The accompanying unaudited projected financial information was generally prepared with a view toward complying with the guidelines established by the AICPA. The preparation of the projected financial information diverged from the AICPA's guidelines, however, in that the AICPA recommends that projected financial information not be presented to persons who do not have the opportunity to negotiate directly with the preparer of such information.

        In the view of MV Partners' management, the accompanying unaudited projected financial information was prepared on a reasonable basis and reflects the best currently available estimates and judgments of MV Partners related to oil, natural gas and natural gas liquid production, operating expenses and capital expenses, based on:

  •
  the oil, natural gas and natural gas liquid production estimates contained in the reserve report included as Appendix A to this prospectus; and

  •
  the lease operating expenses, lease maintenance and development expenses, lease overhead expenses, production and property taxes and hedge settlement expenses for the twelve months ending December 31, 2007, contained in the reserve report.

        The projected financial information was also based on the hypothetical assumption that prices for oil, natural gas and natural gas liquids remain constant during the twelve months ending December 31, 2007, and at First Call consensus price forecasts for 2007 as of August 3, 2006, which were $63.04 per Bbl of oil and $8.08 per Mcf of natural gas (which prices exclude the effects of financial hedging arrangements). Because there is no First Call consensus price for natural gas liquids, MV Partners used a hypothetical price equal to approximately 80% of the hypothetical price used in the projected cash distribution table for oil, which is consistent with the historical pricing realized by MV Partners for natural gas liquids and is the methodology used in the reserve report. These hypothetical prices were adjusted to take into account MV Partners' estimate of the basis differential (based on location and quality of the production) between published prices and the prices actually received by MV Partners. These hypothetical prices are the prices utilized for purposes of preparing the reserve report in accordance with the requirements of the SEC. Actual prices paid for oil, natural gas and natural gas liquids expected to be produced from the underlying properties in 2007 will likely differ from these hypothetical prices due to fluctuations in the prices generally experienced with respect to the production of oil, natural gas and natural gas liquids, and such prices may be higher or lower than utilized for purposes of the projected financial information. For example, the published average monthly closing NYMEX crude oil spot price per Bbl was $67.04 for the six months ended June 30, 2006, with the monthly closing prices ranging from $62.02 to $71.03 during such period. See "Risk Factors—The amounts of the cash distributions by the trust are subject to fluctuation as a result of changes in oil, natural gas and natural gas liquid prices."

        MV Partners utilized these production estimates, hypothetical oil, natural gas and natural gas liquid prices and cost estimates in preparing the projected financial information. This methodology is consistent with the requirements of the SEC for estimating oil, natural gas and natural gas liquid reserves and discounted present value of future net revenues attributable to the net profits interest, other than the use of First Call consensus price forecasts rather than the use of constant prices based on the prices in effect at the time of the reserve estimate as required by the rules and regulations of the SEC. The actual production amounts, commodity prices and costs for 2007, however, are not known for certain, and the projected financial information should not be relied upon as being necessarily indicative of future results. Readers of this prospectus are cautioned not to place undue reliance on the projected financial information.

        Neither MV Partners' independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

        The projections and the estimates and hypothetical assumptions on which they are based are subject to significant uncertainties, many of which are beyond the control of MV Partners or the trust. Actual cash distributions to trust unitholders, therefore, could vary significantly based upon events or conditions occurring that are different from the events or conditions assumed to occur for purposes of these projections. Cash distributions to trust unitholders will be particularly sensitive to fluctuations in oil, natural gas and natural gas liquid prices. See "Risk Factors—The amounts of the cash distributions by the trust are subject to fluctuation as a result of changes in oil, natural gas and natural gas liquid prices." As a result of typical production declines for oil and natural gas properties, production estimates generally decrease from year to year, and the projected cash distributions shown in the table below are not necessarily indicative of distributions for future years. See "—Sensitivity of Projected Cash Distributions to Oil, Natural Gas and Natural Gas Liquid Production," which shows projected effects on cash distributions from hypothetical changes in oil production. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment. See "Risk Factors—The reserves attributable to the underlying properties are depleting assets and production from those reserves will diminish over time. Furthermore, the trust is precluded from acquiring other oil and natural gas properties or net profits interests to replace the depleting assets and production."

Projected Cash Distributions	Projection for Twelve Months Ending December 31, 2007, Based on Oil, Natural Gas and Natural Gas Liquid Production in Reserve Report(2)
(dollars in thousands, except per Bbl, Mcf and trust unit amounts)
Underlying properties sales volumes:
Oil (MBbls)	1,104.0
Natural gas (MMcf)	131.5
Natural gas liquids (MBbls)	8.6
Assumed sales price:
Oil (per Bbl)	$58.74
Natural gas (per Mcf)	$6.85
Natural gas liquids (Bbls)	$46.84
Calculation of net proceeds:
Gross proceeds:
Oil sales	$64,846
Natural gas sales	901
Natural gas liquid sales	405
Payments made to settle hedge contracts	(908)

Total	$65,244

Costs:
Lease operating expenses	$11,727
Lease maintenance and development expenses	5,135
Lease overhead expenses	2,239
Production and property taxes	2,477

Total	$21,578

Net proceeds	$43,666

Percentage allocable to net profits interest	80%
Net proceeds to trust from net profits interest	$34,933

Amounts payable to MV Partners to settle hedge contracts	$550
Percentage allocable to trust	80%
Payments to trust from hedge contracts	440

Total cash proceeds to trust	35,373

Trust administrative expenses	662

Projected cash distribution on trust units	$34,711

Projected cash distribution per trust unit(1)	$3.02

(1)
Assumes 11,500,000 trust units outstanding.

(2)
The following table sets forth, on a quarterly basis, our projected cash distributions for each of the four quarters in the twelve-month period ending December 31, 2007. Our quarterly forecast is based on the same assumptions utilized for the preparation of the projection for the twelve-month period ending December 31, 2007.

	Quarter Ending
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(dollars in thousands, except per Bbl, Mcf and trust unit amounts)
Underlying Properties sales volumes:
Oil (MBbls)	270.4	267.4	281.3	284.9
Natural gas (MMcf)	34.3	33.3	32.4	31.5
Natural gas liquids (MBbls)	2.2	2.2	2.1	2.1
Assumed sales price:
Oil (per Bbl)	$58.74	$58.74	$58.74	$58.74
Natural gas (per Mcf)	$6.85	$6.85	$6.85	$6.85
Natural gas liquids (Bbls)	$46.84	$46.84	$46.84	$46.84
Calculation of net proceeds:
Gross proceeds:
Oil sales	$15,884	$15,709	$16,520	$16,733
Natural gas sales	235	228	222	216
Natural gas liquid sales	105	102	100	98
Payments made to settle hedge contracts	(227)	(227)	(227)	(227)

Total	$15,997	$15,812	$16,615	$16,820

Costs:
Lease operating expenses	$2,892	$2,903	$2,943	$2,988
Lease maintenance and development expenses	293	1,018	2,687	1,140
Lease overhead expenses	559	559	559	560
Production and property taxes	591	581	643	662

Total	$4,335	$5,061	$6,832	$5,350

Net proceeds	$11,662	$10,751	$9,783	$11,470

Percentage allocable to net profits interest	80%	80%	80%	80%
Net proceeds to trust from net profits interest	$9,330	$8,601	$7,826	$9,176

Amounts payable to MV Partners to settle hedge contracts	$180	$205	$123	$43
Percentage allocable to trust	80%	80%	80%	80%
Payments to trust from hedge contracts	144	164	98	34

Total cash proceeds to trust	9,474	8,765	7,924	9,210

Trust administrative expenses	166	166	166	166

Projected cash distribution on trust units	$9,308	$8,599	$7,758	$9,044

Projected cash distribution per trust unit	$0.81	$0.75	$0.67	$0.79

Sensitivity of Projected Cash Distributions to Oil, Natural Gas and Natural Gas Liquid Production

        The amount of revenues of the trust and cash distributions to the trust unitholders will be directly dependent on the sales price for oil, natural gas and natural gas liquid production sold from the underlying properties, the volumes of oil, natural gas and natural gas liquids produced attributable to the underlying properties, payments made under the hedge contracts and, to some degree, the level of variations in lease operating expenses, lease maintenance and development expenses, lease overhead expenses and production and property taxes. The increase in the projected cash distributions in the twelve months ending December 31, 2007 compared to the amount of cash that would have been available for distribution in the year ended December 31, 2005 is primarily because of an expected decrease in hedge settlement costs and an expected increase in production from 2005 to 2007. The table below demonstrates the projected effect that hypothetical changes in the estimated oil production for 2007, as reflected in the reserve report, could have on cash distributions to the trust unitholders.

        The table and discussion below sets forth sensitivity analyses of annual cash distributions per trust unit for the twelve months ending December 31, 2007, on the accrual basis, on the assumption that a trust unitholder purchased a trust unit on January 1, 2007, and held such trust unit until the quarterly record date for distributions made with respect to oil, natural gas and natural gas liquid production in the last quarter of 2007, based upon (1) the assumption that a total of 11,500,000 trust units are issued and outstanding after the closing of the offering made hereby; (2) an assumed purchase price of $20.00 per trust unit; (3) various realizations of production levels estimated in the reserve report; (4) the hypothetical commodity prices based upon First Call consensus price forecasts for oil and natural gas as of August 3, 2006; (5) the impact of the hedge contracts entered into by MV Partners that relate to production from the underlying properties; and (6) other assumptions described below under "—Significant Assumptions Used to Prepare the Projected Cash Distributions." The hypothetical commodity prices of oil, natural gas and natural gas liquid production shown have been chosen solely for illustrative purposes. For a description of the effect of calculating annual cash distributions on an accrual basis rather than on a cash basis as prescribed in the conveyance of the net profits interest, see "—Significant Assumptions Used to Prepare the Projected Cash Distributions—Timing of Actual Distributions."

        The table below is not a projection or forecast of the actual or estimated results from an investment in the trust units. The purpose of the table below is to illustrate the sensitivity of cash distributions to changes in oil production levels. There is no assurance that the hypothetical assumptions described below will actually occur or that production levels will not change by amounts different from those shown in the tables.

        MV Partners has entered into certain hedge contracts related to the oil production from the underlying properties for the years 2006 through 2010. For the years 2006, 2007 and 2008, MV Partners has entered into swap contracts and costless collars at prices ranging from $56 to $68 per barrel of oil that hedge approximately 82% to 86% of expected production from the proved developed producing reserves attributable to the underlying properties in the reserve report. For the years 2009 and 2010, MV Partners has entered into swap contracts at prices ranging from $63 to $71 per barrel of oil that hedge approximately 80% of expected production from the proved developed producing reserves attributable to the underlying properties in the reserve report. As a result, cash distributions related to 2006, 2007 and 2008 are not expected to fluctuate significantly due to changes in oil prices, and fluctuations in cash distributions related to 2009 and 2010 as a result of changes in oil prices will not be as significant as they would be if the hedge contracts were not in place. MV Partners has not entered into any hedge contracts related to production from the underlying properties for periods after 2010 and, therefore, cash distributions for those periods are expected to fluctuate significantly as a result of changes in oil prices after 2010. See "Risk Factors" for a discussion of various items that could impact production levels and the prices of oil and natural gas.

        The purpose of the table below is to illustrate the sensitivity of cash distributions solely to changes in oil production levels, excluding the impact of any price differences for production of oil from the prices forecasted. The table below is not a projection or forecast of the actual or estimated results from an investment in the trust units.

Sensitivity of Total 2007 Projected Cash Distributions Per Trust Unit
to Changes in Oil Production

Percentage of 2007 Estimated Oil Production(1)	Total 2007 Projected Cash Distributions Per Trust Unit
90%	$2.57
95%	$2.79
100%	$3.02
105%	$3.24
110%	$3.47

(1)
Estimated oil production is based on the reserve report included as Appendix A to this prospectus, and the sensitivity analysis assumes that oil production will continue to represent the same percentage of total production as estimated for 2007 in the reserve report.

        Due to the significant hedging in place with respect to estimated 2007 oil production, no sensitivity analysis is presented to reflect the sensitivity of changes in oil prices on the level of cash distributions to unitholders. In addition, because estimated production for 2007 is expected to consist of approximately 98% oil and 2% natural gas and natural gas liquids, no sensitivity analysis is presented to reflect the sensitivity of changes in production or prices of natural gas or natural gas liquids on the level of cash distributions to unitholders.

Significant Assumptions Used to Prepare the Projected Cash Distributions

        Timing of Actual Distributions.    In preparing the projected cash distributions and sensitivity analysis above, the revenues and expenses of the trust were calculated based on the terms of the conveyance creating the trust's net profits interest. These calculations are described under "Computation of Net Proceeds—Net Profits Interest," except that amounts for the projection and table above were calculated on an accrual or production basis rather than the cash basis prescribed by the conveyance. As a result, the proceeds for production for a portion of the three months ended December 31, 2007, and reflected in the projection and sensitivity analysis, will actually enter into the calculation of net proceeds to be received by the trust in 2008. Net proceeds from production during the five months ended December 31, 2006, will in fact be distributed to the trust in 2007.

        Production Estimates.    Production estimates for 2007 are based on the reserve report. The reserve report assumed constant prices at June 30, 2006, based on a crude oil price of $73.93 ($70.68 realized) per Bbl, the weighted average wellhead natural gas price at June 30, 2006, of $5.07 per Mcf and the natural gas liquid price at June 30, 2006, of $56.37 per Bbl. Production from the underlying properties for 2007 is estimated to be 1,104.0 MBbls of oil, 131.5 MMcf of natural gas and 8.6 MBbls of natural gas liquids. See "—Oil, Natural Gas and Natural Gas Liquid Prices" below for a description of changes in production due to price variations. Net sales for the six months ended June 30, 2006, on an accrual basis, were 515 MBbls of oil, 51 MMcf of natural gas and 3 MBbl of natural gas liquids. Net sales for the year ended December 31, 2005, on an accrual basis, were 1,058 MBbls of oil, 89 MMcf of natural gas and 5 MBbls of natural gas liquids. The projected increase of estimated production for 2007 is primarily the result of approximately $3.4 million of maintenance and development expenditures on the underlying properties that are planned to be incurred by MV Partners during the second half of 2006 for well workover and other development activities that are expected to increase production from the underlying properties beginning in late 2006 and through 2007. In addition, MV Partners expects to incur approximately $5.1 million of maintenance and development expenditures during 2007 to further increase production from the underlying properties in 2007. Although MV Partners expects annual production from the underlying properties to decline at an average annual rate of 3.5% over the next 20 years, MV Partners expects the actual annual decline rate to be smaller during the beginning of that period and to increase over the course of that period. The expected increase in the annual decline rate over the course of this 20-year period is primarily a result of the assumption that no additional development drilling or other capital expenditures are made after 2010 on the underlying properties. Differing levels of production will result in different levels of distributions and cash returns.

        Oil, Natural Gas and Natural Gas Liquid Prices.    Hypothetical oil and natural gas prices assumed in the projected cash distribution table are based on published First Call consensus forecasts of oil and natural gas prices for 2007 as of August 3, 2006. Published NYMEX benchmark prices for crude oil are based upon an assumed light, sweet crude oil of a particular gravity that is stored in Cushing, Oklahoma while published NYMEX benchmark prices for natural gas are based upon delivery at the Henry Hub in Louisiana. These prices differ from the average or actual price received for production attributable to the underlying properties. Differentials between published oil and natural gas prices and the prices actually received for the oil and natural gas production may vary significantly due to market conditions, transportation costs and other factors.

        In the above tables, $4.31 per barrel is deducted from the First Call consensus forecast price for crude oil in 2007 to reflect these differentials. This deduction is based on MV Partners' estimate of the average difference between the NYMEX published price of crude oil and the price to be received by MV Partners for production attributable to the underlying properties during 2007. The average difference between the NYMEX published price of crude oil and the price received by MV Partners for oil production attributable to the underlying properties during the month of June 2006 was $3.25 per barrel, which is the assumed differential used in the reserve report. Pro forma average oil prices appearing in this prospectus have been adjusted for these differentials.

        In the cash distribution table, $1.23 is deducted from the First Call consensus forecast price for natural gas in 2007 to reflect these differentials. This deduction is based on MV Partners' estimate of the average difference between the NYMEX published price of natural gas and the price to be received by MV Partners for production attributable to the underlying properties during 2007. The average difference between the NYMEX published price of natural gas and the price received by MV Partners for natural gas production attributable to the underlying properties during the six months ended June 30, 2006 was $1.73 per Mcf. Because there is no First Call consensus price for natural gas liquids, MV Partners used a hypothetical price equal to approximately 80% of the hypothetical price used in the projected cash distribution table for oil, which is consistent with the historical pricing realized by MV Partners for natural gas liquids and is the methodology used in the reserve report.

        The adjustments to published oil, natural gas and natural gas liquid prices applied in the above projected cash distribution estimate are based upon an analysis by MV Partners of the historic price differentials for production from the underlying properties with consideration given to gravity, quality and transportation and marketing costs that may affect these differentials in 2007. There is no assurance that these assumed differentials will occur in 2007.

        When oil, natural gas and natural gas liquid prices decline, the operators of the properties comprising the underlying properties may elect to reduce or completely suspend production. No adjustments have been made to estimated 2007 production to reflect potential reductions or suspensions of production.

        Settlements of Hedge Contracts.    The projected gross proceeds includes the impact of payments that would be made to settle the hedge contracts in 2007 based upon the hypothetical oil prices assumed in the projected cash distribution table. In addition, the cash distribution table includes the impact of the trust's right to receive 80% of the amounts payable to MV Partners from hedge contract counterparties upon monthly settlements of the hedge contracts. MV Partners has entered into swap contracts with respect to 687,000 Bbls of oil expected to be produced from the underlying properties during 2007 at a weighted average price per Bbl of $62.52 and has entered into costless collars with respect to 120,000 Bbls of oil expected to be produced from the underlying properties during 2007 at a weighted average floor and ceiling price of $61.00 and $68.00, respectively.

        During the year ended December 31, 2005, MV Partners incurred costs of approximately $22 million as a result of the settlement of hedging arrangements. Because of the price at which these hedging arrangements settled compared to the market price of crude oil, the excess of revenues over direct operating expenses for the underlying properties during the year ended December 31, 2005 was significantly decreased from what it otherwise would have been had these hedging arrangements not been in place. Using the hypothetical oil prices in the projected cash distributions table above, the projected cash distributions include an estimated cost of $358,000 related to hedge settlements in 2007. This estimated decrease in hedge settlement costs between 2005 and 2007 is the primary reason for the increase in projected cash distributions between 2005 and 2007.

        Costs.    For 2007, MV Partners estimates lease operating expenses to be $11.7 million, lease maintenance and development expenses to be $5.1 million, lease overhead expenses to be $2.2 million and production and property taxes to be $2.5 million. For the six months ended June 30, 2006, lease operating expenses were $5.6 million, lease maintenance and development expenses were $1.9 million, lease overhead expenses were $1.1 million and production and property taxes were $1.9 million. Lease overhead is the estimated fee for all properties operated by MV Partners that is deducted by MV Partners in calculating net proceeds. For a description of production expenses and development costs, see "Computation of Net Proceeds—Net Profits Interest." MV Partners expects its costs in 2007 to be substantially the same as its expected costs in 2006 after giving effect to capital projects expected to be undertaken during the third and fourth quarters of 2006.

        Administrative Expense.    Trust administrative expense for 2007 is assumed to be $662,000. See "The Trust."

THE UNDERLYING PROPERTIES

        The underlying properties consist of MV Partners' net interests in all of its oil and natural gas properties as of the date of the conveyance of the net profits interest to the trust, which properties are located in the Mid-Continent region in the States of Kansas and Colorado. These oil and natural gas properties consist of approximately 985 producing oil and natural gas wells on approximately 202 leases. MV Partners acquired the underlying properties in two transactions, the first of which was in 1998 when it acquired a substantial portion of the underlying properties from a major oil and gas company, and the second of which was in 1999 when it acquired the remaining portion of the underlying properties from a large independent oil and natural gas company. As of June 30, 2006, proved reserves attributable to the underlying properties, as estimated in the reserve report, were approximately 18.7 MMBoe with a PV-10 of $358.7 million. During the six months ended June 30, 2006, average net daily production from the underlying properties was 2,904 Boe per day. Affiliates of MV Partners are currently the operators or contract operators of substantially all of the properties comprising the underlying properties.

        MV Partners' interests in the properties comprising the underlying properties require MV Partners to bear its proportionate share, along with the other working interest owners, of the costs of development and operation of such properties. The properties comprising the underlying properties are burdened by non-working interests owned by third parties, consisting primarily of royalty interests retained by the owners of the land subject to the working interests. These landowners' royalty interests typically entitle the landowner to receive 12.5% of the revenue derived from oil and natural gas production resulting from wells drilled on the landowner's land, without any deduction for drilling costs or other costs related to production of oil and natural gas. A working interest percentage represents a working interest owner's proportionate ownership interest in a property in relation to all other working interest owners in that property, whereas a net revenue interest percentage is a working interest owner's percentage of production after reducing such percentage by the percentage of burdens on such production such as royalties and overriding royalties.

        Based on the reserve report, the net profits interest would entitle the trust to receive net proceeds from the sale of production of 11.5 MMBoe of proved reserves attributable to the underlying properties expected to be produced during the term of the net profits interest, calculated as 80% of the proved reserves attributable to the underlying properties expected to be produced during the term of the net profits interest. The reserves attributable to the underlying properties include all reserves expected to be economically produced during the life of the properties, whereas the trust is entitled to only receive 80% of the net proceeds from the sale of production of oil, natural gas and natural gas liquids attributable to the underlying properties during the term of the net profits interest.

        MV Partners' interest in the underlying properties after deducting the net profits interest entitles it to 20% of the net proceeds from the sale of production of oil, natural gas and natural gas liquids attributable to the underlying properties during the term of the net profits interest and all of the net proceeds thereafter. Immediately following the closing of this offering, MV Partners intends to sell at the initial public offering price the 4,000,000 trust units not sold in this offering to its two members, MV Energy and VAP-I, in exchange for cash in the amount of $8.0 million and promissory notes. Each of MV Energy and VAP-I will own 50% of the retained units. These retained trust units are subject to lock-up arrangements. See "Trust Units Eligible for Future Sale—Lock-up Agreements." MV Partners believes that its members' retained ownership interests will provide sufficient incentive for MV Partners to operate (or cause to be operated) and develop the oil and natural gas properties comprising the underlying properties in an efficient and cost-effective manner. In addition, MV Partners has agreed to use commercially reasonable efforts to cause the operators of the underlying properties to operate these properties in the same manner it would if these properties were not burdened by the net profits interest.

        The Mid-Continent region is a mature producing region with well-known geologic characteristics. Most of the production from the underlying properties consists of desirable crude oil of a quality level between sweet and sour with 33 to 34 gravity averages. Most of the producing wells to which the underlying properties relate are relatively shallow, ranging from 600 to 4,500 feet, and many are completed to multiple producing zones. In general, the producing wells to which the underlying properties relate have stable production profiles and their production is generally long-lived, often with total projected economic lives in excess of 50 years. Based on the reserve report, annual production from the underlying properties is expected to decline at an average annual rate of 3.5% over the next 20 years assuming no additional development drilling or other capital expenditures are made after 2010 on the underlying properties. MV Partners expects total capital expenditures for the underlying properties during the next five years will be approximately $17 million, which it expects will partially offset the natural decline in production otherwise expected to occur with respect to the underlying properties as described in more detail below.

Historical Results of the Underlying Properties

        The following table sets forth revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying properties for the three years in the period ended December 31, 2005, and for the six-month periods ended June 30, 2005 and 2006, derived from the underlying properties' audited and unaudited statements of historical revenues and direct operating expenses included elsewhere in this prospectus. The unaudited statements were prepared on a basis consistent with the audited statements and, in the opinion of MV Partners, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying properties for the periods presented.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
	(in thousands, except operating data)
Revenues:
Oil sales	$34,610	$44,364	$57,353	$25,868	$32,928
Natural gas sales	562	571	609	229	314
Natural gas liquid sales	247	294	312	133	151
Hedge and other derivative activity	(7,383)	(14,403)	(22,319)	(10,912)	(15,587)

Total	28,036	30,826	35,955	15,318	17,806

Direct operating expenses:
Lease operating expenses	10,156	10,430	11,307	5,237	5,565
Lease maintenance	1,334	1,454	1,916	584	1,052
Lease overhead	2,047	2,015	2,068	1,016	1,097
Production and property tax	1,322	1,389	1,867	945	1,864

Total	14,859	15,288	17,158	7,782	9,578

Excess of revenues over direct operating expenses	$13,177	$15,538	$18,797	$7,536	$8,228

        MV Partners has historically entered into certain hedging arrangements and other derivatives to reduce the exposure of the revenues from oil production for the underlying properties to fluctuations in crude oil prices. In addition, MV Partners was required under the terms of its original agreement of limited partnership to hedge approximately 80% of its expected annual proved producing reserves. As a result of the repurchase of the limited partner interest in MV Partners in 2005 as described in "MV Partners," this requirement is no longer in effect. From 2003 to 2005, approximately 70% to 74% of the actual oil production volumes were subject to these hedging arrangements with settlement prices ranging from $20.10 to $33.60 per barrel. During that same period, the average NYMEX price per barrel of crude oil was between $31.07 and $56.67. These hedging arrangements have now expired and will not impact the amount of cash available for distribution to the trust. The settlement prices of the existing hedge contracts range from $56 to $71 and are more consistent with current crude oil prices.

        The following table provides oil and natural gas sales volumes, average sales prices and capital expenditures relating to the underlying properties for the three years in the period ended December 31, 2005, and for the six-month periods ended June 30, 2005 and 2006. Sales volumes for natural gas liquids during the periods presented were not significant. Average prices do not include the effect of hedge and other derivative activity.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
Operating data:
Sales volumes:
Oil (MBbls)	1,198	1,127	1,058	520	515
Natural gas (MMcf)	116	104	89	39	51
Average Prices:
Oil (per Bbl)	$28.89	$39.37	$54.21	$49.73	$63.92
Natural gas (per Mcf)	$4.84	$5.51	$6.83	$5.86	$6.15
Capital expenditures (in thousands):
Property acquisition	1,108	1,380	1,895	$732	$752
Well development	172	297	381	299	46

Total	$1,280	$1,677	$2,276	$1,031	$798

Discussion and Analysis of Historical Results of the Underlying Properties

  Comparison of Results of the Underlying Properties for the Six Months Ended June 30, 2006 and 2005

        Excess of revenues over direct operating expenses for the underlying properties was $8.2 million for the six months ended June 30, 2006, compared to $7.5 million for the six months ended June 30, 2005. The increase was primarily a result of an increase in the average price received for the oil and natural gas sold. This was partially offset by an increase in direct operating expenses, an increase in hedge and other derivative expense and an increase in production and property tax expense.

        Revenues.    Revenues from oil, natural gas and natural gas liquid sales increased $7.2 million between the periods. This increase in revenues was primarily the result of an increase in the average price received for crude oil sold from $49.73 per Bbl for the six months ended June 30, 2005 to $63.92 per Bbl for the six months ended June 30, 2006. The increase in revenues was also the result of an increase in the average price received for natural gas sold from $5.86 per Mcf for the six months ended June 30, 2005 to $6.15 per Mcf for the six months ended June 30, 2006, as well as a small increase in volumes sold.

        Hedging and Other Derivative Activities.    Hedging and other derivative activities expense increased from $10.9 million for the six months ended June 30, 2005 to $15.6 million for the six months ended June 30, 2006. This increase was due to an increase in ineffectiveness of hedges and other derivatives then in place being recorded to the expense account and an increase in realized hedge losses for the period.

        At June 30, 2006, MV Partners recorded a $2.9 million expense for ineffectiveness of hedges and other derivatives compared to no ineffective portion at June 30, 2005. The increase in ineffectiveness during the six months ended June 30, 2006 compared to the six months ended June 30, 2005 is partially the result of additional hedge and other derivative contracts placed during the last quarter of 2005. At June 30, 2005, MV Partners had open swap agreements covering the next 12 months and no open collar transactions. At June 30, 2006, MV Partners had open swap agreements covering the next 54 month periods and an open collar transaction covering the 12 months of 2007 which increased the volume of hedges and the exposure to hedge ineffectiveness compared to June 30, 2005. The change in value of the open collar transaction resulted in an expense of $1.2 million for the six months ended June 30, 2006.

        Hedge ineffectiveness of the swap agreements is the result of various factors including changes in the average crude oil price and changes in the basis differential between the NYMEX price and the price actually received by MV Partners. An increase in the basis differential, the increase in the price of crude oil and the extended hedge and derivative contracts, all combined to increase the expense associated with the swap agreements for the six months ended June 30, 2006 by $1.7 million.

        In addition, a portion of the increase in hedge and other derivative expense was due to the higher average NYMEX price per Bbl of crude oil for the first half of 2006 of $67.09 compared to $51.51 for the first half of 2005. The weighted average settlement price of hedges and other derivatives for the first half of 2006 was $38.45 compared to $23.82 for the first half of 2005. The remainder of the increase was due to 49,076 more Bbls of oil being subject to hedge arrangements during the first half of 2006.

        Hedge ineffectiveness and actual hedge losses increased during the period of rising oil prices as experienced from 2003 to 2005 when the average NYMEX price per barrel of crude oil went from $31.07 to $56.56. Hedge ineffectiveness and hedge losses typically decrease during periods of flat or declining oil prices. Because commodity prices can fluctuate significantly, past performance of our hedges is not necessarily indicative of their future performance.

        Prices.    The average price received for the crude oil and natural gas sold increased primarily as a result of an increase in the oil price and natural gas price indices on which the sales prices for a majority of the production were based.

        Volumes.    The small decrease in oil, natural gas and natural gas liquid sales volumes, which decrease is less than the natural decline of the underlying properties, is primarily attributable to the low production affected by the ice storm in the first quarter of 2005 and the results of MV Partners' development program in the first half of 2006.

        Direct operating expenses.    Direct operating expenses increased from $7.8 million for the six months ended June 30, 2005 to $9.6 million for the six months ended June 30, 2006. This increase was primarily a result of casing repair to several wells, repair and cleanout of a salt water disposal system well, continuing restoration of wells from inactive status to producing status and an increase in production and property tax.

        Lease maintenance expense.    The increase in lease maintenance expense was primarily due to the timing of scheduled projects in the first half of 2006.

        Production and Property Taxes.    Production and property taxes increased as a result of the increases in the price of crude oil and in revenues from oil, natural gas and natural gas liquid sales, on which these taxes are based.

  Comparison of Results of the Underlying Properties for the Years Ended December 31, 2005 and 2004

        Excess of revenues over direct operating expenses for the underlying properties was $18.8 million for the year ended December 31, 2005, compared to $15.5 million for the year ended December 31, 2004. The increase was primarily a result of an increase in the average price received for the oil and natural gas sold. This was partially offset by a decrease in production and an increase in direct operating expenses.

        Revenues.    Revenues from oil, natural gas and natural gas liquid sales increased $13.0 million between the periods. This increase in revenues was primarily the result of an increase in the average price received for crude oil sold from $39.37 per Bbl for the year ended December 31, 2004 to $54.21 per Bbl for the year ended December 31, 2005. The increase in revenues was also the result of an increase in the average price received for natural gas sold from $5.51 per Mcf for the year ended December 31, 2004 to $6.83 per Mcf for the year ended December 31, 2005.

        Hedging and Other Derivative Activities.    Hedging and other derivative activities expense increased from $14.4 million for the year ended December 31, 2004 to $22.3 million for the year ended December 31, 2005. This increase was due primarily to the higher average NYMEX settle price for the year ended December 31, 2005 of $56.57 compared to $41.38 for the year ended December 31, 2004. The weighted average hedge price for 2005 was $28.60 compared to $24.02 for 2004. A small increase was due to ineffectiveness of hedges currently in place being recorded to the expense account. In the year ended December 31, 2005, a $0.8 million expense for ineffectiveness was recorded compared to no ineffective portion for the year ended December 31, 2004.

        Prices.    The average price received for crude oil and natural gas sold increased primarily as a result of an increase in the oil price and natural gas price indices on which the sales prices for a majority of the production were based.

        Volumes.    The decrease in oil, natural gas and natural gas liquid sales volumes was attributable to the natural decline of proved producing volumes along with a 2% production loss due to widespread ice storms in January and February of 2005. These declines were in part offset by the results of MV Partners' development program in 2005.

        Direct operating expenses.    Direct operating expenses increased from $15.3 million for the year ended December 31, 2004 to $17.2 million for the year ended December 31, 2005. This increase was primarily a result of increased costs of primary vendors who rely on large uses of hydrocarbon products such as (1) pumpers (gasoline), (2) utilities (cost of fuel), (3) treating chemicals (hydrocarbon base) and (4) pulling units (fuel surcharge). This increase was also supplemented by wage increases associated with the increased demand for oilfield employees and increases in the price of steel for tubular and other metal products.

        Lease maintenance expense.    Reactivating shut-in wells accounted for the largest part of the increase in lease maintenance expenses during 2005. The same factors described above in direct operating expenses concerning increased costs of primary vendors also contributed to the increase in lease maintenance expense.

        Production and Property Taxes.    Production and property taxes increased $0.5 million as a result of the increase in revenues from oil, natural gas and natural gas liquid sales and increased equipment value on which these taxes are based.

  Comparison of Results of the Underlying Properties for the Years Ended December 31, 2004 and 2003

        Excess of revenues over direct operating expenses for the underlying properties was $15.5 million for the year ended December 31, 2004, compared to $13.2 million for the year ended December 31, 2003. The increase was primarily a result of an increase in the average price received for the oil and natural gas sold. This was partially offset by a decrease in production and an increase in direct operating expenses.

        Revenues.    Revenues from oil, natural gas and natural gas liquid sales increased $9.8 million between these periods. This increase in revenues was primarily the result of an increase in the average price received for crude oil sold from $28.89 per Bbl for the year ended December 31, 2003 to $39.37 per Bbl for the year ended December 31, 2004. The increase in revenues was also the result of an increase in the average price received for natural gas sold from $4.84 per Mcf for the year ended December 31, 2003 to $5.51 per Mcf for the year ended December 31, 2004.

        Prices.    The average price received for crude oil and natural gas sold increased primarily as a result of an increase in the oil price and natural gas price indices on which the sales prices for a majority of the production were based.

        Hedging and Other Derivative Activities.    Hedging and other derivative activities expense increased from $7.4 million for the year ended December 31, 2003 to $14.4 million for the year ended December 31, 2004. This increase was due primarily to the higher average NYMEX settle price for the year ended December 31, 2004 of $41.38 compared to $31.07 for the year ended December 31, 2003. The weighted average hedge price for 2004 was $24.02 compared to $22.14 for 2003.

        Volumes.    The decrease in oil, natural gas and natural gas liquid sales volumes was primarily attributable to the natural decline of proved producing volumes. This decline was in part offset by the results of MV Partners' development program in 2004.

        Direct operating expenses.    Direct operating expenses increased from $14.9 million for the year ended December 31, 2003 to $15.3 million for the year ended December 31, 2004. This increase of 2.7% was primarily a result of general inflation in MV Partners' primary vendor costs.

        Production and Property Taxes.    Production and property taxes increased $0.1 million as a result of the increase in revenues from the sale of oil, natural gas and natural gas liquids on which these taxes are based.

Liquidity and Capital Resources

        MV Partners acquired the underlying properties in two transactions, the first of which was in 1998 and the second of which was in 1999. MV Partners' primary sources of capital and liquidity have been proceeds from sales of limited partner interests prior to its conversion to a limited liability company, borrowings under its bank credit facility and cash flow from operations. To date, its primary uses of capital have been to service its debt requirements, for development of working interests in its oil and natural gas properties located in Kansas and eastern Colorado and for distributions. It continually monitors its capital resources available to meet its future financial obligations and planned capital expenditures. For more information regarding the liquidity and capital resources of MV Partners, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations of MV Partners—Liquidity and Capital Resources."

Hedge and Derivative Contracts

        The revenues derived from the underlying properties depend substantially on prevailing crude oil and, to a lesser extent, natural gas and natural gas liquid prices. As a result, commodity prices also affect the amount of cash flow available for distribution to the trust unitholders. Lower prices may also reduce the amount of oil, natural gas and natural gas liquids that MV Partners can economically produce. MV Partners sells the oil, natural gas and natural gas liquid production from the underlying properties under floating market price contracts each month. MV Partners has entered into the hedge and other derivative contracts to reduce the exposure of the revenues from oil production from the underlying properties from 2006 through 2010 to fluctuations in crude oil prices and to achieve more predictable cash flow. However, these contracts limit the amount of cash available for distribution if prices increase. The hedge and other derivative contracts consist of fixed price swap contracts and costless collar arrangements that have been placed with major trading counterparties who MV Partners believes represent minimal credit risks. MV Partners cannot provide assurance, however, that these trading counterparties will not become credit risks in the future.

        The crude oil swap contracts and costless collar arrangements will settle based on the average of the settlement price for each commodity business day in the contract month. In a swap transaction, the counterparty is required to make a payment to MV Partners for the difference between the fixed price and the settlement price if the settlement price is below the fixed price. MV Partners is required to make a payment to the counterparty for the difference between the fixed price and the settlement price if the settlement price is above the fixed price. In a collar arrangement, the counterparty is required to make a payment to MV Partners for the difference between the fixed floor price and the settlement price if the settlement price is below the fixed floor price. MV Partners is required to make a payment to the counterparty for the difference between the fixed ceiling price and the settlement price if the settlement price is above the fixed ceiling price. Neither party is required to make a payment if the settlement price falls between the fixed floor and ceiling prices. From June 30, 2006 through December 31, 2010, MV Partners' crude oil price risk management positions in swap contracts and collar arrangements are as follows:

	Fixed Price Swaps		Collars
				Weighted Average Price (Per Bbl)
Month	Volumes (Bbls)	Weighted Average Price (Per Bbl)	Volumes (Bbls)
				Floor	Ceiling
July 2006	70,664	$63.02	—	$—	$—
August 2006	70,349	63.02	—	—	—
September 2006	70,037	63.01	—	—	—
October 2006	69,729	$63.01	—	$—	$—
November 2006	69,422	63.00	—	—	—
December 2006	69,120	63.00	—	—	—
January 2007	16,000	58.31	10,000	61.00	68.00
February 2007	61,000	63.33	10,000	61.00	68.00
March 2007	61,000	63.21	10,000	61.00	68.00
April 2007	61,000	63.08	10,000	61.00	68.00
May 2007	61,000	62.92	10,000	61.00	68.00
June 2007	61,000	62.76	10,000	61.00	68.00
July 2007	61,000	62.61	10,000	61.00	68.00
August 2007	61,000	62.47	10,000	61.00	68.00
September 2007	61,000	62.33	10,000	61.00	68.00
October 2007	61,000	62.18	10,000	61.00	68.00
November 2007	61,000	62.04	10,000	61.00	68.00
December 2007	61,000	61.89	10,000	61.00	68.00
January 2008	106,167	60.42	—	—	—
February 2008	61,167	58.53	—	—	—
March 2008	61,167	58.53	—	—	—
April 2008	61,167	58.53	—	—	—
May 2008	61,167	58.53	—	—	—
June 2008	61,167	58.53	—	—	—
July 2008	61,167	58.53	—	—	—
August 2008	61,167	58.53	—	—	—
September 2008	61,167	58.53	—	—	—
October 2008	61,167	58.53	—	—	—
November 2008	61,167	58.53	—	—	—
December 2008	61,167	58.53	—	—	—
January 2009	56,500	66.24	—	—	—
February 2009	56,500	66.24	—	—	—
March 2009	56,500	66.24	—	—	—
April 2009	56,500	66.24	—	—	—

May 2009	56,500	66.24	—	—	—
June 2009	56,500	66.24	—	—	—
July 2009	56,500	66.24	—	—	—
August 2009	56,500	66.24	—	—	—
September 2009	56,500	66.24	—	—	—
October 2009	56,500	66.24	—	—	—
November 2009	56,500	66.24	—	—	—
December 2009	56,500	66.24	—	—	—
January 2010	53,150	65.03	—	—	—
February 2010	53,150	65.03	—	—	—
March 2010	53,150	65.03	—	—	—
April 2010	53,150	65.03	—	—	—
May 2010	53,150	65.03	—	—	—
June 2010	53,150	65.03	—	—	—
July 2010	53,150	65.03	—	—	—
August 2010	53,150	65.03	—	—	—
September 2010	53,150	65.03	—	—	—
October 2010	53,150	$65.03	—	$—	$—
November 2010	53,150	65.03	—	—	—
December 2010	53,150	65.03	—	—	—

Producing Acreage and Well Counts

        For the following data, "gross" refers to the total wells or acres in which MV Partners owns a working interest and "net" refers to gross wells or acres multiplied by the percentage working interest owned by MV Partners. Although many of MV Partners' wells produce both oil and natural gas, a well is categorized as an oil well or a natural gas well based upon the ratio of oil to natural gas production.

        The underlying properties are interests in developed properties located in oil and natural gas producing regions of Kansas and eastern Colorado. The following is a summary of the approximate acreage of the underlying properties at June 30, 2006. Undeveloped acreage is not significant.

	Gross	Net
El Dorado Area	15,405	15,393
Northwest Kansas Area	11,885	11,840
Other	20,350	16,649

Total	47,640	43,882

        The following is a summary of the producing wells on the underlying properties as of June 30, 2006:

	Operated Wells		Non-Operated Wells		Total
	Gross	Net	Gross	Net	Gross	Net
Oil	908	888	71	10	979	898
Natural gas	5	4	1	—	6	4

Total	913	892	72	10	985	902

        The following is a summary of the number of developmental wells drilled by MV Partners on the underlying properties during the last three years. MV Partners did not drill any exploratory wells during the periods presented.

	Year Ended December 31,
	2003		2004		2005
	Gross	Net	Gross	Net	Gross	Net
Completed:
Oil wells	5	5	8	8	6	6
Natural gas wells	—	—	—	—	—	—
Non-productive	—	—	1	1	1	0.9

Total	5	5	9	9	7	6.9

        As of June 30, 2006, MV Partners had drilled three wells on the underlying properties. Two of the wells have been completed and are currently producing and the third well has been successfully completed and is in the process of being tied into production facilities. Drilling equipment has been contracted for the 13 wells to be drilled in the remainder 2006.

        The following table shows the average sales prices per Bbl of oil and Mcf of natural gas produced and the production costs and production and property taxes per Boe for the underlying properties. Sales volumes for natural gas liquids during the periods presented were not significant. Average prices do not include the effect of hedge and other derivative activity.

	Year Ended December 31,
	2003	2004	2005
Sales prices:
Oil (per Bbl)	$28.89	$39.37	$54.21
Natural gas (per Mcf)	$4.84	$5.51	$6.83
Lease operating expense (per Boe)	$8.33	$9.09	$10.51
Lease maintenance (per Boe)	$1.09	$1.27	$1.78
Lease overhead (per Boe)	$1.68	$1.76	$1.92
Production and property taxes (per Boe)	$1.08	$1.21	$1.74

Major Producing Areas

        Approximately 62% of the net acres included in the underlying properties are located in the El Dorado Area, which is located in southeastern Kansas, and in the Northwest Kansas Area. The properties comprising the underlying properties are all located in mature fields that are characterized by long production histories. The properties provide continual workover and developmental opportunities which MV Partners has pursued to reduce the natural decline in production from the underlying properties.

  El Dorado Area

        The properties comprising the underlying properties located in the El Dorado Area are operated on behalf of MV Partners by Vess Oil and are located in the El Dorado, Augusta and the Valley Center Fields. Vess Oil has actively pursued infill drilling, well re-entries, plugback and deepening recompletion operations, various types of restimulation work and equipment optimization programs to reduce the natural decline in production from these fields.

        El Dorado Field.    The El Dorado Field is located atop the Nemaha Ridge in Central Butler County, Kansas and was first discovered in 1915. Up to 15 horizons have been reported to contain hydrocarbons, ranging from the Admire Sands, at a depth of 650 feet, to the Arbuckle Dolomite, at a depth of 2,500 feet. The primary producing intervals are the Admire, Lansing-Kansas City, Viola,

Simpson and Arbuckle. Cumulative production of all producers from the El Dorado Field has exceeded 300 MMBbls of oil with production peaking between 1916 and 1918 at 116,000 Bbls per day in 1918.

        Augusta Field.    The Augusta Field is on a trend similar to the nearby El Dorado Field and strikes northeast parallel to the Nemaha Ridge. The field was first discovered in 1914 and covers approximately 10 square miles of Butler County, Kansas. The primary producing interval has been the Arbuckle with additional production coming from the Simpson and Lansing-Kansas City intervals. Cumulative production of all producers from the Augusta Field has exceeded 48 MMBbls of oil. The Augusta Field is largely an extension of the El Dorado Field and has very similar geological characteristics.

        Vess Oil has maintained constant activity in these fields to increase production. Vess Oil plans to drill 20 infill developmental wells in the Arbuckle, Lansing-Kansas City and Simpson intervals and 16 infill developmental wells in the Whitecloud interval in the El Dorado area during the next five years. Vess Oil also plans to maintain its 11 well annual recompletion and workover program over the next five years. Vess Oil recently received approval from the Kansas Corporation Commission for water injection into the Whitecloud formation and has commenced a waterflood program to enhance production from this reservoir. Vess Oil has completed two active injection wells and plans to convert additional wells as the infill developmental drilling program proceeds. Vess Oil also plans to extend the Admire production facilities in the Oil Hill area, which will enable reactivation of several wells and several recompletion opportunities.

        Valley Center Field.    The Valley Center Field was first discovered in 1928 and covers approximately 60 square miles of Sedgwick County, Kansas. Production is primarily from the Viola interval, which is located at an average depth of 2,500 feet. Cumulative production of all producers from the Valley Center Field has exceeded 25 MMBbls of oil. The Valley Center Field has similar geological characteristics as the El Dorado Field. Vess Oil plans to drill two wells in the Valley Center Field and equip this area with high volume lift equipment.

  Northwest Kansas Area

        Each of Vess Oil and Murfin Drilling operate leases on behalf of MV Partners included in the properties comprising the underlying properties that are located in the Northwest Kansas Area. The primary fields in this area are the Bemis-Shutts, Trapp, Ray and Hansen Fields. Vess Oil and Murfin Drilling have actively pursued polymer treatments, stimulation workovers and recompletion operations to reduce the natural decline in production from these fields.

        Bemis-Shutts Field.    The Bemis-Shutts Field is located on the Fairport Anticline within the Central Kansas Uplift and was first discovered in 1928. The field consists of 17,080 acres in northeastern Ellis and southeastern Rooks Counties, Kansas. Production has been from multiple pay zones with the primary formation being the Arbuckle interval at a depth of 3,300 feet and the Lansing-Kansas City interval at a depth of 2,800 feet. Cumulative production of all producers from the Bemis-Shutts Field has exceeded 248 MMBbls of oil.

        Both Vess Oil and Murfin Drilling have pursued polymer treatment programs with success in the Bemis-Shutts Field and plan to continue these workovers. MV Partners recently conducted a 3-D seismic survey over a large portion of the field to further define the boundaries of the Arbuckle structure in the field and to evaluate undrilled infill locations. This data has been processed and over 14 potential infill drilling locations have been identified. Infill drilling is scheduled to start during the fourth quarter of this year

        Trapp Field.    The Trapp Field consists of 35,900 acres in Russell and Barton Counties, Kansas and was first discovered in 1929. Production has primarily been from the Lansing-Kansas City and Shawnee limestones and the Arbuckle dolomite. Cumulative production of all producers from the Trapp Field has exceeded 239 MMBbls of oil.

        Murfin Drilling operates the leases held by MV Partners in the Trapp Field. Over the next three years, Murfin Drilling plans to restimulate 12 producing wells and drill one development well in the field and recomplete three wells in other nearby zones.

        Hansen and Ray Fields.    The Hansen Field is located along the crest of the Stuttgart-Huffstutor Anticline and was first discovered in 1943. Production from this field has primarily come from the Lansing-Kansas City limestone. Cumulative production of all producers from the Hansen Field has exceeded 9.2 MMBbls of oil.

        The Ray Field is located on the eastern flank of the Central Kansas Uplift and was first discovered in 1940. Production has primarily been from the Arbuckle dolomite and the Gorham sands with additional production from the Lansing-Kansas City interval along the eastern flank of the field. Cumulative production of all producers from the Ray Field has exceeded 18 MMBbls of oil.

        The Hansen and Ray Fields consist of over 7,000 acres in Philips and Norton Counties, Kansas. Murfin Drilling operates the leases held by MV Partners in the Hansen and Ray Fields. Through the remainder of 2006, Murfin Drilling plans to clean out and acidize six injectors to improve waterflood efficiency within these fields. During the next three years, Murfin Drilling plans to reactivate one producer well and drill one development well.

Planned Development and Workover Program

        Since acquiring the underlying properties in 1998 and 1999, MV Partners has implemented a development program on the properties comprising the underlying properties to further develop proved undeveloped reserves and help offset the natural decline in production. These activities included recompletion of certain existing wells into new producing horizons, workovers of existing wells and the drilling of infill development wells.

        The development program that MV Partners currently intends to implement over the next five years with respect to the underlying properties categorized as proved undeveloped reserves consists of drilling 66 development wells, 51 recompletion and workover projects, 16 polymer stimulations and 1 waterflood project. The development program that MV Partners currently intends to implement over the next five years with respect to the underlying properties categorized as proved developed non-producing reserves consists of 4 well reactivation projects, 10 injection well workover projects, 1 recompletion project and 28 well workover projects.

        Recently, MV Partners undertook a 3-D seismic survey covering several leases constituting a part of the underlying properties. These leases have over 30 undrilled offset locations of varying quality based on offset production and subsurface mapping. The 3-D data was utilized to refine the subsurface mapping with respect to the size of mapped sink holes and define smaller structural features along the edges of the main formation reservoir. Using this data, MV Partners has scheduled the drilling of 14 proved undeveloped locations over the next five years. In the future, MV Partners plans to expand its 3-D seismic program into other fields constituting a part of the underlying properties.

        MV Partners is also utilizing modern, commercially available technology in various projects, including its work with the Petroleum Technology Transfer Council to implement better applications of gelled polymers in certain reservoirs to increase oil production while reducing associated water production. These treatments are designed to seal the high-permeability channels connecting the water-bearing portions of the reservoir directly to the wellbore. These seals are created by treating the well with a stable polymer gel that shuts-off fluid movement in the channels, which allows bypassed areas of the reservoir to be swept by water and which may result in additional oil being brought to the wellbore. MV Partners has also dedicated significant resources to the study of injecting carbon dioxide into certain reservoirs in Kansas to recover additional otherwise lost oil reserves. This project was partially funded by the Department of Energy in conjunction with the Tertiary Oil Recovery Project at the University of Kansas. MV Partners has achieved successful results using gas gun stimulation in certain workover projects on the properties comprising the underlying properties. Gas gun stimulation is a commercially available technology that involves using a tool that generates a burst of high-pressure gas which creates microfractures in the formation across the perforated reservoir interval.

        MV Partners expects total capital expenditures for the underlying properties during the next five years will be approximately $17 million. Of this total, MV Partners contemplated spending approximately $12.8 million to drill approximately 65 development wells in ten project areas and approximately $4.1 million for recompletion and workovers of existing wells. MV Partners expects that these capital projects will add production that will partially offset the natural decline in production otherwise expected to occur with respect to the underlying properties. The trust is not directly obligated to pay any portion of any capital expenditures made with respect to the underlying properties; however, capital expenditures made by MV Partners with respect to the underlying properties will be deducted from the gross proceeds in calculating the net proceeds from which cash will be paid to the trust. As a result, the trust will indirectly bear an 80% (subject to certain limitations during the final three years of the trust, as described below) share of any capital expenditures made with respect to the underlying properties. Accordingly, higher or lower capital expenditures will, in general, directly decrease or increase, respectively, the cash received by the trust in respect of its net profits interest. As the cash received by the trust in respect of the net profits interest will be reduced by the trust's pro rata share of these capital expenditures, MV Partners expects that it will incur capital expenditures with respect to the underlying properties throughout the term of the trust on a basis that balances the impact of the capital expenditures on current cash distributions to the trust unitholders with the longer term benefits of increased oil and natural gas production expected to result from the capital expenditures. In addition, MV Partners may establish a capital reserve of up to $1.0 million to reduce the impact on distributions of uneven capital expenditure timing.

        MV Partners, as the operator of the underlying properties, is entitled to make all determinations related to capital expenditures with respect to the underlying properties, and there are no limitations on the amount of capital expenditures that MV Partners may incur with respect to the underlying properties, except as described below. As the trust unitholders would not be expected to fully realize the benefits of capital expenditures made with respect to the underlying properties towards the end of the term of the trust, during each twelve-month period beginning on the later to occur of (1) June 30, 2023 and (2) the time when 13.2 MMBoe have been produced from the underlying properties and sold (which is the equivalent of 10.6 MMBoe in respect of the net profits interest), capital expenditures that may be taken into account in calculating net proceeds attributable to the net profits interest will be limited to the average annual capital expenditures during the preceding three years, as adjusted for inflation. See "Computation of Net Proceeds—Net Profits Interest." MV Partners believes that this limitation on future capital expenditures will allow the public trust unitholders to more fully realize the benefits of capital expenditures made with respect to the underlying properties.

Reserves

        Cawley, Gillespie & Associates, Inc. estimated oil, natural gas and natural gas liquid reserves attributable to the underlying properties as of June 30, 2006. Numerous uncertainties are inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the original estimates.

        Cawley, Gillespie & Associates, Inc. calculated reserve quantities and revenues attributable to the net profits interest based on projections of reserves and revenues attributable to the underlying properties less reserve quantities of a sufficient value to pay 80% of the future estimated costs, before trust administrative expenses, that are deducted in calculating net proceeds. Proved reserve quantities attributable to the net profits interest are calculated by multiplying the gross reserves for the underlying properties by the net profits interest assigned to the trust in the underlying properties. The net revenues attributable to the trust's reserves are net of the share of applicable production and development expenses, taxes and post-production costs that are used to calculate the net profits interest. The reserves and net revenues attributable to the net profits interest include only the reserves attributable to the underlying properties that are expected to be produced within the term of the net profits interest calculated as described above.

        The discounted estimated future net revenues presented below were prepared using assumptions required by the SEC. Except to the extent otherwise described below, these assumptions include the use of prices for oil, natural gas and natural gas liquids as of June 30, 2006, of $70.68 per Bbl of oil, $5.07 per Mcf of natural gas and $56.37 per Bbl of natural gas liquids, as well as costs for estimated future development and production expenditures to produce the proved reserves as of June 30, 2006. The estimated future net revenues from proved reserves also gives effect to the impact of the hedge contracts on the price received in connection with the sale of oil production from the underlying properties. Because oil, natural gas and natural gas liquid prices are influenced by many factors, use of prices as of June 30, 2006, as required by the SEC, may not be the most accurate basis for estimating future revenues of reserve data. Future net cash flows are discounted at an annual rate of 10%. There is no provision for federal income taxes with respect to the future net cash flows attributable to the underlying properties or the net profits interest because future net revenues are not subject to taxation at the MV Partners or trust level.

        Proved Reserves of Underlying Properties and the Net Profits Interest.    The following table sets forth, as of June 30, 2006, certain estimated proved reserves, estimated future net revenues and the discounted present value thereof attributable to the underlying properties and the net profits interest, in each case derived from the reserve report. A summary of the reserve report is included as Appendix A to this prospectus.

	Underlying Properties(1)	80% of Underlying Properties(2)	Net Profits Interest(3)
	(in thousands)
Proved Reserves:
Oil (MBbls)	18,424	11,302	7,318
Natural gas (MMcf)	1,422	1,006	683
Natural gas liquids (MBbls)	106	71	48
Oil equivalents (MBoe)	18,730	11,516	7,463
Future net revenues	$784,132	$523,423	$523,423
Discounted estimated future net revenues(4)	$358,737	$278,629	$278,629
Standardized measure(5)	$358,737	$278,629	$$278,629

(1)
Reserve volumes and estimated future net revenues for underlying properties reflect volumes and revenues attributable to MV Partners' net interests in the properties comprising the underlying properties.

(2)
Reflects 80% of proved reserves attributable to the underlying properties expected to be produced within the term of the net profits interest based on the reserve report.

(3)
Proved reserves for the net profits interest are calculated as (x) 80% of proved reserves of the underlying properties less (y) reserve quantities of a sufficient value to pay 80% of the future estimated costs that are deducted in calculating net proceeds. Accordingly, proved reserves for the net profits interest reflect quantities expected to be produced during the term of the net profits interest that are calculated after reductions for future costs and expenses based on price and cost assumptions used in the reserve estimates.

(4)
The present values of future net revenues for the underlying properties and the net profits interest were determined using a discount rate of 10% per annum.

(5)
As of June 30, 2006, MV Partners was structured as a limited partnership. Accordingly, no provision for federal or state income taxes has been provided because taxable income was passed through to the members of MV Partners. Therefore, the standardized measure of the underlying properties is equal to the PV-10, which totaled $358.7 million as of June 30, 2006.

        Information concerning historical changes in net proved reserves attributable to the underlying properties, and the calculation of the standardized measure of discounted future net revenues related thereto, is contained in the unaudited supplemental information contained elsewhere in this prospectus. MV Partners has not filed reserve estimates covering the underlying properties with any other federal authority or agency.

        The following table summarizes the changes in estimated proved reserves of the underlying properties for the periods indicated. The data is presented assuming the underlying properties were acquired prior to December 31, 2002.

	Underlying Properties
	Oil (MBbl)	Natural Gas (MMcf)	Natural Gas Liquids (MBbl)	Oil Equivalents (MBoe)
	(in thousands)
Balance, December 31, 2002	16,472	2,552	143	16,991
Revisions, extensions, discoveries and additions	322	(910)	(26)	153
Production	(1,198)	(116)	(3)	(1,219)

Balance, December 31, 2003	15,596	1,526	114	15,924
Revisions, extensions, discoveries and additions	1,447	(283)	(1)	1,399
Production	(1,127)	(104)	(5)	(1,147)

Balance, December 31, 2004	15,915	1,139	108	16,176
Revisions, extensions, discoveries and additions(1)	3,049	309	5	3,104
Production	(1,058)	(89)	(5)	(1,076)

Balance, December 31, 2005	17,906	1,359	109	18,203
Revisions, extensions, discoveries and additions	773	88	(2)	786
Production	(254)	(26)	(1)	(260)

Balance, June 30, 2006	18,424	1,422	106	18,730
Proved Developed Reserves:
Balance, December 31, 2002	15,510	1,671	143	15,881
Balance, December 31, 2003	14,913	1,349	114	15,212
Balance, December 31, 2004	15,317	1,139	108	15,577
Balance, December 31, 2005	15,888	1,063	109	16,136
Balance, June 30, 2006	16,460	1,123	106	16,716

(1)
Reserve revisions in 2005 reflect the increase in crude oil prices during the year which has lengthened the economic life of the underlying properties and thereby increased recoverable reserves. In addition, in 2005 MV Partners expanded the scope of its maintenance and development project scheduling from a forward range of 24 to 36 months to 60 months, which also increased recoverable reserves. This expanded scope reflects management's budgeted project activity over the 60 month period commencing January 1, 2006. The expanded scope accommodates additional infield drilling, recompletion and workover projects in the El Dorado Area in addition to 14 Bemis infield drilling locations that have been further refined by recent 3-D seismic activity.

Sale and Abandonment of Underlying Properties

        MV Partners and any transferee of any of the underlying properties will have the right to abandon its interest in any well or property comprising a portion of the underlying properties if, in its opinion, such well or property ceases to produce or is not capable of producing in commercially paying quantities. To reduce or eliminate the potential conflict of interest between MV Partners and the trust in determining whether a well is capable of producing in commercially paying quantities, MV Partners is required under the applicable conveyance to act as a reasonably prudent operator in the State of Kansas under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the net profits interest as a burden on such property. For the years ended December 31, 2003, 2004 and 2005, MV Partners plugged and abandoned 8, 12 and 17 wells, respectively, based on its determination that such wells were no longer economic to operate.

        MV Partners generally may sell all or a portion of its interests in the underlying properties, subject to and burdened by the net profits interest, without the consent of the trust unitholders. In addition, MV Partners may, without the consent of the trust unitholders, require the trust to release the net profits interest associated with any lease that accounts for less than or equal to 0.25% of the total production from the underlying properties in the prior 12 months and provided that such releases cannot exceed, during any 12-month period, an aggregate fair market value to the trust of $500,000. These releases will be made only in connection with a sale by MV Partners of the relevant underlying properties and are conditioned upon the trust receiving an amount equal to the fair value to the trust of such net profits interest. Any net sales proceeds paid to the trust are distributable to trust unitholders for the quarter in which they are received. MV Partners has not identified for sale any of the underlying properties.

Marketing and Post-Production Services

        Pursuant to the terms of the conveyance creating the net profits interest, MV Partners will have the responsibility to market, or cause to be marketed, the oil, natural gas and natural gas liquid production attributable to the underlying properties. The terms of the conveyance creating the net profits interest do not permit MV Partners to charge any marketing fee when determining the net proceeds upon which the net profits interest will be calculated. As a result, the net proceeds to the trust from the sales of oil, natural gas and natural gas liquid production from the underlying properties will be determined based on the same price that MV Partners receives for oil, natural gas and natural gas liquid production attributable to MV Partners' remaining interest in the underlying properties.

        Kansas is a mature oil producing state with a well-developed transportation infrastructure for crude oil transportation and marketing. According to the Kansas Geological Society, more than 1,700 operators reported oil production of approximately 33.6 million barrels for the State of Kansas during 2005. Kansas is home to three oil refineries located in McPherson, El Dorado and Coffeyville, Kansas. These refineries have combined capacity to refine over 300,000 barrels of oil per day. With oil production in the State of Kansas averaging less than 100,000 barrels of oil per day, Kansas is a net importer of crude oil. As a result, Kansas operators benefit from the competitive marketing conditions for their oil production as a result of the high demand from the refineries located in Kansas.

        MV Partners currently sells all of its oil production to third party crude oil purchasers, including the three refineries identified above, at market prices. A substantial portion of the crude oil produced from the underlying properties is sold to Eaglwing, L.P. and SemCrude, L.P. The members of MV Energy and certain members of MV Partners' other member, VAP-I, including each of Messrs. Vess and Murfin, own minority interests in Eaglwing and SemCrude. Each of these purchasers buys crude oil from MV Partners at market prices, and MV Partners does not have a contract with either purchaser for the sale of crude oil production. MV Partners does not believe that the loss of either of these parties as a purchaser of crude oil production from the underlying properties would have a material impact on the business or operations of MV Partners or the underlying properties because of the competitive marketing conditions in Kansas as described above.

        Oil production is typically transported by truck from the field to the closest gathering facility or refinery. MV Partners sells the majority of the oil production from the underlying properties under short-term contracts using market sensitive pricing. The price received by MV Partners for the oil production from the underlying properties is usually based on the NYMEX price applied to equal daily quantities on the month of delivery that is then reduced for differentials based upon delivery location and oil quality. The average differential for oil production during the month on June 2006 was $3.25 per barrel, though MV Partners expects that differential to increase in the future.

        All natural gas produced by MV Partners is marketed and sold to third party purchasers. The natural gas is sold on contract basis and, in all but one case, the contracts are in their secondary terms and are on a month-to-month basis. In all cases, the contract price is based on a percentage of a published regional index price, after adjustments for Btu content, transportation and related charges.

Title to Properties

        The properties comprising the underlying properties are subject to certain burdens that are described in more detail below. To the extent that these burdens and obligations affect MV Partners' rights to production and the value of production from the underlying properties, they have been taken into account in calculating the trust's interests and in estimating the size and the value of the reserves attributable to the underlying properties.

        MV Partners' interests in the oil and natural gas properties comprising the underlying properties are typically subject, in one degree or another, to one or more of the following:

  •
  royalties, overriding royalties and other burdens, express and implied, under oil and natural gas leases;

  •
  overriding royalties, production payments and similar interests and other burdens created by MV Partners or its predecessors in title;

  •
  a variety of contractual obligations arising under operating agreements, farm-out agreements, production sales contracts and other agreements that may affect the underlying properties or their title;

  •
  liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements that are not yet delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

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  pooling, unitization and communitization agreements, declarations and orders;

  •
  easements, restrictions, rights-of-way and other matters that commonly affect property;

  •
  conventional rights of reassignment that obligate MV Partners to reassign all or part of a property to a third party if MV Partners intends to release or abandon such property; and

  •
  rights reserved to or vested in the appropriate governmental agency or authority to control or regulate the underlying properties and the net profits interest therein.

MV Partners believes that the burdens and obligations affecting the properties comprising the underlying properties are conventional in the industry for similar properties. MV Partners also believes that the existing burdens and obligations do not, in the aggregate, materially interfere with the use of the underlying properties and will not materially adversely affect the value of the net profits interest.

        MV Partners acquired the underlying properties in two transactions, the first of which was in 1998 when it acquired a substantial portion of the underlying properties from a major oil and gas company and the second of which was in 1999 when it acquired the remaining portion of the underlying properties from a large independent oil and gas company. At the time of its acquisition of the underlying properties, MV Partners undertook a thorough title examination of the underlying properties.

        MV Partners will record the conveyance of the net profits interest in Kansas in the real property records in each Kansas county where the properties are located. MV Partners believes that the delivery and recording of the conveyances will constitute fully conveyed and vested property interests in the trust under Kansas law. Although no assurance can be given, MV Partners believes that, if, during the term of the trust, MV Partners becomes involved as a debtor in a bankruptcy proceeding, the conveyance of the net profits interest, as vested and recorded property interests, cannot be avoided by a bankruptcy trustee. If in such a proceeding a determination were made that the conveyance constitutes an executory contract and the net profits interest is not a fully conveyed property interest under the laws of Kansas, and if such contract were not to be assumed in a bankruptcy proceeding involving MV Partners, the trust would be treated as an unsecured creditor of MV Partners with respect to such net profits interest in the pending bankruptcy proceeding.

        Oil and gas leases are real property interests under Colorado law. Net profits interests are non-operating, non-possessory interests carved out of the oil and gas leasehold estate, but Colorado courts have not directly determined whether a net profits interest is a real or a personal property interest. MV Partners believes that it is possible that the net profits interest may not be treated as a real property interest under the laws of Colorado. MV Partners intends to record the conveyance of the net profits interest in the real property records of Colorado in accordance with local recording acts. MV Partners believes that, if, during the term of the trust, MV Partners becomes involved as a debtor in a bankruptcy proceeding, the net profits interest relating to the underlying properties located in Colorado should be treated as a fully conveyed property interest under the laws of Colorado. In such a proceeding, however, a determination could be made that the conveyance constitutes an executory contract and the net profits interest is not a fully conveyed personal property interest under the laws of Colorado, and if such contract were not to be assumed in a bankruptcy proceeding involving MV Partners, the trust would be treated as an unsecured creditor of MV Partners with respect to such net profits interest in the pending bankruptcy proceeding. Although no assurance can be given, MV Partners does not believe that the conveyance of the net profits interest relating to the underlying properties located in Colorado should be subject to rejection in a bankruptcy proceeding as an executory contract.

Competition and Markets

        The oil and natural gas industry is highly competitive. MV Partners competes with major oil and natural gas companies and independent oil and natural gas companies for oil and natural gas, equipment, personnel and markets for the sale of oil and natural gas. Many of these competitors are financially stronger than MV Partners, but even financially troubled competitors can affect the market because of their need to sell oil and natural gas at any price to attempt to maintain cashflow. The trust will be subject to the same competitive conditions as MV Partners and other companies in the oil and natural gas industry.

        Oil and natural gas compete with other forms of energy available to customers, primarily based on price. These alternate forms of energy include electricity, coal and fuel oils. Changes in the availability or price of oil, natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations and the ability to convert to alternate fuels and other forms of energy may affect the demand for oil and natural gas.

        Future price fluctuations for oil, natural gas and natural gas liquids will directly impact trust distributions, estimates of reserves attributable to the trust's interests and estimated and actual future net revenues to the trust. In view of the many uncertainties that affect the supply and demand for oil and natural gas, neither the trust nor MV Partners can make reliable predictions of future oil and natural gas supply and demand, future product prices or the effect of future product prices on the trust.

Environmental Matters and Regulation

        General.    The operations of the properties comprising the underlying properties are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

  •
  restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling and production activities;

  •
  limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

  •
  require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

        These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and natural gas industry could have a significant impact on the operating costs of the properties comprising the underlying properties.

        The following is a summary of the existing laws, rules and regulations to which the operations of the properties comprising the underlying properties are subject that are material to the operation of the underlying properties.

        Waste Handling.    The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA's non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in the costs to manage and dispose of wastes, which could have a material adverse effect on the cash distributions to the trust unitholders.

        Comprehensive Environmental Response, Compensation and Liability Act.    The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third-parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

        The properties comprising the underlying properties may have been used for oil and natural gas exploration and production for many years. Although MV Partners believes that it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, the properties comprising the underlying properties may have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes or hydrocarbons was not under MV Partners' control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, MV Partners could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial plugging or pit closure operations to prevent future contamination.

        Water Discharges.    The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

        Air Emissions.    The Federal Clean Air Act, and comparable state laws, regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal Clean Air Act and associated state laws and regulations.

        OSHA and Other Laws and Regulation.    MV Partners is subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes require that MV Partners organize and/or disclose information about hazardous materials used or produced in its operations. MV Partners believes that it is in substantial compliance with these applicable requirements and with other OSHA and comparable requirements.

        The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has not actively considered recent proposed legislation directed at reducing greenhouse gas emissions. However, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and natural gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact the future operations of the properties comprising the underlying properties. The operations of the properties comprising the underlying properties are not adversely impacted by the current state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact the operations of the properties.

        MV Partners believes that it is in substantial compliance with all existing environmental laws and regulations applicable to the current operations of the properties comprising the underlying properties and that its continued compliance with existing requirements will not have a material adverse effect on the cash distributions to the trust unitholders. For instance, MV Partners did not incur any material capital expenditures for remediation or pollution control activities for the year ended December 31, 2005. Additionally, as of the date of this prospectus, it is not aware of any environmental issues or claims that will require material capital expenditures during 2006. However, there is no assurance that the passage of more stringent laws or regulations in the future will not have an negative impact on the operations of the properties comprising the underlying properties and the cash distributions to the trust unitholders.

COMPUTATION OF NET PROCEEDS

        The provisions of the conveyance governing the computation of the net proceeds are detailed and extensive. The following information summarizes the material information contained in the conveyance related to the computation of the net proceeds. This summary may not contain all information that is important to you. For more detailed provisions concerning the net profits interest, you should read the conveyance. A copy of the conveyance has been filed as an exhibit to the registration statement. See "Where You Can Find More Information."

Net Profits Interest

        The term net profits interest will be conveyed to the trust by MV Partners by means of a conveyance instrument that will be recorded in the appropriate real property records in each county in Kansas and Colorado where the oil and natural gas properties to which the underlying properties relate are located. The net profits interest will burden the existing net interests owned by MV Partners in the properties comprising the underlying properties. MV Partners has an average working interest of approximately 94% and an average net revenue interest of approximately 81% in the properties comprising the underlying properties.

        The conveyance creating the net profits interest provides that the trust will be entitled to receive an amount of cash for each quarter equal to 80% of the net proceeds (calculated as described below) from the sale of oil, natural gas and natural gas liquid production attributable to the underlying properties.

        The amounts paid to the trust for the net profits interest are based on the definitions of "gross proceeds" and "net proceeds" contained in the conveyance and described below. Under the conveyance, net proceeds are computed quarterly, and 80% of the aggregate net proceeds attributable to a computation period will be paid to the trust on or before the 25th day of the month following the computation period. MV Partners will not pay to the trust any interest on the net proceeds held by MV Partners prior to payment to the trust. The trustee will make distributions to trust unitholders quarterly. See "Description of the Trust Units—Distributions and Income Computations."

        "Gross proceeds" means:

  •
  the aggregate amount received by MV Partners from sales of oil, natural gas and natural gas liquids produced from the underlying properties, less

  •
  the aggregate amounts paid by MV Partners upon settlement of the hedge contracts on a quarterly basis, as specified in the hedge contracts.

        Gross proceeds does not include consideration for the transfer or sale of any underlying property by MV Partners or any subsequent owner to any new owner unless the net profits interest is released (as is permitted in certain circumstances). Gross proceeds also does not include any amount for oil, natural gas or natural gas liquids lost in production or marketing or used by the owner of the underlying properties in drilling, production and plant operations. Gross proceeds includes payments for future production if they are not subject to repayment in the event of insufficient subsequent production.

        "Net proceeds" means gross proceeds less the following:

  •
  all payments to mineral or landowners, such as royalties or other burdens against production, delay rentals, shut-in oil and natural gas payments, minimum royalty or other payments for drilling or deferring drilling;

  •
  any taxes paid by the owner of an underlying property to the extent not deducted in calculating gross proceeds, including estimated and accrued general property (ad valorem), production, severance, sales, gathering, excise and other taxes;

  •
  any extraordinary taxes or windfall profits taxes that may be assessed in the future that are based on profits realized or prices received for production from the underlying properties;

  •
  costs paid by an owner of a property comprising the underlying properties under any joint operating agreement;

  •
  all other costs and expenses, capital costs and liabilities of exploring for, drilling, recompleting, workovers, operating and producing oil, natural gas and natural gas liquids, including allocated expenses such as labor, vehicle and travel costs and materials and any plugging and abandonment liabilities (net of any capital costs for which a reserve had already been made to the extent such capital costs are incurred during the computation period);

  •
  costs or charges associated with gathering, treating and processing oil, natural gas and natural gas liquids;

  •
  any overhead charge incurred pursuant to any operating agreement relating to an underlying property, including the overhead fee payable by MV Partners to Vess Oil and Murfin Drilling as described below;

  •
  costs paid to counterparties under the hedge contracts or to the persons that provide credit to maintain any hedge contracts, excluding any hedge settlement amounts;

  •
  amounts previously included in gross proceeds but subsequently paid as a refund, interest or penalty;

  •
  costs and expenses for renewals or extensions of leases; and

  •
  at the option of MV Partners (or any subsequent owner of the underlying properties), amounts reserved for approved capital expenditure projects, including well drilling, recompletion and workover costs, which amounts will at no time exceed $1.0 million in the aggregate, and will be subject to the limitations described below.

        During each twelve-month period beginning on the later to occur of (1) June 30, 2023 and (2) the time when 13.2 MMBoe have been produced from the underlying properties and sold (which is the equivalent of 10.6 MMBoe in respect of the net profits interest) (in either case, the "Capital Expenditure Limitation Date"), the sum of the capital expenditures and amounts reserved for approved capital expenditure projects for such twelve-month period may not exceed the Average Annual Capital Expenditure Amount. The "Average Annual Capital Expenditure Amount" means the quotient of (x) the sum of the capital expenditures and amounts reserved for approved capital expenditure projects with respect to the three twelve-month periods ending on the Capital Expenditure Limitation Date, divided by (y) three. Commencing on the Capital Expenditure Limitation Date, and each anniversary of the Capital Expenditure Limitation Date thereafter, the Average Annual Capital Expenditure Amount will be increased by 2.5% to account for expected increased costs due to inflation.

        As is customary in the oil and natural gas industry, MV Partners pays an overhead fee to Vess Oil and Murfin Drilling to operate the underlying properties on behalf of MV Partners. The operating activities include various engineering, accounting and administrative functions. The fee is based on a monthly charge per active operated well, which totaled $2.1 million in 2005 for all of the properties comprising the underlying properties for which MV Partners was designated as the operator. The fee is adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers.

        In the event that the net proceeds for any computation period is a negative amount, the trust will receive no payment for that period, and any such negative amount plus accrued interest will be deducted from gross proceeds in the following computation period for purposes of determining the net proceeds for that following computation period.

        Gross proceeds and net proceeds are calculated on a cash basis, except that certain costs, primarily ad valorem taxes and expenditures of a material amount, may be determined on an accrual basis.

Hedge Contracts

        MV Partners has entered into certain hedge contracts and derivative arrangements related to the oil production from the underlying properties for the years 2006 through 2010. For the years 2006, 2007 and 2008, MV Partners has entered into swap contracts and costless collars at prices ranging from $56 to $68 per barrel of oil that hedge approximately 82% to 86% of expected production from the underlying properties that are classified as proved developed producing in the reserve report. For the years 2009 and 2010, MV Partners has entered into swap contracts at prices ranging from $63 to $71 per barrel of oil that hedge approximately 80% of expected production from the underlying properties that are classified as proved developed producing in the reserve report. MV Partners has assigned to the trust the right to receive 80% of all payments payable to MV Partners from hedge contract counterparties upon monthly settlements of the hedge contracts. From June 30, 2006 through December 31, 2010, MV Partners' crude oil price risk management positions in swap contracts and collar arrangements are as follows:

	Fixed Price Swaps		Collars
				Weighted Average Price (Per Bbl)
Year Ended December 31,	Volumes (Bbls)	Weighted Average Price (Per Bbl)	Volumes (Bbls)
				Floor	Ceiling
2006	419,321	$63.01	—	$—	$—
2007	687,000	62.52	120,000	61.00	68.00
2008	779,000	58.79	—	—	—
2009	678,000	66.24	—	—	—
2010	637,800	65.03	—	—	—

Additional Provisions

        If a controversy arises as to the sales price of any production, then for purposes of determining gross proceeds:

  •
  amounts withheld or placed in escrow by a purchaser are not considered to be received by the owner of the underlying property until actually collected;

  •
  amounts received by the owner of the underlying property and promptly deposited with a nonaffiliated escrow agent will not be considered to have been received until disbursed to it by the escrow agent; and

  •
  amounts received by the owner of the underlying property and not deposited with an escrow agent will be considered to have been received.

        The trustee is not obligated to return any cash received from the net profits interest. Any overpayments made to the trust by MV Partners due to adjustments to prior calculations of net proceeds or otherwise will reduce future amounts payable to the trust until MV Partners recovers the overpayments plus interest at the prime rate.

        The conveyance generally permits MV Partners to transfer without the consent or approval of the trust unitholders all or any part of its interest in the underlying properties, subject to the net profits interest. The trust unitholders are not entitled to any proceeds of a sale or transfer of MV Partners' interest unless the trust is required to sell the net profits interest as to such interest. Following a sale or transfer, the underlying properties will continue to be subject to the net profits interest, and the net proceeds attributable to the transferred property will be calculated as part of the computation of net proceeds described in this prospectus.

        As the designated operator of a property comprising the underlying properties, MV Partners may enter into farm-out, operating, participation and other similar agreements to develop the property. MV Partners may enter into any of these agreements without the consent or approval of the trustee or any trust unitholder.

        MV Partners and any transferee of an underlying property will have the right to abandon any well or property if it reasonably believes the well or property ceases to produce or is not capable of producing in commercially paying quantities. In making such decisions, MV Partners or any transferee of an underlying property is required under the applicable conveyance to act as a reasonably prudent operator in the State of Kansas under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the net profits interest as a burden on such property. Upon termination of the lease, the portion of the net profits interest relating to the abandoned property will be extinguished.

        MV Partners must maintain books and records sufficient to determine the amounts payable for the net profits interest to the trust. Quarterly and annually, MV Partners must deliver to the trustee a statement of the computation of the net proceeds for each computation period. The trustee has the right to inspect and copy the books and records maintained by MV Partners during normal business hours and upon reasonable notice.

DESCRIPTION OF THE TRUST AGREEMENT

        The following information and the information included under "Description of the Trust Units" summarize the material information contained in the trust agreement and the conveyance. For more detailed provisions concerning the trust and the conveyance, you should read the trust agreement and the conveyance. Copies of the trust agreement and the conveyance have been filed as exhibits to the registration statement. See "Where You Can Find More Information."

Creation and Organization of the Trust; Amendments

        Immediately prior to the closing of this offering, MV Partners will contribute to the trust the term net profits interest in consideration of receipt of 11,500,000 trust units. In addition, in connection with the trust's first quarterly distribution, MV Partners will contribute cash in an amount equal to the amount that would have been payable to the trust as of the closing of this offering had the net profits interest been in effect with respect to all production from the underlying properties since July 1, 2006. The cash contribution will also include 80% of all amounts paid to MV Partners from hedge contract counterparties for settlements related to the period from July 1, 2006 to the closing of this offering. After the offering made hereby, MV Partners will own its net interests in the underlying properties subject to and burdened by the net profits interest. The trust will be entitled to receive 80% of the net proceeds from the sale of oil, natural gas and natural gas liquid volumes produced from the underlying properties calculated in accordance with the terms of the conveyance. In addition, the trust will be entitled to receive 80% of all amounts payable to MV Partners from hedge contract counterparties upon monthly settlements of the hedge contracts.

        The trust was created under Delaware law to acquire and hold the net profits interest for the benefit of the trust unitholders pursuant to an agreement between MV Partners, the trustee and the Delaware trustee. The net profits interest is passive in nature and neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the properties comprising the underlying properties. Neither MV Partners nor other operators of the properties comprising the underlying properties have any contractual commitments to the trust to provide additional funding or to conduct further drilling on or to maintain their ownership interest in any of these properties. After the conveyance of the net profits interest, however, MV Partners will retain an interest in each of the underlying properties. For a description of the underlying properties and other information relating to them, see "The Underlying Properties."

        The trust agreement will provide that the trust's business activities will be limited to owning the net profits interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance related to the net profits interest. As a result, the trust will not be permitted to acquire other oil and natural gas properties or net profits interests.

        The beneficial interest in the trust is divided into 11,500,000 trust units. Each of the trust units represents an equal undivided beneficial interest in the assets of the trust. You will find additional information concerning the trust units in "Description of the Trust Units."

        Amendment of the trust agreement requires a vote of holders of a majority of the outstanding trust units. However, no amendment may:

  •
  increase the power of the trustee or the Delaware trustee to engage in business or investment activities; or

  •
  alter the rights of the trust unitholders as among themselves.

        Certain amendments to the trust agreement do not require the vote of the trust unitholders. The trustee may, without approval of the trust unitholders, from time to time supplement or amend the trust agreement in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to grant any benefit to all of the trust unitholders or to change the name of the trust, provided such supplement or amendment is not adverse to the interest of the trust unitholders. The business and affairs of the trust will be managed by the trustee. MV Partners has no ability to manage or influence the operations of the trust.

Assets of the Trust

        Upon completion of this offering, the assets of the trust will consist of the net profits interest, the right to receive 80% of any payments under the hedge contracts and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

Duties and Powers of the Trustee

        The duties of the trustee are specified in the trust agreement and by the laws of the State of Delaware, except as modified by the trust agreement. The trustee's principal duties consist of:

  •
  collecting cash attributable to the net profits interest and received upon settlement of the hedge contracts;

  •
  paying expenses, charges and obligations of the trust from the trust's assets;

  •
  distributing distributable cash to the trust unitholders;

  •
  causing to be prepared and distributed a tax information report for each trust unitholder and to prepare and file tax returns on behalf of the trust;

  •
  causing to be prepared and filed reports required to be filed under the Securities Exchange Act of 1934 and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading;

  •
  establishing, evaluating and maintaining a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  enforcing the rights under certain agreements entered into in connection with this offering; and

  •
  taking any action it deems necessary and advisable to best achieve the purposes of the trust.

        In connection with the formation of the trust, the trustee entered into several agreements with MV Partners that impose obligations upon MV Partners that are enforceable by the trustee on behalf of the trust. For example, when making decisions with respect to the development, operation, abandonment or sale of the underlying properties, MV Partners is obligated under the terms of the conveyance of the net profits interest to act as a reasonably prudent operator in the State of Kansas under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the net profits interest. In addition, the trust has entered into an administrative services agreement with MV Partners pursuant to which MV Partners has agreed to perform specified administrative services on behalf of the trust in a good and workmanlike manner in accordance with the sound and prudent practices of providers of similar services. The trustee has the power and authority under the trust agreement to enforce these agreements on behalf of the trust.

        If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the trustee may create a cash reserve to pay for the liability. If the trustee determines that the cash on hand and the cash to be received are insufficient to cover the trust's liability, the trustee may borrow funds required to pay the liabilities. The trustee may borrow the funds from any person, including itself or its affiliates. The trustee may also mortgage the assets of the trust to secure payment of the indebtedness. The terms of such indebtedness and security interest, if funds were loaned by the entity serving as trustee or Delaware trustee or an affiliate thereof, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity shall be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not then serving as trustee or Delaware trustee. If the trustee borrows funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

        Each quarter, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the net profits interest. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

  •
  interest bearing obligations of the United States government;

  •
  money market funds that invest only in United States government securities;

  •
  repurchase agreements secured by interest-bearing obligations of the United States government; or

  •
  bank certificates of deposit.

        The trust may not acquire any asset except the net profits interest, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

        The trust may merge or consolidate with or into one or more limited partnerships, general partnerships, corporations, business trusts, limited liability companies, or associations or unincorporated businesses if such transaction is agreed to by the trustee and by the affirmative vote of the holders of a majority of the outstanding trust units and such transaction is permitted under the Delaware Statutory Trust Act and any other applicable law.

        MV Partners may request that the trustee sell certain of its net profits interest under any of the following circumstances:

  •
  the sale does not involve a material part of the trust's assets and is in the best interests of the trust unitholders; or

  •
  the sale constitutes a material part of the trust's assets and is in the best interests of the trust unitholders, subject to the holders representing a majority of the outstanding trust units approving the sale.

        Upon dissolution of the trust, the trustee must sell the net profits interest. No trust unitholder approval is required in this event.

        The trustee will distribute the net proceeds from any sale of the net profits interest and other assets to the trust unitholders.

        The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee has the right to purchase them and to borrow funds to make that purchase.

        The trustee is not expected to maintain a website for filings made by the trust with the SEC.

        The trustee may agree to modifications of the terms of the conveyance or to settle disputes involving the conveyance. The trustee may not agree to modifications or settle disputes involving the net profits interest part of the conveyance if these actions would change the character of the net profits interest in such a way that the net profits interest becomes a working interest or that the trust becomes an operating business.

Liabilities of the Trust

        Because the trust does not conduct an active business and the trustee has little power to incur obligations, it is expected that the trust will only incur liabilities for routine administrative expenses, such as the trustee's fees and accounting, engineering, legal, tax advisory and other professional fees.

Fees and Expenses

        The trust will be responsible for paying all legal, accounting, tax advisory, engineering and stock exchange fees, printing costs and other administrative and out-of-pocket expenses incurred by or at the direction of the trustee or the Delaware trustee. These trust administrative expenses are anticipated to aggregate approximately $600,000 per year, although such costs could be greater or less depending on future events that cannot be predicted. Included in the $600,000 annual estimate is an annual administrative fee of $150,000 for the trustee and an annual administrative fee of $2,500 for the Delaware trustee. In addition, the trust will pay an annual administrative fee to MV Partners, which fee will total $60,000 in 2006 and will increase by 4% each year beginning in January 2007. See "The Trust—Administrative Services Agreement." The trust will also pay, out of the first cash payment received by the trust, the trustee's and Delaware trustee's legal expenses incurred in forming the trust as well as the Delaware trustee's acceptance fee in the amount of $2,500. These costs will be deducted by the trust before distributions are made to trust unitholders.

Fiduciary Responsibility and Liability of the Trustee

        The trustee will not make business decisions affecting the assets of the trust except to the extent it enforces its rights under the conveyance agreement related to the net profits interest and the administrative services agreement described above under "—Duties and Powers of the Trustee" that will be executed in connection with this offering. Therefore, substantially all of the trustee's functions under the trust agreement are expected to be ministerial in nature. See "—Duties and Limited Powers of the Trustee," above. The trust agreement, however, provides that the trustee may:

  •
  charge for its services as trustee;

  •
  retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the trustee to the extent permitted by law);

  •
  lend funds at commercial rates to the trust to pay the trust's expenses; and

  •
  seek reimbursement from the trust for its out-of-pocket expenses.

        In discharging its duty to trust unitholders, the trustee may act in its discretion and will be liable to the trust unitholders only for its own fraud, gross negligence or acts or omissions constituting bad faith. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted in bad faith or with gross negligence in their selection and retention. The trustee will be indemnified individually or as the trustee for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or bad faith. The trustee will have a lien on the assets of the trust as security for this indemnification and its compensation earned as trustee. Trust unitholders will not be liable to the trustee for any indemnification. See "Description of the Trust Units—Liability of Trust Unitholders." The trustee must ensure that all contractual liabilities of the trust are limited to the assets of the trust and the trustee will be liable for its failure to do so.

        The trustee may consult with counsel, accountants, tax advisors, geologists, engineers and other parties the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected for any action it takes in good faith reliance upon the opinion of the expert.

        Except as expressly set forth in the trust agreement, neither the trustee, the Delaware trustee nor the other indemnified parties have any duties or liabilities, including fiduciary duties, to the trust or any trust unitholder. The provisions of the trust agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties of these persons otherwise existing at law or in equity, are agreed by the trust unitholders to replace such other duties and liabilities of these persons.

Duration of the Trust; Sale of the Net Profits Interest

        The trust will remain in existence until the later to occur of (1) June 30, 2026, or (2) the time when 14.4 MMBoe have been produced from the underlying properties and sold (which amount is the equivalent of 11.5 MMBoe in respect of the trust's right to receive 80% of the net proceeds from the underlying properties pursuant to the net profits interest). The trust will dissolve prior to its termination if:

  •
  the trust sells the net profits interest;

  •
  annual gross proceeds attributable to the net profits interest are less than $1 million for each of two consecutive years;

  •
  the holders of a majority of the outstanding trust units vote in favor of dissolution; or

  •
  judicial dissolution of the trust.

        The trustee would then sell all of the trust's assets, either by private sale or public auction, and distribute the net proceeds of the sale to the trust unitholders.

Dispute Resolution

        Any dispute, controversy or claim that may arise between MV Partners and the trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators.

Compensation of the Trustee and the Delaware Trustee

        The trustee's and the Delaware trustee's compensation will be paid out of the trust's assets. See "—Fees and Expenses."

Miscellaneous

        The principal offices of the trustee are located at 221 West Sixth Street, 1st Floor, Austin, Texas 78701, and its telephone number is (800) 852-1422.

        The Delaware trustee and the trustee may resign at any time or be removed with or without cause at any time by a vote of not less than a majority of the outstanding trust units. Any successor must be a bank or trust company meeting certain requirements including having combined capital, surplus and undivided profits of at least $20,000,000, in the case of the Delaware trustee, and $100,000,000, in the case of the trustee.

DESCRIPTION OF THE TRUST UNITS

        Each trust unit is a unit of the beneficial interest in the trust and is entitled to receive cash distributions from the trust on a pro rata basis. Each trust unitholder has the same rights regarding each of his trust units as every other trust unitholder has regarding his units. The trust will have 11,500,000 trust units outstanding upon completion of this offering.

Distributions and Income Computations

        Each quarter, the trustee will determine the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash, if any, received by the trust from the net profits interest, payments from the hedge contracts and other sources (such as interest earned on any amounts reserved by the trustee) that quarter, over the trust's liabilities for that quarter. Available funds will be reduced by any cash the trustee decides to hold as a reserve against future liabilities. It is expected that quarterly cash distributions during the term of the trust will be made by the trustee on or before the 25th day of the month following the end of each quarter to the trust unitholders of record on the 15th day of the month following the end of each quarter (or the next succeeding business day). The first distribution to trust unitholders purchasing trust units in this offering will be made on or about January 25, 2007 to trust unitholders owning trust units on January 15, 2007.

        Unless otherwise advised by counsel or the IRS, the trustee will treat the income and expenses of the trust for each quarter as belonging to the trust unitholders of record on the quarterly record date. Trust unitholders will recognize income and expenses for tax purposes in the quarter the trust receives or pays those amounts, rather than in the quarter the trust distributes them. Minor variances may occur. For example, the trustee could establish a reserve in one quarter that would not result in a tax deduction until a later quarter. The trustee could also make a payment in one quarter that would be amortized for tax purposes over several quarters. See "Federal Income Tax Consequences."

Periodic Reports

        The trustee will file all required trust federal and state income tax and information returns. The trustee will prepare and mail to trust unitholders annual reports that trust unitholders need to correctly report their share of the income and deductions of the trust. The trustee will also cause to be prepared and filed reports required to be filed under the Securities Exchange Act of 1934, as amended, and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading, and will also cause the trust to comply with all of the provisions of the Sarbanes-Oxley Act, including but not limited to, establishing, evaluating and maintaining a system of internal controls over financial reporting in compliance with the requirements of Section 404 thereof.

        Each trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours, the records of the trust and the trustee.

Liability of Trust Unitholders

        Under the Delaware Statutory Trust Act, trust unitholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

Voting Rights of Trust Unitholders

        The trustee or trust unitholders owning at least 10% of the outstanding trust units may call meetings of trust unitholders. The trust will be responsible for all costs associated with calling a meeting of trust unitholders unless such meeting is called by the trust unitholders, in which case the trust unitholders will be responsible for all costs associated with calling such meeting of trust unitholders. Meetings must be held in such location as is designated by the trustee in the notice of such meeting. The trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned.

        Unless otherwise required by the trust agreement, a matter may be approved or disapproved by the vote of a majority of the trust units held by the trust unitholders at a meeting where there is a quorum. This is true, even if a majority of the total trust units did not approve it. The affirmative vote of the holders of a majority of the outstanding trust units is required to:

  •
  dissolve the trust;

  •
  remove the trustee or the Delaware trustee;

  •
  amend the trust agreement (except with respect to certain matters that do not adversely affect the rights of trust unitholders in any material respect);

  •
  merge or consolidate the trust with or into another entity; or

  •
  approve the sale of all or any material part of the assets of the trust.

        In addition, certain amendments to the trust agreement may be made by the trustee without approval of the trust unitholders. See "Description of the Trust Agreement—Creation and Organization of the Trust; Amendments." The trustee must consent before all or any part of the trust assets can be sold except in connection with the dissolution of the trust or limited sales directed by MV Partners in conjunction with its sale of underlying properties.

Comparison of Trust Units and Common Stock

        Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.

        You should also be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

	Trust Units	Common Stock
Voting	The trust agreement provides voting rights to trust unitholders to remove and replace the trustee and to approve or disapprove major trust transactions.	Corporate statutes provide voting rights to stockholders to elect directors and to approve or disapprove major corporate transactions.
Income Tax	The trust is not subject to income tax; trust unitholders are subject to income tax on their pro rata share of trust income, gain, loss and deduction.	Corporations are taxed on their income and their stockholders are taxed on dividends.
Distributions	Substantially all trust revenue is required to be distributed to trust unitholders.	Stockholders receive dividends at the discretion of the board of directors.
Business and Assets	The business of the trust is limited to specific assets with a finite economic life.	A corporation conducts an active business for an unlimited term and can reinvest its earnings and raise additional capital to expand.
Fiduciary Duties	The trustee shall not be liable to the trust unitholders for any of its acts or omissions absent its own fraud, gross negligence or bad faith.	Officers and directors have a fiduciary duty of loyalty to stockholders and a duty to use due care in management and administration of a corporation.

TRUST UNITS ELIGIBLE FOR FUTURE SALE

General

        Prior to this offering, there has been no public market for the trust units of MV Oil Trust. Sales of substantial amounts of the trust units in the open market, or the perception that those sales could occur, could adversely affect prevailing market prices.

        Upon completion of this offering, there will be outstanding 11,500,000 trust units. All of the 7,500,000 trust units sold in this offering, or the 8,625,000 trust units if the underwriters exercise their option to purchase additional trust units in full, will be freely tradable without restriction under the Securities Act. All of the trust units outstanding other than the trust units sold in this offering (a total of 4,000,000 trust units, or 2,875,000 trust units if the underwriters exercise their option to purchase additional shares in full) will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold other than through registration under the Securities Act or pursuant to an exemption from registration, subject to the restrictions on transfer contained in the lock-up agreements described below and in "Underwriting."

Lock-up Agreements

        In connection with this offering, MV Partners, its members and certain of their affiliates have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell or otherwise dispose of or transfer any trust units or any securities convertible into or exchangeable for trust units without the prior written consent of Raymond James & Associates, Inc., subject to specified exceptions. See "Underwriting" for a description of these lock-up arrangements. Upon the expiration of these lock-up agreements, 4,000,000 trust units, or 2,875,000 trust units if the underwriters exercise their option to purchase additional trust units in full, will be eligible for sale in the public market under Rule 144 of the Securities Act, subject to volume limitations and other restrictions contained in Rule 144.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose trust units are aggregated, who has beneficially owned restricted trust units for at least one year, including the holding period of any prior owner would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of trust units then outstanding; or

  •
  the average weekly reported trading volume of the trust units on the New York Stock Exchange during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

        Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about MV Oil Trust.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been an affiliate of MV Oil Trust at any time during the three months preceding a sale and who has beneficially owned the trust units proposed to be sold for at least two years, including the holding period of any prior owner (other than an affiliate of MV Oil Trust) is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

        The trust intends to enter into a registration rights agreement with MV Partners in connection with MV Partners' contribution to the trust of the net profits interest. In the registration rights agreement, the trust will agree, for the benefit of MV Partners and any transferee of the trust units (each, a "holder"), to register the trust units it holds. Specifically, the trust will agree:

  •
  subject to the restrictions described above under "—Lock-up Agreements" and under "Underwriting—Lock-up Agreements," to use its reasonable best efforts to file a registration statement, including, if so requested, a shelf registration statement, with the SEC as promptly as practicable following receipt of a notice requesting the filing of a registration statement from holders representing a majority of the then outstanding registrable trust units;

  •
  to use its reasonable best efforts to cause the registration statement or shelf registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof; and

  •
  to continuously maintain the effectiveness of the registration statement under the Securities Act for 90 days (or for three years if a shelf registration statement is requested) after the effectiveness thereof or until the trust units covered by the registration statement have been sold pursuant to such registration statement or until all registrable trust units:

  •
  have been sold pursuant to Rule 144 under the Securities Act if the transferee thereof does not receive "restricted securities;"

  •
  have been sold in a private transaction in which the transferor's rights under the registration rights agreement are not assigned to the transferee of the trust units; or

  •
  become eligible for resale pursuant to Rule 144(k) (or any similar rule then in effect under the Securities Act).

The holders will have the right to require the trust to file up to three registration statements and will have piggyback registration rights in certain circumstances.

        In connection with the preparation and filing of any registration statement, MV Partners will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the trust, which will be borne by the trustee, and any underwriting discounts and commissions, which will be borne by the seller of the trust units.

FEDERAL INCOME TAX CONSEQUENCES

U.S. Federal Tax Income Consequences

        The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective trust unitholders and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing (and to the extent noted proposed) Treasury regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or different interpretation at any time, possibly with retroactive effect. Subsequent changes in such authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. No attempt has been made in the following discussion to comment on all U.S. federal income tax matters affecting the trust or the trust unitholders.

        The following discussion is limited to trust unitholders who purchase the trust units upon the initial issuance at the initial issue price (which will equal the first price at which a substantial amount of trust units are sold to the public for cash) and who hold the trust units as "capital assets" (generally, property held for investment). All references to "trust unitholders" (including U.S. trust unitholders and non-U.S. trust unitholders) are to beneficial owners of the trust units. This summary does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the law of any state, local or foreign jurisdiction. Moreover, the discussion has only limited application to trust unitholders subject to specialized tax treatment such as, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  trust unitholders subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or commodities;

  •
  regulated investment companies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  persons that are S-corporations, partnerships or other pass-through entities;

  •
  persons that own their interest in the trust units through S-corporations, partnerships or other pass-through entities;

  •
  persons that at any time own more than 5% of the aggregate fair market value of the trust units;

  •
  expatriates and certain former citizens or long-term residents of the United States;

  •
  U.S. trust unitholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the trust units as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the trust units under the constructive sale provisions of the Code.

        Prospective investors are urged to consult their own tax advisors as to the particular tax consequences to them of the ownership and disposition of an investment in trust units, including the applicability of any U.S. federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

        As used herein, the term "U.S. trust unitholder" means a beneficial owner of trust units that for U.S. federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined for U.S. federal income tax purposes) or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        The term "non-U.S. trust unitholder" means any beneficial owner of a trust unit that is not a U.S. trust unitholder.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of trust units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A trust unitholder that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning, and disposing of trust units.

  Classification and Taxation of the Trust

        In the opinion of Vinson & Elkins, L.L.P., for U.S. federal income tax purposes, the trust will be treated as a grantor trust and not as an unincorporated business entity. As a grantor trust, the trust will not be subject to tax at the trust level. Rather, the grantors, who in this case are the trust unitholders, will be considered to own and receive the trust's assets and income and will be directly taxable thereon as though no trust were in existence. The trust will file information returns, reporting to the trust unitholders all items of income, gain, loss, deduction and credit, which must be included in the tax returns of the trust unitholders based on their respective methods of accounting and tax years without regard to the accounting method and tax year of the trust.

        No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax treatment of the trust, including a ruling as to the status of the trust as a grantor trust or as a partnership for U.S. federal income tax purposes. Thus, no assurance can be provided that the opinions and statements set forth in this discussion of U.S. federal income tax consequences would be sustained by a court if contested by the IRS.

        The remainder of the discussion below is based on Vinson & Elkins L.L.P.'s opinion that the trust will be classified as a grantor trust for federal income tax purposes.

  Direct Taxation of Trust Unitholders

        Because the trust will be treated as a trust for U.S. federal income tax purposes, trust unitholders will be treated for such purposes as owning a direct interest in the assets of the trust, and each trust unitholder will be taxed directly on his pro rata share of the income and gain attributable to the assets of the trust and will be entitled to claim his pro rata share of the deductions and expenses attributable to the assets of the trust (subject to certain limitations discussed below). Income, gain, loss, deduction and credits attributable to the assets of the trust will be taken into account by trust unitholders consistent with their method of accounting and without regard to the taxable year or accounting method employed by the trust.

        Following the end of each quarter, the trustee will determine the amount of funds available as of the end of such quarter for distribution to the trust unitholders and will make distributions of available funds, if any, to the unitholders on or about the 25th day of the month following the end of the quarter to the unitholders of record on the last business day of such quarter. In certain circumstances, however, a trust unitholder will not receive the distribution attributable to such income. For example, if the trustee establishes a reserve or borrows money to satisfy liabilities of the trust, income associated with the cash used to establish that reserve or to repay that loan must be reported by the trust unitholder, even though that cash is not distributed to him.

        As described above, the trust will allocate items of income, gain, loss, deductions and credits to trust unitholders based on record ownership at the quarterly record dates. It is possible that the IRS could disagree with this allocation method and could assert that income and deductions of the trust should be determined and allocated on a daily or prorated basis, which could require adjustments to the tax returns of the unitholders affected by the issue and result in an increase in the administrative expense of the trust in subsequent periods.

  Classification of the Net Profits Interest

        Based on representations made by MV Partners regarding the expected economic life of the underlying properties and the expected duration of the net profits interest, the net profits interest should be treated as a "production payment" under Section 636 of the Code or otherwise as a debt instrument for U.S. federal income tax purposes. Thus, each trust unitholder should be treated as making a loan on the underlying properties to MV Partners in an aggregate amount generally equal to the purchase price of the trust units reduced by the portion of the purchase price allocated to the trust's right to receive payments under the hedge contracts, and proceeds payable to the trust from the sale of production from the burdened properties should be treated as payments of principal and interest on a debt instrument issued by MV Partners.

        We will treat the net profits interest as indebtedness subject to the Treasury Regulations applicable to contingent payment debt instruments (the "CPDI regulations"), and by purchasing trust units, each trust unitholder will agree to be bound by our application of the CPDI regulations, including our determination of the rate at which interest will be deemed to accrue on the net profits interest (treated as a debt instrument for U.S. federal income tax purposes). The remainder of this discussion assumes that the net profits interest will be treated in accordance with that agreement and our determinations. No assurance can be given that the IRS will not assert that the net profits interest should be treated differently. Such different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in trust units and could require a trust unitholder to accrue interest income at a rate different than the "comparable yield" described below.

Tax Consequences to U.S. Trust Unitholders

  Payments of Interest on the Trust Units

        Under the CPDI regulations, U.S. trust unitholders generally will be required to accrue income on the net profits interest in the amounts described below, regardless of whether the U.S. trust unitholder uses the cash or accrual method of tax accounting.

        The CPDI regulations provide that a U.S. trust unitholder must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debt instrument that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the debt instrument represented by ownership of trust units as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of such debt instrument, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that the trust unitholder held the trust units.

        The "issue price" of the debt instrument held by the trust is the first price at which a substantial amount of the trust units is sold to the public (other than the amount of such purchase price allocated to the trust's right to receive payments under the hedge contracts), excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of such a debt instrument is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments scheduled to be made with respect to the debt instrument at an earlier time. The term "comparable yield" means the annual yield we would be expected to pay, as of the initial issue date, on a fixed rate debt security with no contingent payments but with terms and conditions otherwise comparable to those of the debt instrument represented by ownership of trust units.

        We have determined that the comparable yield for the debt instrument held by the trust is an annual rate of    %, compounded semi-annually. The CPDI regulations require that we provide to trust unitholders, solely for determining the amount of interest accruals for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the debt instrument held by the trust. These payments set forth on the schedule must produce a total return on such debt instrument equal to its comparable yield. Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

        As required by the CPDI regulations, for U.S. federal income tax purposes, each holder of trust units must use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the debt instrument held by the trust. You may obtain the projected payment schedule by submitting a written request for such information to MV Partners at 250 N. Water, Suite 300, Wichita, Kansas 67202, Attention: President.

        Our determinations of the comparable yield and the projected payment schedule are not binding on the IRS and it could challenge such determinations. If it did so, and if any such challenge were successful, then the amount and timing of interest income accruals of the trust unitholders would be different from those reported by us or included on previously filed tax returns by the trust unitholders.

        The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination for U.S. federal income tax purposes of a trust unitholder's interest accruals and adjustments thereof in respect of the debt instrument represented by ownership of trust units and do not constitute a projection or representation regarding the actual amounts payable on the trust units.

        If, during any taxable year, a U.S. trust unitholder receives actual payments with respect to the debt instrument held by the trust that in the aggregate exceed the total amount of projected payments for that taxable year, the trust unitholder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. trust unitholder will treat a "net positive adjustment" as additional interest income for such taxable year.

        If a U.S. trust unitholder receives in a taxable year actual payments with respect to the debt instrument held by the trust that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. trust unitholder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. trust unitholder's interest income on the debt instrument held by the trust for that taxable year, and (b) to the extent of any excess after the application of (a) give rise to an ordinary loss to the extent of the trust unitholder's interest income on such debt instrument during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the debt instrument held by the trust or to reduce the amount realized on a sale, exchange, conversion or retirement of such debt instrument.

        As the effect of the trust's right to receive payments under the hedge contracts is not definitively addressed by presently existing authorities, the net profits interest may not be treated as a debt instrument for federal income tax purposes. Specifically, the right to receive payments on the hedge contracts could be integrated with the net profits interest and deemed to be a source other than production for repayment of the net profits interest, which characterization could adversely affect the qualification of the net profits interest as a production payment, and thus as a debt instrument, under Section 636 of the Code. However, tax counsel believes that the integration of the two interests, if asserted, would be unlikely to be sustained, as any such integration would be contrary to the form of the conveyances to the trust and inconsistent with the applicable authorities.

        If the net profits interest is not treated as a debt instrument, a trust unitholder would be allowed to recoup its basis in the net profits interest on a schedule that is in proportion to expected production from the net profits interest, with the effect that a trust unitholder would be entitled to deductions in respect of basis recovery on a schedule that is more favorable compared to the trust unitholder's entitlement to treat a portion of its receipts as return of principal if the net profits interest is treated, in accordance with tax counsel's opinion, as a debt instrument. In that case, however, the deductions so allowed may be itemized deductions, the deductibility of which would be subject to limitations that disallow itemized deductions that are less than 2% of a taxpayer's adjusted gross income, or reduce the amount of itemized deductions that are otherwise allowable by the lesser of (i) 3% of (A) adjusted gross income over (B) $100,000 ($50,000 in the case of a separate return by a married individual) and (ii) 80% of the amount of itemized deductions that are otherwise allowable, or both. Although the matter is not free from doubt, tax counsel believes that, if the issue became relevant as a result of the classification of the net profits interest as other than a debt instrument, deductions in respect of basis recovery should not be itemized deductions, as the deductions should, under Section 62(a)(4) of the Code, be considered deductions that are attributable to property held for the production of royalty income.

        The trust is not entitled to claim depletion deductions with respect to the burdened properties.

  Payments Received with Respect to the Hedge Contracts

        A portion of the purchase price paid for trust units will be allocated to the right to receive payments under the hedge contracts. A U.S. trust unitholder's basis in that right will be equal to the amount of such allocated purchase price and will be amortized over the life of the right. As discussed immediately above, certain miscellaneous itemized deductions of an individual taxpayer are subject to limitations on deductibility. Amortization deductions attributable to the portion of the purchase price allocated to the right to receive payments under the hedge contracts will generally be subject to such limitations. A U.S. trust unitholder will be required to recognize ordinary income with respect to payments received by the trust under the hedge contracts.

  Disposition of Trust Units

        For U.S. federal income tax purposes, a sale of trust units will be treated as a sale by the U.S. trust unitholder of his interest in the assets of the trust. Generally, a U.S. trust unitholder will recognize gain or loss on a sale or exchange of trust units equal to the difference between the amount realized and the U.S. trust unitholder's adjusted tax basis for the trust units sold. A U.S. trust unitholder's adjusted tax basis in his trust units will be equal to the U.S. trust unitholder's original purchase price for the trust units, increased by any interest income previously accrued by the U.S. trust unitholder (determined without regard to any adjustments to interest accruals for positive or negative adjustments as described above) and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the trust units (without regard to the actual amount paid). In addition, such basis will be increased by his share of any payments that are made on the hedge contracts, reduced by the distributions of such amounts and reduced by the amortization deductions with respect to the amount paid for the right to receive payments under the hedge contracts.

        Gain recognized upon a sale or exchange of a trust unit attributable to the net profits interest (the amount of which is reduced by any unused adjustments as discussed above) will generally be treated as ordinary interest income. Any loss will be ordinary loss to the extent of interest previously included in income (reduced by any negative adjustments thereto), and thereafter, capital loss (which will be long-term if the trust unit is held for more than one year). Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        Gain or loss upon a sale or exchange of a trust unit attributable to the right to receive payments under the hedge contracts will generally be treated as capital gain or loss.

  Trust Administrative Expenses

        Expenses of the trust will include administrative expenses of the trustee. As discussed above, certain miscellaneous itemized deductions will generally be subject to limitations on deductibility. Under these rules, administrative expenses attributable to the trust units are miscellaneous itemized deductions that generally will have to be aggregated with an individual unitholder's other miscellaneous itemized deductions to determine the excess over 2% of adjusted gross income. It is anticipated that the amount of such administrative expenses will not be significant in relation to the trust's income.

  Backup Withholding and Information Reporting

        Payments of principal and interest on, and the proceeds of dispositions of, the trust units, may be subject to information reporting and U.S. federal backup withholding tax if the trust unitholder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the trust unitholder's U.S. federal income tax liability.

Tax Consequences to Non-U.S. Trust Unitholders

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. trust unitholder. Non-U.S. trust unitholders should consult their own independent tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Payments with Respect to the Trust Units

        Interest paid with respect to the net profits interest will be treated as interest, the amount of which is "contingent" on the earnings of MV Partners, and thus will not qualify for the "portfolio interest exemption" under Sections 871 and 881 of the Code. As a result, such interest will be subject to U.S. federal withholding tax at a 30 percent rate unless the non-U.S. trust unitholder is eligible for a lower rate under an applicable income tax treaty or the interest is effectively connected with the non-U.S. trust unitholder's conduct of a trade or business in the United States, and in either case, the non-U.S. trust unitholder provides appropriate certification. A non-U.S. trust unitholder generally can meet the certification requirement by providing an IRS Form W-8BEN (in the case of a claim of treaty benefits) or a W-8 ECI (with respect to the non-U.S. trust unitholder's conduct of a U.S. trade or business).

        Amounts paid with respect to the hedge contracts generally are not subject to U.S. federal income tax or withholding tax, but will be subject to U.S. federal income tax to the extent such amounts are deemed to arise from the conduct of a U.S. trade or business by the non-U.S. trust unitholder.

  Sale or Exchange of Trust Units

        The net profits interest will be treated as "United States real property interests" for U.S. federal income tax purposes. However, as long as the trust units are regularly traded on an established securities market, gain realized by a non-U.S. trust unitholder on a sale of trust units will be subject to federal income tax only if:

  •
  the gain is, or is treated as, effectively connected with business conducted by the non-U.S. trust unitholder in the United States, and in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. trust unitholder;

  •
  the non-U.S. trust unitholder is an individual who is present in the United States for at least 183 days in the year of the sale; or

  •
  the non-U.S. trust unitholder owns currently or owned at certain earlier times directly or by applying certain attribution rules, more than 5% of the trusts units.

        A non-U.S. trust unitholder will be subject to U.S. federal income tax on any gain allocable to the non-U.S. trust unitholder upon the sale by the trust of all or any part of the net profits interest, and distributions to the non-U.S. trust unitholder will be subject to withholding of U.S. tax (currently at the rate of 35%) to the extent the distributions are attributable to such gains.

  Backup Withholding Tax and Information Reporting

        Payments to non-U.S. trust unitholders of interest, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. trust unitholder.

        A non-U.S. trust unitholder may be subject to backup withholding tax, currently at a rate of 28%, with respect to payments from the trust and the proceeds from dispositions of trust units, unless such non-U.S. trust unitholder complies with certain certification requirements (usually satisfied by providing a duly completed IRS Form W-8BEN) or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. unitholder's U.S. federal income tax liability, provided certain required information is provided to the IRS.

        Payments of the proceeds of a sale of a trust unit effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. trust unitholder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the non-U.S. trust unitholder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a trust unit effected outside of the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the holder is a non-U.S. trust unitholder and certain other conditions are met, or the non-U.S. trust unitholder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of a trust unit effected outside the United States by such a broker if it:

  •
  is a United States person;

  •
  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

        Any amount withheld under the backup withholding rules may be credited against the non-U.S. trust unitholder's U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

Consequences to Tax Exempt Organizations

        Employee benefit plans and most other organizations exempt from U.S. federal income tax including IRAs and other retirement plans are subject to U.S. federal income tax on unrelated business taxable income. Because the trust's income is not expected to be unrelated business taxable income, such a tax-exempt organization is not expected to be taxable on income generated by ownership of trust units so long as the trust units are not treated as debt-financed property within the meaning of Section 514(b) of the Code.

        PROSPECTIVE INVESTORS IN TRUST UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST UNITS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

STATE TAX CONSIDERATIONS

        The following is intended as a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are trust unitholders. Unitholders are urged to consult their own legal and tax advisors with respect to these matters.

        Prospective investors should consider state and local tax consequences of an investment in the trust units. The trust will own the net profits interest burdening specified oil and natural gas properties located in the states of Kansas and Colorado. Both of these states have income taxes applicable to individuals.

        Kansas income tax law generally conforms to the federal income tax laws, meaning that for Kansas income tax purposes, the trust should be treated as a grantor trust, a trust unitholder should be considered to own and receive his or her share of the trust's assets and income, and the net profits interest should be treated as a debt instrument. An individual trust unitholder who is a nonresident of Kansas generally will not be subject to Kansas income tax on his share of the trust's income, except to the extent the trust units are employed by such trust unitholder in a trade, business, profession or occupation carried on in Kansas. In general, an individual trust unitholder will not be deemed to carry on a trade, business, profession or occupation in Kansas solely by reason of the purchase and sale of trust units for such nonresident's own account as an investor. An individual trust unitholder who is a resident of Kansas will be subject to Kansas income tax on his share of the trust's income. The trust should not be required to withhold Kansas income tax from distributions made to an individual resident or nonresident trust unitholder as long as the trust is taxed as a grantor trust under the Code.

        Colorado has an income tax applicable to individuals; however, the treatment of income from the trust units is unclear under Colorado law. An individual trust unitholder who is a nonresident of Colorado may be required to file Colorado income tax returns and/or pay taxes in Colorado on his share of the trust's income. An individual trust unitholder who is a resident of Colorado will be subject to tax on his share of the trust's income attributable to Colorado. It is anticipated that no more than 5.5% of the trust's income will be attributable to Colorado. Moreover, individual trust unitholders may be subject to penalties for failure to comply with such requirements. The trust should not be required to withhold taxes under Colorado law from distributions made to individual trust unitholders.

        The trust units may constitute real property or an interest in real property under the inheritance, estate and probate laws of the states listed above.

ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended, regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for persons who are fiduciaries of those plans. In addition, the Internal Revenue Code provides similar requirements and standards which are applicable to qualified plans, which include these types of plans, and to individual retirement accounts, whether or not subject to ERISA.

        A fiduciary of a qualified plan should carefully consider fiduciary standards under ERISA regarding the qualified plan's particular circumstances before authorizing an investment in trust units. A fiduciary should consider:

  •
  whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA;

  •
  whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment is in accordance with the documents and instruments governing the qualified plan as required by Section 404(a)(1)(D) of ERISA.

        A fiduciary should also consider whether an investment in trust units might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Internal Revenue Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are plan assets in the transaction. The Department of Labor has published final regulations concerning whether or not a qualified plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Internal Revenue Code. These regulations provide that the underlying assets of an entity will not be considered "plan assets" if the equity interests in the entity are a publicly offered security. MV Partners expects that at the time of the sale of the trust units in this offering, they will be publicly offered securities. Fiduciaries, however, will need to determine whether the acquisition of trust units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Internal Revenue Code Section 4975.

        The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential qualified plan investors should consult with their counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of trust units.

SELLING TRUST UNITHOLDERS

        Immediately prior to the closing of the offering made hereby, MV Partners will convey to the trust the net profits interest in exchange for 11,500,000 trust units. Of those trust units, 7,500,000 are being offered hereby and 4,000,000 will be transferred to MV Energy and VAP-I upon the completion of this offering, 1,125,000 of which will be subject to purchase by the underwriters from MV Energy and VAP-I in a subsequent resale pursuant to the underwriters' option to purchase additional trust units. These members of MV Partners may from time to time sell such trust units if the underwriters' option to purchase additional trust units is not exercised in full. MV Partners, MV Energy and VAP-I have agreed, however, not to sell any of such trust units for a period of 180 days after the date of this prospectus without the consent of Raymond James & Associates, Inc., acting as representative of the several underwriters. See "Underwriting."

        The following table provides information regarding the selling trust unitholders' ownership of the trust units. This table assumes the underwriters' option to purchase additional trust units is not exercised.

	Ownership of trust units before offering			Ownership of trust units after offering
Selling Trust Unitholders			Number of trust units being offered
	Number	Percentage		Number	Percentage
MV Partners	11,500,000	100.0%	7,500,000	—	—
MV Energy	—	—	—	2,000,000	17.4%
VAP-I	—	—	—	2,000,000	17.4%

        Immediately following the closing of this offering, MV Partners intends to sell at the initial public offering price the 4,000,000 trust units not sold in this offering to its two members, MV Energy and VAP-I, in exchange for cash in the amount of $8.0 million and promissory notes. Each of MV Energy and VAP-I will own 50% of the retained units.

        Prior to this offering, there has been no public market for the trust units. Therefore, if MV Energy or VAP-I disposes of their retained trust units, the effect of such disposal on future market prices, if any, of market sales of such remaining trust units or the availability of trust units for sale cannot be predicted. Nevertheless, sales of substantial amounts of trust units in the public market could adversely affect future market prices.

UNDERWRITING

        Subject to the terms and conditions in an underwriting agreement dated                        , 2006, the underwriters named below, for whom Raymond James & Associates, Inc., is acting as representative, have severally agreed to purchase from MV Partners the number of trust units set forth opposite their names:

Underwriter	Number of Trust Units
Raymond James & Associates, Inc.

Total	7,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the trust units offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the trust units offered by this prospectus if any of the units are purchased, other than those covered by the option to purchase additional trust units described below.

        The underwriters propose to offer the trust units directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $            per unit. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $            per unit to other dealers. If all of the trust units are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The trust units are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of the trust units in whole or in part.

Option to Purchase Additional Trust Units

        MV Partners and its members have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 1,125,000 additional trust units to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional units based on the underwriters' percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the option to purchase additional trust units only to cover over-allotments made in connection with the sale of the trust units offered in this offering.

Discounts and Expenses

        The following table shows the amount per unit and total underwriting discounts MV Partners, MV Energy and VAP-I will pay to the underwriters (dollars in thousands, except per unit). The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional trust units.

	Per Unit	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to MV Partners
Proceeds, before expenses, to MV Energy and VAP-I

        MV Partners will pay Raymond James & Associates, Inc. a structuring fee of $            (or $            if the underwriters exercise their option to purchase additional trust units to cover over-allotments) for evaluation, analysis and structuring of the trust.

        The expenses of this offering that are payable by MV Partners are estimated to be $            (exclusive of underwriting discounts and commissions). In no event will the maximum amount of compensation to be paid to members of the National Association of Securities Dealers, Inc., or the "NASD," in connection with this offering exceed 10% plus .5% for bona fide due diligence expenses.

Indemnification

        MV Partners has agreed to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act for errors or omissions in this prospectus or the registration statement of which this prospectus is a part. However, MV Partners will not indemnify the underwriters if the error or omission was the result of information the underwriters supplied to MV Partners in writing for inclusion in this prospectus or the registration statement. If MV Partners cannot indemnify the underwriters, it has agreed to contribute to payments the underwriters may be required to make in respect of those liabilities. MV Partners' contribution would be in the proportion that the proceeds (after underwriting discounts and commissions) that MV Partners receives from this offering bear to the proceeds (from underwriting discounts and commissions) that the underwriters receive. If MV Partners cannot contribute in this proportion, MV Partners will contribute based on its faults and benefits, as set forth in the underwriting agreement.

Lock-up Agreements

        Subject to specified exceptions, MV Partners, its members and certain of their affiliates have agreed with the underwriters, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell or otherwise dispose of or transfer any trust units or any securities convertible into or exchangeable for trust units without the prior written consent of Raymond James & Associates, Inc. These agreements also preclude any hedging collar or other transaction designed or reasonably expected to result in a disposition of trust units or securities convertible into or exercisable or exchangeable for trust units. Raymond James & Associates, Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements. Raymond James & Associates, Inc. does not have any present intent or any understanding to release all or any portion of the securities subject to these agreements.

        The 180-day period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the 180-day period, MV Oil Trust issues a release concerning distributable cash or announces material news or a material event relating to MV Oil Trust occurs; or

  •
  prior to the expiration of the 180-day period, MV Oil Trust announces that it will release distributable cash results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the announcement of the material news or the occurrence of the material event.

Stabilization

        Until this offering is completed, rules of the SEC may limit the ability of the underwriters and various selling group members to bid for and purchase the trust units. As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the trust units, including:

  •
  short sales,

  •
  syndicate covering transactions,

  •
  imposition of penalty bids, and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the trust units while this offering is in progress. Stabilizing transactions may include making short sales of trust units, which involve the sale by the underwriter of a greater number of trust units than it is required to purchase in this offering and purchasing trust units from MV Partners or its members or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional trust units referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        Each underwriter may close out any covered short position either by exercising its option to purchase additional trust units, in whole or in part, or by purchasing trust units in the open market. In making this determination, each underwriter will consider, among other things, the price of trust units available for purchase in the open market compared to the price at which the underwriter may purchase trust units pursuant to the option to purchase additional trust units.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the trust units in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase trust units in the open market to cover the position.

        The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase trust units in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those trust units as part of this offering to repay the selling concession received by them.

        As a result of these activities, the price of the trust units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the New York Stock Exchange or otherwise.

Conflicts/Affiliates

        The underwriters and their affiliates may provide in the future investment banking, financial advisory or other financial services for MV Partners and its affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

Discretionary Accounts

        The underwriters may confirm sales of the trust units offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total trust units offered by this prospectus.

Listing

        MV Partners intends to apply to list the trust units on the New York Stock Exchange under the symbol "MVO." In connection with the listing of the trust units on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 units or more to a minimum of 400 beneficial owners.

IPO Pricing

        Prior to this offering, there has been no public market for the trust units. Consequently, the initial public offering price for the trust units will be determined by negotiations among MV Partners and the underwriters. The primary factors to be considered in determining the initial public offering price will be:

  •
  estimates of distributions to trust unitholders,

  •
  overall quality of the oil and natural gas properties attributable to the underlying properties,

  •
  industry and market conditions prevalent in the energy industry,

  •
  the information set forth in this prospectus and otherwise available to the representatives and

  •
  the general conditions of the securities markets at the time of this offering.

Electronic Prospectus

        A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with MV Partners to allocate a specific number of trust units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriters or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by MV Partners or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

NASD Conduct Rules

        Because the NASD is expected to view the trust units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the trust units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

LEGAL MATTERS

        Dorsey & Whitney (Delaware) LLP, Wilmington, Delaware, as special Delaware counsel to the trust, will give a legal opinion as to the validity of the trust units. Vinson & Elkins L.L.P., Houston, Texas, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned "Federal Income Tax Consequences." Certain legal matters in connection with the trust units will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        Certain information appearing in this prospectus regarding the June 30, 2006, estimated quantities of reserves of the underlying properties and net profits interest owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

        The financial statements of MV Partners as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The statements of historical revenues and direct operating expenses of the underlying properties for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The statement of assets and trust corpus of MV Oil Trust as of August 11, 2006, included in this prospectus has been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

        The trust and MV Partners have filed with the SEC in Washington, D.C. a registration statement, including all amendments, under the Securities Act of 1933 relating to the trust units. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. You may read and copy the registration statement at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference rooms you may call the SEC at (800) SEC-0330. You can also read the trust and MV Partners' SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov.

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

        In this prospectus the following terms have the meanings specified below.

        Bbl—One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.

        Boe—One stock tank barrel of oil equivalent, computed on an approximate energy equivalent basis that one Bbl of crude oil equals six Mcf of natural gas and one Bbl of crude oil equals 1.54 Bbls of natural gas liquids.

        Btu or British Thermal Unit—The quantity of heat required to raise the temperature of one pound of water one degree Fahrenheit.

        Completion—The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        Condensate—Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

        Developed Acreage—The number of acres that are allocated or assignable to productive wells or wells capable of production.

        Development Well—A well drilled into a proved oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        Estimated Future Net Revenues—Also referred to as "estimated future net cash flows." The result of applying current prices of oil, natural gas and natural gas liquids to estimated future production from oil, natural gas and natural gas liquids proved reserves, reduced by estimated future expenditures, based on current costs to be incurred, in developing and producing the proved reserves, excluding overhead.

        Farm-in or Farm-out Agreement—An agreement under which the owner of a working interest in an oil or natural gas lease typically assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

        Field—An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

        Gross Acres or Gross Wells—The total acres or wells, as the case may be, in which a working interest is owned.

        MBbl—One thousand barrels of crude oil or other liquid hydrocarbons.

        MBoe—One thousand barrels of oil equivalent.

        Mcf—One thousand standard cubic feet of natural gas.

        MMBbls—One million barrels of crude oil or other liquid hydrocarbons.

        MMBoe—One million barrels of oil equivalent.

        MMcf—One million standard cubic feet of natural gas.

        Net Acres or Net Wells—The sum of the fractional working interests owned in gross acres or wells, as the case may be.

        Net Profits Interest—A nonoperating interest that creates a share in gross production from an operating or working interest in oil and natural gas properties. The share is measured by net profits from the sale of production after deducting costs associated with that production.

        Net Revenue Interest—An interest in all oil, natural gas and natural gas liquids produced and saved from, or attributable to, a particular property, net of all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and any other burdens to which the person's interest is subject.

        Plugging and Abandonment—Activities to remove production equipment and seal off a well at the end of a well's economic life.

        Proved Developed Non-Producing Reserves—Proved developed reserves expected to be recovered from zones behind casing in existing wells.

        Proved Developed Producing Reserves—Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production to market.

        Proved Developed Reserves—Has the meaning given to such term in Rule 4-10(a)(3) of Regulation S-X, which defines proved developed reserves as:

  Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

        Proved Reserves—Has the meaning given to such term in Rule 4-10(a)(2) of Regulation S-X, which defines proved developed reserves as:

  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

  (i)
  Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  (ii)
  Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

  (iii)
  Estimates of proved reserves do not include the following: (A) Oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

        Proved Undeveloped Reserves—Has the meaning given to such term in Rule 4-10(a)(4) of Regulation S-X, which defines proved developed reserves as:

  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

        PV-10—The present value of estimated future net revenues using a discount rate of 10% per annum.

        Recompletion—The completion for production of an existing well bore in another formation from that which the well has been previously completed.

        Reservoir—A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

        Standardized Measure of Discounted Future Net Cash Flows—Also referred to herein as "standardized measure." It is the present value of estimated future net revenues computed by discounting estimated future net revenues at a rate of 10% annually.

        The Financial Accounting Standards Board requires disclosure of standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities, per paragraph 30 of Statement of Financial Accounting Standards No. 69, as follows:

          A standardized measure of discounted future net cash flows relating to an enterprise's interests in (a) proved oil and gas reserves and (b) oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the enterprise participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves shall be disclosed as of the end of the year. The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes. The following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed:

            a.     Future cash inflows. These shall be computed by applying year-end prices of oil and gas relating to the enterprise's proved reserves to the year- end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

            b.     Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

            c.     Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the enterprise's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions, tax credits and allowances relating to the enterprise's proved oil and gas reserves.

            d.     Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

            e.     Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

            f.      Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

        Working Interest (also called an operating interest)—The right granted to the lessee of a property to explore for and to produce and own oil, gas or other minerals. The working interest owner bears the exploration, development and operating costs on either a cash, penalty or carried basis.

        Workover—Operations on a producing well to restore or increase production.

Underlying Properties:
Report of Independent Registered Public Accounting Firm
Statements of Historical Revenues and Direct Operating Expenses for Each of the Three Years in the Period Ended December 31, 2005, and for the Six Months Ended June 30, 2005 and 2006 (unaudited)
Notes to Statements of Historical Revenue and Direct Operating Expenses
MV Oil Trust:
Report of Independent Registered Public Accounting Firm
Statement of Assets and Trust Corpus as of August 11, 2006
Notes to Statement of Assets and Trust Corpus
Unaudited Pro Forma Financial Information
Unaudited Pro Forma Statement of Assets and Trust Corpus as of June 30, 2006
Unaudited Pro Forma Statements of Distributable Income for the Year Ended December 31, 2005, and for the Six Months Ended June 30, 2006
Notes to Unaudited Pro Forma Financial Information

Report of Independent Registered Public Accounting Firm

To the Members of
MV Partners, LLC

        We have audited the accompanying statements of historical revenues and direct operating expenses of the Underlying Properties (the "Properties") of MV Partners, LLC (formerly MV Partners, LP) (the "Partnership") for each of the three years in the period ended December 31, 2005. These statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B to the statements and are not intended to be a complete presentation of the Partnership's interests in the Properties.

        In our opinion, the statements referred to above present fairly, in all material respects, the historical revenues and direct operating expenses, described in Note B, of the Properties for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Grant Thornton LLP

Wichita, Kansas
August 8, 2006

Underlying Properties

STATEMENTS OF HISTORICAL REVENUES
AND DIRECT OPERATING EXPENSES

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)	(unaudited)
Revenues
Oil sales	$34,609,502	$44,363,815	$57,353,041	$25,867,796	$32,927,863
Gas sales	561,680	570,634	608,830	229,100	314,304
Natural gas liquid sales	248,479	293,948	311,916	132,540	151,297
Hedge and other derivative activity	(7,383,262)	(14,402,644)	(22,318,871)	(10,911,701)	(15,586,980)

Total revenues	28,036,399	30,825,753	35,954,916	15,317,735	17,806,484
Direct operating expenses
Lease operating expenses	10,155,934	10,429,962	11,307,182	5,237,042	5,565,109
Lease maintenance	1,334,366	1,453,895	1,916,009	583,666	1,051,960
Lease overhead	2,047,102	2,014,514	2,068,378	1,016,018	1,097,485
Production and property tax	1,322,275	1,389,287	1,866,426	945,268	1,863,811

Total direct operating expenses	14,859,677	15,287,658	17,157,995	7,781,994	9,578,365

Excess of revenues over direct operating expenses	$13,176,722	$15,538,095	$18,796,921	$7,535,741	$8,228,119

The accompanying notes are an integral part of this statement.

Underlying Properties

NOTES TO STATEMENTS OF HISTORICAL REVENUES
AND DIRECT OPERATING EXPENSES

For the years ended December 31, 2003, 2004 and 2005
(information for the six months ended June 30, 2005 and 2006 is unaudited)

NOTE A—PROPERTIES

        The underlying properties consist of working interests owned by MV Partners, LLC (formerly MV Partners, LP) ("MV") located in Colorado, Kansas and Oklahoma (in 2003 and 2004 only with respect to Oklahoma).

NOTE B—BASIS OF PRESENTATION

        The accompanying statements of historical revenues and direct operating expenses were derived from the historical accounting records of MV and reflect the historical revenues and direct operating expenses directly attributable to the underlying properties for the years and periods described herein. Such amounts may not be representative of future operations. The statements do not include depreciation, depletion and amortization, general and administrative expenses, interest expense or other expenses of an indirect nature. The amounts represent MV's net interest in the wells.

        Historical financial statements representing financial position, results of operations and cash flows required by generally accepted accounting principles are not presented as such information is not readily available on an individual property basis and not meaningful to the underlying properties. Accordingly, the statements of historical revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

        The accompanying Statements of Historical Revenues and Direct Operating Expenses included herein were prepared on an accrual basis. Revenue from oil, gas and natural gas liquid sales is recognized when sold.

        MV has entered into certain swap and collar agreements to mitigate the effects of fluctuations in the prices of crude oil. These agreements involve the exchange of amounts based on a fluctuating oil price for amounts based on a fixed oil price over the life of the agreement, without an exchange of the notional amount upon which the payments are based. MV accounts for the swap agreements as cash flow hedges. The effective portion of the gain or loss on the swap agreement is recorded in earnings as the underlying hedged item affects income. This effective portion, the ineffective portion of the unrealized gain or loss on the derivative instrument and the change in the unrealized gain (loss) on the collar agreements are reflected as, hedge and other derivative activity in the accompanying Statements of Historical Revenues and Direct Operating Expenses.

        The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

        The accompanying Statements of Historical Revenues and Direct Operating Expenses for the six months ended June 30, 2005 and 2006 are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation on the basis described above, except that the results of operations for the six months ended June 30, 2006 include a charge for $592,708 that represents ad valorem tax expense for the prior year that was not accrued at December 31, 2005. MV's management does not expect that the correction of this error will be material to the financial statements for the year ended December 31, 2006.

NOTE C—DISCLOSURES ABOUT OIL AND GAS ACTIVITIES (UNAUDITED)

        The estimates of proved reserves and related valuations were based on the reports of Cawley, Gillespie & Associates, Inc., independent petroleum and geological engineers, and the contract property management engineering staff of the sole manager of MV, in accordance with the provisions of SFAS No. 69, Disclosures about Oil and Gas Producing Activities. Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas, natural gas liquids and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time.

        The oil and gas reserves are attributable solely to properties within the United States. A summary of the changes in quantities of proved oil, gas and natural gas liquid reserves of the underlying properties for the years ended December 31, 2003, 2004 and 2005 are as follows:

	Oil (Bbls)	Gas (Mcf)	NGL (Bbls)
Balance at January 1, 2003	16,472,230	2,552,088	143,123
Revisions of previous estimates	307,789	(910,403)	(26,364)
Extensions and discoveries	13,608	—	—
Production	(1,197,847)	(116,122)	(2,734)

Balance at December 31, 2003	15,595,780	1,525,563	114,025
Revisions of previous estimates	1,444,657	(282,855)	(875)
Purchase of minerals in place	16,127	—	—
Extensions and discoveries	846	—	—
Sales of minerals in place	(15,448)	—	—
Production	(1,126,812)	(103,540)	(4,674)

Balance at December 31, 2004	15,915,150	1,139,168	108,476
Revisions of previous estimates(1)	3,053,651	309,242	5,492
Sales of minerals in place	(5,155)	—	—
Production	(1,057,906)	(89,117)	(4,575)

Balance at December 31, 2005	17,905,740	1,359,293	109,393

Proved developed reserves:
December 31, 2003	14,913,460	1,348,538	114,025

December 31, 2004	15,317,009	1,139,168	108,476

December 31, 2005	15,888,099	1,062,701	109,393

(1)
Reserve revisions in 2005 reflect the increase in crude oil prices during the year which has lengthened the economic life of the underlying properties and thereby increased recoverable reserves. In addition, in 2005 MV Partners expanded the scope of its maintenance and development project scheduling from a forward range of 24 to 36 months to 60 months, which also increased recoverable reserves. This expanded scope reflects management's budgeted project activity over the 60 month period commencing January 1, 2006. The expanded scope accommodates additional infield drilling, recompletion and workover projects in the El Dorado Area in addition to 14 Bemis infield drilling locations that have been further refined by recent 3-D seismic activity.

        The following information was developed using procedures prescribed by SFAS No. 69. The standardized measure of discounted future net cash flows should not be viewed as representative of the current value of the underlying properties. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the underlying properties or their performance.

        Management believes that, in reviewing the information that follows, the following factors should be taken into account:

  •
  future costs and sales prices will probably differ from those required to be used in these calculations;

  •
  actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

  •
  a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas reserves; and

  •
  income taxes are not taken into consideration because the Partnership is a pass-thru entity for tax purposes.

        Under the standardized measure, future cash inflows were estimated by applying year-end oil and gas prices, adjusted for location and quality differences, to the estimated future production of year-end proved reserves. Future cash inflows do not reflect the impact of future production that is subject to open hedge and other derivative positions. Future cash inflows were reduced by estimated future development, abandonment and production costs based on year-end costs to arrive at net cash flows. Use of a 10% discount rate and year-end prices and costs are required by SFAS No. 69.

        In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable and possible as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated. The standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows at December 31:

	2003	2004	2005
Future cash inflows	$486,589,300	$669,493,400	$1,050,284,000
Future costs
Production	(247,548,255)	(299,008,800)	(395,987,600)
Development and abandonment	(3,077,645)	(3,260,000)	(16,513,600)

Future net cash flows	235,963,400	367,224,600	637,782,800
Less effect of 10% discount factor	(114,627,000)	(185,616,900)	(333,250,300)

Standardized measure of discounted future net cash flows	$121,336,400	$181,607,700	$304,532,500

        Future cash flows as shown above were reported without consideration for the effects of hedge and other derivative transactions outstanding at each period end. If the effects of hedge and other derivative transactions were included in the computation, then future cash flows would have decreased by $9,816,900, $14,175,700 and $7,655,100 in 2003, 2004 and 2005, respectively.

        The changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

	2003	2004	2005
Standardized measure—beginning of year	$126,210,000	$121,336,400	$181,607,700
Sales of oil and gas produced, net of production costs	(20,559,984)	(29,940,739)	(41,115,792)
Net change in prices and production costs	4,428,376	57,356,656	94,091,763
Extensions and discoveries	132,238	17,355	—
Changes in estimated future development costs	330,065	(349,338)	(11,516,747)
Development costs incurred during the period which reduce future development costs	120,000	165,000	—
Revisions of previous quantity estimates	1,084,814	15,933,831	53,096,437
Accretion of discount	12,621,000	12,133,640	18,160,770
Purchase of reserves in place	—	146,696	—
Sales of reserves in place	—	(136,766)	(22,001)
Changes in production rates and other	(3,030,109)	4,944,965	10,230,370

Standardized measure—end of year	$121,336,400	$181,607,700	$304,532,500

        Average prices in effect at December 31, 2003, 2004 and 2005 used in determining future net revenues related to the standardized measure calculation are as follows:

	2003	2004	2005
Oil (per Bbl)	$30.55	$41.46	$57.79
Gas (per Mcf)	$5.00	$5.18	$7.89
NGL (per Bbl)	$21.96	$34.62	$43.74

Report of Independent Registered Public Accounting Firm

To the Unitholders of MV Oil Trust:

        We have audited the accompanying statement of assets and trust corpus of MV Oil Trust (the "Trust") as of August 11, 2006. This financial statement is the responsibility of the MV Partners, LLC's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and trust corpus is free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and trust corpus, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and trust corpus presentation. We believe that our audit provides a reasonable basis for our opinion.

        As described in Note B to the statement of assets and trust corpus, this statement has been prepared on a cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

        In our opinion, the statement of assets and trust corpus referred to above presents fairly, in all material respects, the financial position of the Trust as of August 11, 2006, on the basis of accounting described in Note B.

/s/ Grant Thornton LLP
Grant Thornton LLP

Wichita, Kansas
August 11, 2006

MV OIL TRUST

STATEMENT OF ASSETS AND TRUST CORPUS

August 11, 2006

ASSETS
Cash	$1,000

TRUST CORPUS
Trust Corpus	$1,000

The accompanying notes are an integral part of this financial statement.

MV Oil Trust

NOTES TO STATEMENT OF ASSETS AND TRUST CORPUS

NOTE A—ORGANIZATION OF THE TRUST

        MV Oil Trust (the "Trust") is a statutory trust formed on August 3, 2006, under the Delaware Statutory Trust Act pursuant to a Trust Agreement (the "Trust Agreement") among MV Partners, LLC ("MV Partners") as trustor, The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"), and Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee").

        The Trust was created to acquire and hold a term net profits interest for the benefit of the Trust unitholders pursuant to a conveyance from MV Partners to the Trust. The term net profits interest is an interest in underlying properties consisting of MV Partner's net interests in all of its oil and natural gas properties located in the Mid-Continent region in the states of Kansas and Colorado (the "underlying properties"). These oil and gas properties include approximately 985 producing oil and gas wells.

        The net profits interest is passive in nature and the trustee will have no management control over and no responsibility relating to the operation of the underlying properties. The net profits interest entitles the Trust to receive 80% of the net proceeds attributable to MV Partners' interest from the sale of production from the underlying properties. The net profits interest will terminate on the later to occur of (1) June 30, 2026 or (2) the time when 14.4 million barrels of oil equivalent have been produced from the underlying properties and sold, and the Trust will soon thereafter wind up its affairs and terminate.

        The Trustee can authorize the Trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the Trust. The Trustee may authorize the Trust to borrow from the Trustee or the Delaware Trustee as a lender provided the terms of the loan are similar to the terms it would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship. The Trustee may also deposit funds awaiting distribution in an account with itself and make other short term investments with the funds distributed to the Trust.

NOTE B—TRUST ACCOUNTING POLICIES

        A summary of the significant accounting policies of the Trust follows.

1.
Basis of accounting

        The Trust uses the cash basis of accounting to report Trust receipts of the term net profits interest, receipts under the hedge and other derivative contracts and payments of expenses incurred. The term net profits interest is revenues (oil, gas and natural gas liquid sales net of any payments made in connection with the settlement of the hedge and other derivative contracts) less direct operating expenses (lease operating expenses, lease maintenance, lease overhead, and production and property taxes) and an adjustment for lease equipment cost and lease development expenses (which are capitalized in GAAP financial statements) of the underlying properties times 80% (term net pofits interest percentage). In addition, the trust will be entitled to receive 80% of all payments received by MV Partners upon settlement of the hedge and other derivative contracts. Actual cash receipts may vary due to timing delays of actual cash receipts from the property operators or purchasers and due to wellhead and pipeline volume balancing agreements or practices. The actual cash distributions of the Trust will be made based on the terms of the conveyance creating the Trust's net profits interest which is on a cash basis of accounting.

        Amortization of the investment in net profits interest calculated on a unit-of-production basis is charged directly to trust corpus.

        This comprehensive basis of accounting other than GAAP corresponds to the accounting permitted for royalty trusts by the U.S. Securities and Exchange Commission as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

        Investment in the net profits interest is periodically assessed to determine whether its aggregate value has been impaired below its total capitalized cost based on the underlying properties. The Trust will provide a write-down to its investment in the net profits interest to the extent that total capitalized costs, less accumulated depreciation, depletion and amortization, exceed undiscounted future net revenues attributable to the proved oil and gas reserves of the underlying properties.

2.
Use of estimates

        The preparation of the financial statements requires the Trust to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C—INCOME TAXES

        Tax counsel to the Trust advised the Trust at the time of formation that, under then current tax laws, the net profits interest should be treated as a debt instrument for federal income tax purposes, and the Trust should be required to treat a portion of each payment it receives with respect to the net profits interest as interest income in accordance with the "noncontingent bond method" under the original issue discount rules contained in the Internal Revenue Code of 1986, as amended and the corresponding regulations. The Trust will be treated as a grantor trust for federal income tax purposes. Trust unitholders will be considered to own and receive the trust's assets and income and will be directly taxable thereon as if no trust were in existence.

NOTE D—DISTRIBUTIONS TO UNITHOLDERS

        The Trustee determines for each quarter the amount available for distribution to the Trust unitholders. This distribution is expected to be made on or before the 25th day of the month following the end of each quarter to the Trust unitholders of record on the 15th day of the month following the end of each quarter (or the next succeeding business day). Such amounts will be equal to the excess, if any, of the cash received by the Trust during the preceeding quarter, over the liabilities of the Trust paid during such quarter, subject to adjustments for changes made by the Trustee during such quarter in any cash reserves established for future liabilities of the Trust.

MV Oil Trust

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma statement of assets and trust corpus and unaudited pro forma statements of distributable income for the Trust have been prepared to illustrate the conveyance of the term net profits interest in the underlying properties to the Trust by MV Partners, LLC. The unaudited pro forma statement of assets and trust corpus presents the beginning statement of assets and trust corpus of the Trust as of June 30, 2006, giving effect to the net profits interest conveyance as if it occurred on June 30, 2006. The unaudited pro forma statements of distributable income for the year ended December 31, 2005 and the six months ended June 30, 2006, give effect to the net profits interest conveyance as if it occurred on January 1, 2005, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

        These unaudited pro forma financial statements are for informational purposes only. They do not purport to present the results that would have actually occurred had the net profits interest conveyance been completed on the assumed dates or for the periods presented, or which may be realized in the future.

        To produce the pro forma financial information, management made certain estimates. The accompanying unaudited pro forma statement of assets and trust corpus assumes a June 30, 2006 issuance of 11,500,000 trust units at $20.00 per unit. The accompanying unaudited pro forma statements of distributable income for the year ended December 31, 2005 and the six months ended June 30, 2006 have been prepared assuming trust formation and net profits interest conveyance on January 1, 2005.

        These estimates are based on the most recently available information. To the extent there are significant changes in these amounts, the assumptions and estimates herein could change significantly. The unaudited pro forma statement of assets and trust corpus and unaudited pro forma statements of distributable income should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MV Partners, LLC" and the historical audited statements of the Trust, MV Partners, LLC and the Underlying Properties, including the related notes, included in this prospectus and elsewhere in the registration statement.

MV Oil Trust

Unaudited Pro Forma Statement of Assets and Trust Corpus

June 30, 2006

	Historical	Adjustments		Pro Forma

ASSETS
Cash	$—	$1,000	(a)	$1,000
Investment in the Net Profits Interest	—	18,771,568	(b)	18,771,568

	$—	$18,772,568		$18,772,568

TRUST CORPUS
11,500,000 Trust Units Issued and Outstanding	$—	$18,772,568		$18,772,568

The accompanying notes are an integral part of the unaudited pro forma financial information.

MV Oil Trust

Unaudited Pro Forma Statements Of Distributable Income

For the year ended December 31, 2005 and six months ended June 30, 2006

	Year ended December 31, 2005		Six months ended June 30, 2006
Historical results
Income from the net profits interest and hedge and other derivative activities	$13,216,968		$5,943,691
Pro Forma Adjustments
Less trust general and administative expenses	60,000	(c)	30,000

Distributable income	$13,156,968		$5,913,691

Distributable income per unit	$1.14		$0.51

The accompanying notes are an integral part of the unaudited pro forma financial information.

MV Oil Trust

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE A—BASIS OF PRESENTATION

        MV Oil Trust (the "Trust") will own a term net profits interest in oil and gas producing properties located in Kansas and Colorado and owned by MV Partners, LLC. ("MV Partners"). The term net profits interest entitles the Trust to receive 80% of the net proceeds attributable to MV Partners' interest from the sale of production from these properties. The net profits interest will terminate on the later to occur of (1) June 30, 2026 or (2) the time when 14.4 million barrels of oil equivalent have been produced from the underlying properties and sold, and the Trust will soon thereafter wind up its affairs and terminate.

        The unaudited pro forma financial information assumes the issuance of 11,500,000 trust units at $20.00 per unit.

        The Trust was formed on August 3, 2006 under Delaware law to acquire and hold the net profits interest for the benefit of the holders of the trust units. The net profits interest is passive in nature and the trustee will have no management control over and no responsibility relating to the operation of the underlying properties.

NOTE B—TRUST ACCOUNTING POLICIES

        These Unaudited Pro Forma Statements were prepared using the accrual basis information from the historical revenue and direct operating expenses of the underlying properties. The Trust uses the cash basis of accounting to report Trust receipts of the term net profits interest and payments of expenses incurred. Actual cash receipts may vary due to timing delays of actual cash receipts from the property operators or purchasers and due to wellhead and pipeline volume balancing agreements or practices. The actual cash distributions of the Trust will be made based on the terms of the conveyance creating the Trust's net profits interest which is on a cash basis of accounting. An adjustment is made for the lease equipment cost and lease development expenses which will reduce the cash distributions but are not shown as expenses on the accrual basis historical data.

        Investment in the net profits interest is recorded initially at the historic cost of MV Partners and periodically assessed to determine whether its aggregate value has been impaired below its total capitalized cost based on the underlying properties. The Trust will provide a write-down to its investment in the net profits interest to the extent that total capitalized costs, less accumulated depreciation, depletion and amortization, exceed undiscounted future net revenues attributable to the proved oil and gas reserves of the underlying properties.

        MV Partners believes that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to this transaction.

        This unaudited pro forma financial information should be read in conjunction with the Statement of Historical Revenues and Direct Operating Costs for Underlying Properties and related notes for the periods presented.

NOTE C—INCOME TAXES

        The Trust is a Delaware statutory trust and is not required to pay federal or state income taxes. Accordingly, no provision for Federal or state income taxes has been made.

NOTE D—INCOME FROM NET PROFITS INTEREST AND HEDGE AND OTHER DERIVATIVE ACTIVITIES

	Year ended December 31, 2005	Six months ended June 30, 2006
Excess of revenues over direct operating expenses of Underlying Properties including hedge and other derivative activity	$18,796,921	$8,228,119
Lease equipment and development costs(1)	2,275,711	798,505

Excess of revenues over direct operating expenses and lease equipment and development costs	16,521,210	7,429,614
Times net profits interest over the term of the Trust	80%	80%

Income from net profits interest and hedge and other derivative activities	$13,216,968	$5,943,691

(1)
Per terms of the net profits interest, lease equipment and development costs are to be deducted when calculating the distributable income to the Trust.

NOTE E—PRO FORMA ADJUSTMENTS

  (a)
  To record the capitalization of the Trust which occurred on August 11, 2006.

  (b)
  To record the conveyance of the net profits interest to the Trust in exchange for 11,500,000 trust units.

  The net profits interest is recorded at the historical cost of MV Partners and is calculated as follows:

Oil and gas properties	$93,374,013
Accumulated depreciation and depletion	(39,058,702)
Hedge liability	(30,850,851)

Net property value to be conveyed	23,464,460

Times 80% net profits interest to Trust	$18,771,568

  (c)
  The Trust will pay an annual administrative fee to MV Partners, which fee will total $60,000 in 2006 and will increase by 4% each year beginning in January 2007.

  Additionally, the Trust estimates incurring $600,000 annually for general and administrative expenses, which includes the annual fee to the Trustees, legal fees, accounting fees, engineering fees, printing costs and other expenses properly chargeable to the Trust. If the estimated expenses were included in the unaudited pro forma statements of distributable income, the distributable income would be $12,556,968, or $1.09 per unit for the year ended December 31, 2005, and $5,613,691, or $0.49 per unit for the six months ended June 30, 2006.

INFORMATION ABOUT
MV PARTNERS, LLC

The trust units are not interests in or obligations of
MV Partners, LLC

BUSINESS OF MV PARTNERS

General

        MV Partners is a privately-held limited liability company engaged in the development and production of established oil and natural gas properties in the Mid-Continent region that are primarily located in Kansas. MV Partners was formed in August 2006 as a result of the conversion of MV Partners, LP to a limited liability company. MV Partners, LP was formed in 1998 to acquire oil and natural gas properties and related assets that were located in Kansas and eastern Colorado from a major oil and gas company. These properties constitute the substantial portion of the underlying properties. MV Partners acquired the remainder of the underlying properties in 1999 from a large independent oil and gas company. MV Energy, which was also formed in 1998, serves as the sole manager of MV Partners and was previously the general partner of MV Partners, LP until its conversion into a limited liability company in August 2006. The acquisition of the underlying properties by MV Partners was originally financed by a large venture capital group, which served as a limited partner of MV Partners until September 2005. In September 2005, MV Partners used bank financing to make distributions to MV Energy and VAP-I to repurchase the limited partner interests held by that large venture capital group. MV Energy is owned equally by Vess Acquisition Group, L.L.C. and Murfin, Inc.

        MV Partners is principally engaged in the development, redevelopment and production of existing wells in established fields, as well as drilling new wells in established fields. The operating agreement of MV Partners requires that it engage only in specified lines of business, including acquiring and maintaining oil and natural gas leases and related mineral interests, producing and marketing oil and natural gas, entering into hedging arrangements and other derivatives and engaging in related activities. The operating agreement further prohibits MV Partners from acquiring gas plants, refining or transportation facilities or engaging in contract drilling. In order to help ensure MV Partners' continued focus on operating and developing the underlying properties in an efficient and cost-effective manner, the parties to the operating agreement have agreed to grant the trust the right to enforce the restrictions contained in this agreement as to which lines of business MV Partners may engage in.

        Under the terms of the operating agreement of MV Partners, Vess Oil and Murfin Drilling operate on a contract basis the properties held by MV Partners for which MV Partners is designated as the operator. Murfin Drilling is a wholly owned subsidiary of Murfin, Inc. and Vess Oil is an affiliate of Vess Acquisition Group, L.L.C. Vess Oil and Murfin Drilling collectively manage the operations of approximately 96% of the oil and natural gas properties of MV Partners, based on the discounted present value of estimated future net revenues.

        The asset portfolio of MV Partners consists mostly of properties in well-established fields, some of which were discovered as early as 1915. Consequently, production rates from these mature wells have declined significantly since their first discovery as the recoverable oil and natural gas supply has been produced. In order to maximize the value of its assets, MV Partners has successfully undertaken development programs that have reduced the natural decline of the production from these fields. These developing programs have included various developmental drilling and re-entry programs, well workover programs, waterflood programs and recompletion programs that are tailored to realize the exploitation potential of each field. As a result of the development programs instituted by MV Partners, the average annual decline rate of the proved developed producing reserves attributable to the underlying properties since 2000 has been 4.0%.

        MV Partners has also utilized modern, commercially available techniques and technologies to more completely develop the reserves attributable to the underlying properties. MV Partners is utilizing 3-D seismic technology to further refine development well locations based on traditional subsurface mapping. In addition to using 3-D seismic technology, MV Partners is working on other programs to use developing technology such as its work with the Petroleum Technology Transfer Council concerning the application of gelled polymers in certain reservoirs to increase oil production and reduce water production, its work with the Department of Energy studying the injection of carbon dioxide to recover oil otherwise lost in the production process and gas gun stimulation technology.

        In order to allow the trust unitholders to more fully realize the benefits of any capital expenditures made with respect to the underlying properties, MV Partners has agreed to limit the amount of capital expenditures that may be taken into account in calculating net proceeds attributable to the net profits interest during a specified period preceding the termination of the net profits interest. See "Computation of Net Proceeds—Net Profits Interest."

        Vess Oil is an independent oil and gas operating company and, according to the 2005 Kansas Geological Survey, is the largest operator of oil in Kansas. From its inception, Vess Oil has focused on acquiring, developing, and managing oil and natural gas properties in Kansas. Initially focused on exploration activities, Vess Oil has for the past ten years concentrated on acquisitions in addition to the development and exploitation of its existing reserve base. Vess Oil currently operates over 1,200 oil, natural gas and service wells located primarily in Kansas, with growing operations in Texas. As of June 1, 2006, Vess Oil employed 12 full time employees, five contract professionals and 40 contract personnel in its Wichita office and in five field and satellite offices.

        Murfin Drilling is an independent oil and gas operation company and, according to the 2005 Kansas Geological Survey, is the third-largest oil operator in Kansas. A family-owned business originally formed in El Dorado, Kansas in 1926 and incorporated in 1990, Murfin Drilling has expanded in the past 80 years into the greater western Kansas area, southwest Nebraska, eastern Colorado and the Oklahoma Panhandle. Murfin Drilling balances exploration and production management and exploitation and acquisitions with contract drilling and well service operations. Murfin Drilling currently operates approximately 800 producing and service wells nationwide. In addition to being a major oil and gas producer and operator, Murfin Drilling also provides oilfield services, including drilling services, well servicing and rig transportation services in western Kansas, southwest Nebraska, southeastern Colorado and the Oklahoma Panhandle. As of June 30, 2006, Murfin Drilling employed approximately 275 employees that work from its headquarters in Wichita, Kansas, or its five field offices in Kansas.

        The trust units do not represent interests in, or obligations of, MV Partners.

Business and Properties of MV Partners

        The underlying properties consist of all of the oil and natural gas properties of MV Partners. Therefore, all information set forth in the prospectus related to the reserves and operations of the underlying properties are the same as the information that would be set forth for MV Partners.

Management of MV Partners

        MV Partners does not currently have any executive officers, directors or employees. Instead, MV Partners is managed by an executive management team consisting of certain officers and employees of Vess Oil and Murfin Drilling.

        None of the members of the executive management team receive compensation from the trust or MV Partners. Instead, MV Partners pays an overhead fee to Vess Oil and Murfin Drilling to operate the underlying properties on behalf of MV Partners. The operating activities include various engineering, accounting and administrative functions, primarily at the field level. The fee is based on a monthly charge per active operated well and is payable to the entity that operates the particular well on behalf of MV Partners. In 2005, the aggregate overhead fee paid to Vess Oil and Murfin Drilling was approximately $2.1 million. The fee is adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers. In addition, MV Partners pays a monthly administrative services fee to MV Energy for certain corporate administrative and accounting services arranged by MV Energy. Most of these services are performed on behalf of MV Energy by Murfin Drilling and, therefore, MV Energy transmits the entire administrative services fee to Murfin Drilling. The fee is currently $5,000 per month and will increase by 4% each year commencing in January 2007. MV Partners, MV Energy, Vess Oil and Murfin Drilling do not separately allocate or accrue compensation expense for the services performed by employees of Vess Oil or Murfin Drilling on behalf of MV Partners or MV Energy, and their compensation from Vess Oil or Murfin Drilling, as the case may be, is not directly related to the services they perform on behalf of MV Partners or MV Energy. Vess Oil and Murfin Drilling are not contractually obligated to provide the corporate administrative and accounting services on behalf of MV Partners or MV Energy other than the operation of the underlying properties, and MV Partners and MV Energy may contract for the provision of the corporate administrative and accounting services from other parties at any time. Furthermore, none of the members of the executive management team are contractually obligated to continue performing services on behalf of MV Partners and neither Vess Oil nor Murfin Drilling are contractually obligated to make their employees available to perform such services.

        Set forth in the table below are the names, ages, function performed on behalf of MV Partners and employer of the members of the executive management team of MV Partners:

Name	Age	Position with MV Partners	Employer
J. Michael Vess	55	Co-Chief Executive Officer	Vess Oil
David L. Murfin	54	Co-Chief Executive Officer	Murfin Drilling
Richard J. Koll	56	Chief Financial Officer	Vess Oil
William R. Horigan	56	Vice President—Operations	Vess Oil
Brian Gaudreau	51	Vice President—Land	Vess Oil
Jerry Abels	79	Vice President—Land	Murfin Drilling
Robert D. Young	65	Treasurer	Murfin Drilling
Richard W. Green	64	Controller	Murfin Drilling

Executive Management from Vess Oil

        J. Michael Vess is the President, Chief Executive Officer and principal owner of Vess Oil and is the managing member of Vess Acquisition Group, L.L.C. Mr. Vess co-founded Vess Oil in 1979 and continues to be responsible for the coordination and supervision of exploration and production and the acquisition of its oil and natural gas reserves. Mr. Vess received a Bachelor of Business Administration degree from Wichita State University in 1972 and subsequently received his CPA certificate. Mr. Vess currently serves on the Board of Directors and Executive Committees for the Kansas Independent Oil and Gas Association ("KIOGA") and is the current Chairman of the KIOGA Committee on Electricity. He is also a member of the Interstate Oil and Gas Compact Commission Outreach Committee.

        Richard J. Koll is the Financial Manager for Vess Oil where he oversees administrative and accounting matters. Mr. Koll has held his current position since he joined Vess Oil in 1992. Mr. Koll received a Bachelor of Business Administration degree in Accounting from Wichita State University in 1972 and subsequently received his CPA certificate. He is currently the Chairman of the KIOGA Committee on Ad Valorem Taxes and also serves on the Board of Directors and Executive Committee for KIOGA. He is a member of the Kansas Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

        William R. Horigan is the Vice President of Operations for Vess Oil where he is responsible for the engineering, enhancement and exploitation of its existing properties as well as the engineering analysis and evaluation of its future reserve acquisitions. Mr. Horigan joined Vess Oil in 1988 as Operations Manager. Prior to joining Vess Oil, Mr. Horigan served in various petroleum engineering capacities for Amoco Production Company beginning in 1975. Mr. Horigan graduated from the University of Kansas in 1974 with a Bachelor of Science degree in Chemical Engineering. Mr. Horigan is a member of the Society of Petroleum Engineers and serves on the Executive Board for the Wichita Section. He is also a member of the Producers Advisory Group and Petroleum Technology Transfer Council of the North Mid-Continent Region.

        Brian Gaudreau is the Vice President of Land for Vess Oil where he is responsible for land, contracts and acquisitions. Mr. Gaudreau joined Vess Oil in 2002 as Vice President, Land and Acquisitions. Prior to joining Vess Oil, he held the title of Manager, Land and Acquisitions for Stelbar Oil Corporation, Inc. beginning in 1989. Mr. Gaudreau graduated from the University of Kansas in 1977 with a Bachelors degree in Economics. Mr. Gaudreau belongs to the American Association of Professional Landmen and the Dallas Acquisitions, Divestitures, and Mergers Energy Forum and is the current Secretary of KIOGA.

Executive Management from Murfin Drilling

        David L. Murfin is the President of Murfin Drilling and the Chairman and Chief Executive Officer of Murfin, Inc. Mr. Murfin has held his positions at Murfin Drilling and Murfin, Inc. since 1992 and 1998, respectively. Mr. Murfin received degrees in Mechanical Engineering and Business Administration from the University of Kansas in 1975. Mr. Murfin has previously served as National Chairman of the Liaison Committee of Cooperating Oil & Gas Associations, President of the KIOGA, a Regional Vice President of the Texas Independent Producers and Royalty Owners Association, and a member of the Executive Committee of the Board of Directors of the International Association of Drilling Contractors. Mr. Murfin currently serves on the Board of Directors of the Independent Petroleum Association of America and on the National Petroleum Council.

        Jerry Abels is Land Manager for Murfin Drilling where he is responsible for land and contracts. Mr. Abels has held his position at Murfin Drilling since 1979. Prior to joining Murfin Drilling, he was involved in his own oilfield equipment and exploration business. Mr. Abels received a degree in Business from the University of Texas in 1951. Mr. Abels is a CPLM, Certified Petroleum Landman, and has served on the National Board of the AAPL, American Association of Petroleum Landmen.

        Richard W. Green is the Controller of Murfin Drilling. After receiving his Masters in Science Accounting in 1971 from Wichita State University, Mr. Green spent eight years in public accounting with Peterson, Peterson and Goss CPA's. Mr. Green joined Murfin Drilling as Assistant Controller in 1980.

        Robert D. Young is the Treasurer and Chief Financial Officer of Murfin Drilling and the Chief Financial Officer of Murfin, Inc. After receiving a Bachelor of Business Administration degree in Accounting from Wichita State University in 1965, Mr. Young began his career in 1965 with Peterson, Peterson and Goss CPA's. Mr. Young joined Murfin Drilling as Controller and financial advisor to the sole owner of the company in 1974. Mr. Young is currently serving on the Board of Directors and is Treasurer of the Petroleum Club of Wichita and is a member of the Kansas Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Litigation

        MV Partners is not currently involved in any material litigation.

Indemnification

        Under the operating agreement of MV Partners and subject to specified limitations, MV Energy is not liable, responsible or accountable in damages or otherwise to MV Partners or its members for, and MV Partners will indemnify and hold harmless MV Energy from any costs, expenses, losses or damages (including attorneys' fees and expenses, court costs, judgments and amounts paid in settlement) incurred by reason of its being the sole manager of MV Partners.

Related Party Transactions

        Vess Oil, which is controlled by Mr. Michael Vess, and Murfin Drilling, which is controlled by Mr. Dave Murfin, operate the underlying properties on a contract operator basis for which MV Partners is designated as the operator. Under the terms of the operating arrangement among MV Partners, Vess Oil and Murfin Drilling, all expenses of Vess Oil and Murfin Drilling incurred on behalf of MV Partners are paid by MV Partners at the cost incurred. Below is a summary of the transactions that occurred between MV Partners and the operators:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands)
Lease operating expense incurred	$12,802	$12,908	$13,966	$7,260	$8,412
Capitalized lease equipment and producing leaseholds cost incurred	1,005	1,277	1,863	727	582
Payment of well development costs	172	297	381	299	46
Payment of management fees	60	60	60	30	30
Sale of natural gas	554	549	543	220	302
Purchase of working interest	—	71	—	—	—

        As is customary in the oil and natural gas industry, MV Partners pays an overhead fee to Vess Oil and Murfin Drilling to operate the underlying properties on behalf of MV Partners. The operating activities include various engineering, accounting and administrative functions. The fee is based on a monthly charge per active operated well, which totaled $2.1 million in 2005 for all of the properties comprising the underlying properties for which MV Partners was designated as the operator. The fee is adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers.

        The members of MV Energy and certain members of MV Partners' other member, VAP-I, including each of Messrs. Vess and Murfin, own minority interests in Eaglwing, L.P. and SemCrude, L.P., two crude oil purchasers that purchase crude oil production from MV Partners.

        A summary of sales and trade receivables with each of these crude oil purchasers follows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
Sales(1):
Eaglwing, L.P.	$20,321,668	$26,756,152	$35,290,153	$15,974,780	$21,728,163
SemCrude, L.P.	10,445,956	13,764,683	17,628,316	7,426,809	8,350,677

	$30,767,624	$40,520,835	$52,918,469	$23,401,589	$30,078,840

Trade receivables:
Eaglwing, L.P.	$1,724,229	$2,362,788	$2,902,791	$2,784,663	$5,386,952
SemCrude, L.P.	879,529	1,214,575	1,624,013	1,306,128	—

	$2,603,758	$3,577,363	$4,526,804	$4,090,791	$5,386,952

(1)
Sales amounts shown above are prior to reductions for realized losses on swap transactions.

        MV Partners also has entered into swap agreements with SemCrude. A summary of the MV Partners' outstanding swap agreements with SemCrude are as follows:

Year	Notional volume (Bbls)	Fixed price	December 31, 2005 Fair Value	June 30, 2006 Fair value
2007	495,000	$63.16 - 65.12	$54,918	$(5,546,671)
2008	360,000	60.70	(869,640)	(4,205,611)
	45,000	62.99	24,755	(445,353)

			$(789,967)	$(10,197,635)

        MV Partners had no related party contracts as of December 31, 2004. As of December 31, 2005 and June 30, 2006, MV Partners had an outstanding collar transaction with SemCrude covering 120,000 Bbls of oil during 2007 under which MV Partners will receive payments if oil prices fall below $61 per Bbl or make payments if oil prices rise above $68 per barrel. The fair value of the collar was nominal as of December 31, 2005 and a liability of $1,177,430 as of June 30, 2006.

SELECTED FINANCIAL DATA OF MV PARTNERS

        The following table shows selected historical financial information of MV Partners for each of the five years in the period ended December 31, 2005, and for the six months ended June 30, 2005 and 2006. The selected historical financial information for each of the three years ended December 31, 2005, is derived from the audited financial statements of MV Partners included elsewhere in this prospectus. The selected historical financial information for each of the six months ended June 30, 2005 and 2006 is derived from the unaudited financial statements of MV Partners included elsewhere in this prospectus. The selected historical financial information for each of the two years ended December 31, 2002 is derived from the audited financial statements of MV Partners which are not included in this prospectus. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MV Partners" and the financial statements of MV Partners, related notes and other financial information included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Statements of Earnings Data:
Revenue
Oil and gas sales	$24,478	$24,215	$28,036	$30,826	$35,955	$15,318	$17,806
Interest income	69	20	10	8	207	25	130
Gain on sale of assets	35	564	—	212	—	—	—

Total	24,582	24,799	28,046	31,046	36,162	15,343	17,936

Costs and expenses
Lease operating	15,154	14,528	14,860	15,288	17,158	7,782	9,578
Depreciation, depletion and amortization	6,053	4,838	5,046	4,252	3,792	1,896	1,589
General and administrative	291	367	446	448	498	256	349
Loss on sale of assets	—	—	17	—	89	80	5
Interest	1,428	891	677	717	1,500	526	2,865

Total expenses	22,926	20,624	21,046	20,705	23,037	10,540	14,386

Net earnings before accounting change	1,656	4,175	7,000	10,341	13,125	4,803	3,550
Cumulative effect of change in accounting principle	—	—	90	—	—	—	—

Net earnings	$1,656	$4,175	$7,090	$10,341	$13,125	$4,803	$3,550

Balance Sheet Data (at end of period):
Oil and natural gas properties and equipment	$58,407	$55,114	$59,250	$56,857	$55,284	$55,839	$54,315
Total assets	61,993	61,134	65,165	64,437	68,303	64,393	68,634
Working capital	(4,272)	(473)	(6,762)	(6,115)	(12,185)	(13,485)	(5,554)
Long-term liabilities, excluding current maturities	20,648	25,000	29,484	35,176	91,793	32,782	108,317
Partners' capital (deficit)	33,655	30,005	23,121	15,697	(48,245)	(9,681)	(59,182)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF MV PARTNERS

        You should read the following discussion of the financial condition and results of operations of MV Partners in conjunction with the historical consolidated financial statements and notes included elsewhere in this prospectus.

Factors That Significantly Affect MV Partners' Results

        MV Partners' revenue, cash flow from operations and future growth depend substantially on factors beyond its control, such as economic, political and regulatory developments and competition from producers of alternative sources of energy. Oil and natural gas prices have historically been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect its financial position, its results of operations, the quantities of oil and natural gas that it can economically produce and its ability to access capital.

        Like all businesses engaged in the exploration and production of oil and natural gas, MV Partners faces the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well decreases. Thus, an oil and gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. MV Partners attempts to reduce this natural decline by undertaking field development programs and by implementing secondary recovery techniques. MV Partners intends to maintain its focus on costs necessary to produce its reserves. MV Partners' ability to make capital expenditures to maintain production from its existing reserves and to add reserves through development drilling is dependent on its capital resources and can be limited by many factors.

Critical Accounting Policies and Estimates

        The discussion and analysis of MV Partners' historical financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. MV Partners evaluates its estimates and assumptions on a regular basis. It bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of its financial statements. MV Partners has provided below an expanded discussion of its more significant accounting policies, estimates and judgments. It believes these accounting policies reflect its more significant estimates and assumptions used in the preparation of its financial statements. Please read Note A of the Notes to the Financial Statements of MV Partners for a discussion of additional accounting policies and estimates made by its management.

  Oil and Natural Gas Properties

        MV Partners accounts for oil and natural gas properties by the successful efforts method. Leasehold acquisition costs are capitalized. If proved reserves are found on an undeveloped property, leasehold cost is transferred to proved properties. Under this method of accounting, costs relating to the development of proved areas are capitalized when incurred.

        Depreciation and depletion of producing oil and natural gas properties is recorded based on units of production. Unit rates are computed for unamortized drilling and development costs using proved developed reserves and for unamortized leasehold costs using all proved reserves. Statement of Financial Accounting Standards (SFAS) No. 19—Financial Accounting and Reporting for Oil and Gas Producing Companies requires that acquisition costs of proved properties be amortized on the basis of all proved reserves, developed and undeveloped, and that capitalized development costs (wells and related equipment and facilities) be amortized on the basis of proved developed reserves. As more fully described in Note J of the Notes to the Financial Statements, proved reserves are estimated by an independent petroleum engineer, Cawley, Gillespie & Associates, Inc., and are subject to future revisions based on availability of additional information. As described in Note H of the Notes to the Consolidated Financial Statements, MV Partners follows SFAS No. 143—Accounting for Asset Retirement Obligations. Under SFAS No. 143, estimated asset retirement costs are recognized when the asset is placed in service and are amortized over proved reserves using the units of production method. Asset retirement costs are estimated by its engineers using existing regulatory requirements and anticipated future inflation rates.

        Geological, geophysical and dry hole costs on oil and natural gas properties relating to unsuccessful wells are charged to expense as incurred.

        Upon sale or retirement of complete fields of depreciable or depleted property, the book value thereof, less proceeds or salvage value, is credited to income. On sale or retirement of an individual well, the proceeds are credited to accumulated depreciation and depletion.

        Oil and natural gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. MV Partners assesses impairment of capitalized costs of proved oil and natural gas properties by comparing net capitalized costs to estimated undiscounted future net cash flows using expected prices. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, which would consider estimated future discounted cash flows. As of December 31, 2004 and 2005, and June 30, 2006, the estimated undiscounted future cash flows for its proved oil and natural gas properties exceeded the net capitalized costs, and no impairment was required to be recognized.

        Unproven properties that are individually significant are assessed for impairment and if considered impaired are charged to expense when such impairment is deemed to have occurred.

        Property acquisition costs, if any, are capitalized when incurred.

  Oil and Natural Gas Reserve Quantities

        MV Partners' estimate of proved reserves is based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Cawley, Gillespie & Associates, Inc. prepares a reserve and economic evaluation of all its properties on a well-by-well basis.

        Reserves and their relation to estimated future net cash flows impact MV Partners' depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. MV Partners prepares its reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with SEC guidelines. The independent engineering firm described above adheres to the same guidelines when preparing their reserve reports. The accuracy of its reserve estimates is a function of many factors, including the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the estimates.

        MV Partners' proved reserve estimates are a function of many assumptions, all of which could deviate significantly from actual results. As such, reserve estimates may materially vary from the ultimate quantities of oil, natural gas and natural gas liquids eventually recovered.

  Hedging Activities

        MV Partners periodically uses derivative financial instruments to achieve a more predictable cash flow from its oil production by reducing its exposure to fluctuations in the price of crude oil. Currently, these transactions are swaps and collar transactions. It accounts for these activities pursuant to SFAS No. 133—Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the balance sheet as assets or liabilities.

        The accounting for changes in the fair market value of a derivative instrument depends on the intended use of the derivative instrument and the resulting designation, which is established at the inception of a derivative instrument. SFAS No. 133 requires that a company formally document, at the inception of a hedge, the hedging relationship and the entity's risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method that will be used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

        For derivative instruments designated as cash flow hedges, changes in fair market value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is assessed at least quarterly based on total changes in the derivative instrument's fair market value. Any ineffective portion of the derivative instrument's change in fair market value is recognized immediately in earnings.

  Asset Retirement Obligations

        Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. Such accretion expense is included in depreciation, depletion and amortization in the accompanying statements of earnings. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and amortized over the asset's useful life. MV Partners' asset retirement obligations are primarily associated with the plugging of abandoned oil wells. SFAS No. 143 was effective for MV Partners on January 1, 2003.

Results of Operations

        Set forth in the table below is a summary of MV Partners' financial data for the periods indicated

	Years Ended December 31,			Six Months Ended June 30
	2003	2004	2005	2005	2006
				(unaudited)
	(in thousands)
Revenue
Oil and gas sales	$28,036	$30,826	$35,955	$15,318	$17,806
Interest income	10	8	207	25	130
Gain on sale of assets	—	212	—	—	—

Total revenue	$28,046	$31,046	$36,162	$15,343	$17,936

Costs and expenses
Lease operating	14,860	15,288	17,158	7,782	9,578
Depreciation, depletion and amortization	5,046	4,252	3,792	1,896	1,589
General and administrative	446	448	498	256	349
Loss on sale of assets	17	—	89	80	5
Interest	677	717	1,500	526	2,865

Total costs and expenses	21,046	20,705	23,037	10,540	14,386

Net earnings before accounting change	7,000	10,341	13,125	4,803	3,550
Cumulative effect of change in accounting principle	90	—	—	—	—

Net earnings	$7,090	$10,341	$13,125	$4,803	$3,550

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

        The financial information with respect to the six months ended June 30, 2006 and 2005 that is discussed below is unaudited. In the opinion of MV Partners' management, this information contains all adjustments, consisting only of adjustments for normally recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for these interim periods are not necessarily indicative of the results of operations for the full fiscal year.

  Revenues

        Revenues from oil and natural gas sales increased $2.5 million between these periods. This consists of an increase of $7.2 million of oil and natural gas revenues and a $4.7 million increase in hedge and other derivative activities expense. The $7.2 million increase in revenues was primarily the result of an increase in the average price received for the oil sold from $49.73 per Bbl for the six months ended June 30, 2005 to $63.92 per Bbl for the six months ended June 30, 2006. The increase in revenues was also the result of an increase in the average price received for the natural gas sold from $5.86 per Mcf for the six months ended June 30, 2005 to $6.15 per Mcf for the six months ended June 30, 2006, and a 11,940 Mcf increase in natural gas volumes sold.

        The increase in hedge and other derivative activity expense of $4.7 million for the six months ended June 30, 2006 was due to an increase in ineffectiveness of hedges and other derivatives then in place being recorded to the expense account and an increase in realized hedge losses for the period.

        At June 30, 2006, MV Partners recorded a $2.9 million expense for ineffectiveness of hedges and other derivatives compared to no ineffective portion at June 30, 2005. The increase in ineffectiveness during the six months ended June 30, 2006 compared to the six months ended June 30, 2005 is partially the result of additional hedge and other derivative contracts placed during the last quarter of 2005. At June 30, 2005, MV Partners had open swap agreements covering the next 12 months and no open collar transactions. At June 30, 2006, MV Partners had open swap agreements covering the next 54 month periods and an open collar transaction covering the 12 months of 2007 which increased the volume of hedges and the exposure to hedge ineffectiveness compared to June 30, 2005. The change in value of the open collar transaction resulted in an expense of $1.2 million for the six months ended June 30, 2006.

        Hedge ineffectiveness of the swap agreements is the result of various factors including changes in the average crude oil price and changes in the basis differential between the NYMEX price and the price actually received by MV Partners. An increase in the basis differential, the increase in the price of crude oil and the extended hedge and derivative contracts, all combined to increase the expense associated with the swap agreements for the six months ended June 30, 2006 by $1.7 million.

        In addition, a portion of the increase in hedge and other derivative expense was due to the higher average NYMEX price per Bbl of crude oil for the first half of 2006 of $67.09 compared to $51.51 for the first half of 2005. The weighted average settlement price of hedges and other derivatives for the first half of 2006 was $38.45 compared to $23.82 for the first half of 2005. The remainder of the increase was due to 49,076 more Bbls of oil being subject to hedge arrangements during the first half of 2006.

        Hedge ineffectiveness and actual hedge losses increased during the period of rising oil prices as experienced from 2003 to 2005 when the average NYMEX price per barrel of crude oil went from $31.07 to $56.56. Hedge ineffectiveness and hedge losses typically decrease during periods of flat or declining oil prices. Because commodity prices can fluctuate significantly, past performance of MV Partners' hedges is not necessarily indicative of their future performance.

  Lease operating expenses

        Lease operating expenses increased from $7.8 million for the six months ended June 30, 2005 to $9.6 million for the six months ended June 30, 2006. This increase was primarily a result of casing repair to several wells, repair and cleanout of a salt water disposal system well and continuing restoration of wells from inactive status to producing status. An increase in production and property tax expense due to the increased price of oil and gas on which the taxes are based also contributed to the increase. In addition, operating costs associated with primary vendors' fuel increases contributed a small portion of the increase.

  Depreciation, depletion and amortization

        Depreciation, depletion and amortization decreased from $1.9 million for the six months ended June 30, 2005 to $1.6 million for the six months ended June 30, 2006. Depreciation, depletion and amortization are calculated based on units of production. The decline comes from the previously reduced asset base combined with an increase in the total estimated reserves.

  General and administrative expenses

        General and administrative expenses increased from $0.2 million for the six months ended June 30, 2005 to $0.3 million for the six months ended June 30, 2006. This is an increase primarily due to inflation in general costs.

  Loss on sale of assets

        A loss on sales of assets of $0.1 million was recorded for the six months ending June 30, 2005 compared to a nominal loss recorded for the six months ending June 30, 2006.

  Interest expenses

        Interest expense increased from $0.5 million for the six months ended June 30, 2005 to $2.9 million for the six months ended June 30, 2006. This is a result of the financing that took place on December 21, 2005 resulting in increased liability of $84.5 to $90.0 million for the six months ended June 30, 2006, up from $25.0 million for the six months ending June 30, 2005.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

  Revenues

        Revenues from oil and natural gas sales increased $5.1 million between these periods. This consists of an increase of $13.0 million of oil and natural gas revenues and a $7.9 million increase in hedge and other derivative activities expense. The $13.0 million increase in revenues was primarily the result of an increase in the average price received for the oil sold from $39.37 per Bbl for the year ended December 31, 2004 to $54.21 per Bbl for the year ended December 31, 2005. The increase in revenues was also the result of an increase in the average price received for the natural gas sold from $5.51 per Mcf for the year ended December 31, 2004 to $6.83 per Mcf for the year ended December 31, 2005.

        The increase in hedge and other derivative activity expense of $7.9 million for the year ended December 31, 2005 was due primarily to the higher average NYMEX settle price for the year ended December 31, 2005 of $56.57 compared to $41.38 for the year ended December 31, 2004. The weighted average hedge price for 2005 was $28.60 compared to $24.02 for 2004. A small increase was due to ineffectiveness of hedges currently in place being recorded to the expense account. In the year ended December 31, 2005, MV Partners recorded a $0.8 million hedge expense for ineffectiveness compared to no ineffective portion for the year ended December 31, 2004.

  Lease operating expenses

        Lease operating expenses increased from $15.3 million for the year ended December 31, 2004 to $17.2 million for the year ended December 31, 2005. This increase was primarily a result of increased costs of primary vendors who rely on large uses of hydrocarbon products such as (1) pumpers (gasoline), (2) utilities (cost of fuel), (3) treating chemicals (hydrocarbon base) and (4) pulling units (fuel surcharge). This increase was also supplemented by wage increases associated with the increased demand for oilfield employees and increases in the price of steel for tubular and other metal products.

  Depreciation, depletion and amortization

        Depreciation, depletion and amortization decreased from $4.3 million for the year ended December 31, 2004 to $3.8 million for the year ended December 31, 2005. Depreciation, depletion and amortization are calculated based on units of production. The decline comes from the previously reduced asset base combined with an increase in the total estimated reserves.

  General and administrative expenses

        General and administrative expenses increased from $0.4 million for the year ended December 31, 2004 to $0.5 million for the year ended December 31, 2005. This is an increase primarily due to inflation in general costs.

  Loss on sale of assets

        A gain on sale of assets of $0.2 million was recorded for the year ended December 31, 2004 compared to a loss of $0.1 million recorded for the year ended December 31, 2005.

  Interest expenses

        Interest expense increased from $0.7 million for the year ended December 31, 2004 to $1.5 million for the year ended December 31, 2005. This is a result of the financing that took place on December 21, 2005 resulting in increased liability of $90 million for the end of the year 2005, up from $25 million for the entire year 2004 in addition to the rising interest rates.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

  Revenues

        Revenues from oil and natural gas sales increased $2.8 million between these periods. This consists of an increase of $9.8 million of oil and natural gas revenues and a $7.0 million increase in hedge and other derivative activities expense. The $9.8 million increase in revenues was primarily the result of an increase in the average price received for the oil sold from $28.89 per Bbl for the year ended December 31, 2003 to $39.37 per Bbl for the year ended December 31, 2004. The increase in revenues was also the result of an increase in the average price received for the natural gas sold from $4.84 per Mcf for the year ended December 31, 2003 to $5.51 per Mcf for the year ended December 31, 2004.

        The increase in hedge and other derivative activity expense of $7.0 million for the year ended December 31, 2004 was due primarily to the higher average NYMEX settle price for the year ended December 31, 2004 of $41.38 compared to $31.07 for the year ended December 31, 2003. The weighted average hedge price for 2004 was $24.02 compared to $22.14 for 2003.

  Lease operating expenses

        Lease operating expenses increased from $14.9 million for the year ended December 31, 2003 to $15.3 million for the year ended December 31, 2004. This increase of 2.7% was primarily a result of general inflation in MV Partners' primary vendor costs.

  Depreciation, depletion and amortization

        Depreciation, depletion and amortization decreased from $5.0 million for the year ended December 31, 2003 to $4.3 million for the year ended December 31, 2004. Depreciation, depletion and amortization are calculated based on units of production. The decline comes from the previously reduced asset base combined with an increase in the total estimated reserves.

  General and administrative expenses

        General and administrative expenses remained constant at $0.4 million for the years ended December 31, 2003 and 2004.

  Loss on sale of assets

        A minimal loss on sale of assets was recorded for the year ended December 31, 2003 compared to a gain on sale of assets of $0.2 million recorded for the year ended December 31, 2004.

  Interest expenses

        Interest expense remained constant at $0.7 million for the year ended December 31, 2003 and 2004. The only bank debt during these periods was an interest only note. A slight increase from $677,000 for the year ended December 31, 2003 to $717,000 for the year ended December 31, 2004 was a result of a rising interest rate.

Liquidity and Capital Resources

        MV Partners' primary sources of capital and liquidity have been proceeds from sales of limited partner interests prior to its conversion to a limited liability company, borrowings under its bank credit facility and cash flow from operations. To date, its primary uses of capital have been to service its debt requirements, for development of working interests in its oil and natural gas properties located in Kansas and eastern Colorado and for distributions. It continually monitors its capital resources available to meet its future financial obligations and planned capital expenditures.

  Cash Flow from Operating Activities

        Net cash provided by operating activities was $8.6 million and $7.3 million for the six months ended June 30, 2006 and 2005, respectively. The increase in net cash provided by operating activities was due substantially to the change in the price of oil and the reduced amount of hedge liability.

        Net cash provided by operating activities was $16.6 million during the year ended December 31, 2005, compared to $13.7 million during the year ended December 31, 2004. The increase in net cash provided by operating activities in 2005 was substantially due to increased revenues partially offset by increased expenses, as discussed above in "—Results of Operations."

        MV Partners' cash flow from operations is subject to many variables, the most significant of which are oil and natural gas prices. Oil and natural gas prices are determined primarily by prevailing market conditions, which are dependent on regional and worldwide economic activity, weather and other factors beyond its control. MV Partners' future cash flow from operations will depend on its ability to maintain and increase production through its development program, as well as the prices of oil and natural gas.

        MV Partners has entered into certain hedge contracts related to the oil production from the underlying properties for the years 2006 through 2010. For the years 2006, 2007 and 2008, MV Partners has entered into swap contracts and costless collars at prices ranging from $56 to $68 per barrel of oil that hedge approximately 82% to 88% of expected production from the underlying properties that are classified as proved developed producing in the reserve report. For the years 2009 and 2010, MV Partners has entered into swap contracts at prices ranging from $63 to $71 per barrel of oil that hedge approximately 80% of expected production from the underlying properties that are classified as proved developed producing in the reserve report. The hedge contracts will not be pledged to the trust, but any payments made by MV Partners upon settlement of the hedge contracts will be factored into the calculation of the gross proceeds from the underlying properties. Any proceeds received by MV Partners upon settlement of the hedge contracts will separately be factored into the calculation of payment due to the trust. From June 30, 2006 through December 31, 2010, MV Partners' crude oil price risk management positions in swap contracts and collar arrangements are as follows:

	Fixed Price Swaps		Collars
				Weighted Average Price (Per Bbl)
Year Ended December 31,	Volumes (Bbls)	Weighted Average Price (Per Bbl)	Volumes (Bbls)
				Floor	Ceiling
2006	419,321	$63.01	—	$—	$—
2007	687,000	62.52	120,000	61.00	68.00
2008	779,000	58.79	—	—	—
2009	678,000	66.24	—	—	—
2010	637,800	65.03	—	—	—

        By removing the price volatility from a significant portion of its oil production, MV Partners has mitigated, but not eliminated, the potential effects of changing commodity prices on its cash flow from operations for those periods. While mitigating negative effects of falling crude oil prices, these derivative contracts also limit the benefits it would receive from increases in crude oil prices. It is MV Partners' policy to enter into derivative contracts only with counterparties that are major, creditworthy financial institutions deemed by management as competent and competitive market makers.

  Cash Flows from Investing Activities

        MV Partners' capital expenditures were $0.8 million and $1.0 million for the six months ended June 30, 2006 and 2005, respectively. Capital expenditures for each of the six months ended June 30, 2006 and June 30, 2005 includes the purchase of oil and natural gas properties and the payment of well development costs. MV Partners also had proceeds from the sale of oil and natural gas properties of $0.1 million for the six months ended June 30, 2005.

        MV Partners' capital expenditures were $2.3 million in the year ended December 31, 2005 and $1.7 million in the year ended December 31, 2004. The total for 2005 includes the purchase of oil and natural gas properties and the payment of well development costs. MV Partners also had proceeds from the sale of oil and natural gas properties of $0.1 million and $0.3 million for the years ended December 31, 2005 and 2004, respectively.

        MV Partners currently anticipates that its development budget, which predominantly consists of workover drilling, secondary recovery projects and equipment, will be $8.5 million for the remainder of 2006 and 2007. The amount and timing of its capital expenditures is largely discretionary and within its control. MV Partners' routinely monitors and adjusts its capital expenditures in response to changes in oil and natural gas prices, development costs, industry conditions and internally generated cash flow. Future cash flows are subject to a number of variables, including the level of production and prices. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures.

  Financing Activities

  Credit facility

        On December 21, 2005, MV Partners entered into a bank credit facility with a group of bank lenders that provides for a revolving line of credit, letters of credit and swing line loans. The total amount that MV Partners can borrow and have outstanding at any one time is limited to the lesser of the total commitment of $200 million or the borrowing base established by the lenders, with $15 million available for outstanding letters of credit and $0.5 million for outstanding swing line loans. As of June 30, 2006, the borrowing base under the bank credit facility was $95.0 million. As of June 30, 2006, the principal amount outstanding under the bank credit facility was $84.5 million with no letters of credit or swing line loans outstanding.

        The bank credit facility allows MV Partners to borrow, repay and reborrow amounts available under the bank credit facility. The amount of the borrowing base is based primarily upon the estimated value of MV Partners oil and natural gas reserves. Under the credit agreement, the initial borrowing base was $95 million, such borrowing base being reduced to $90 million on July 1, 2006 and $85 million on January 1, 2007. The borrowing base under the bank credit facility is subject to re-determination at least semi-annually. The bank credit facility matures on December 19, 2008, and borrowings under the bank credit facility bear interest, payable quarterly, at MV Partners' option, at (1) a rate (as defined and further described in the bank credit facility) per annum equal to a Eurodollar Rate (which is substantially the same as the London Interbank Offered Rate) for one, two, three or six months as offered by the lead bank under the bank credit facility or (2) the higher of the Federal Funds Rate (as defined and further described in the bank credit facility) plus 50 basis points or such bank's Prime Rate. MV Partners' bank credit facility bore interest at 6.6% per annum as of June 30, 2006. MV Partners pays quarterly commitment fees under the bank credit facility on the unused portion of the available borrowing base ranging from 12.5 to 37.5 basis points, dependent upon the percentage of MV Partners' available borrowing base then utilized.

        Borrowings under the bank credit facility are secured by a lien on substantially all of MV Partners' assets and properties. The bank credit facility also contains restrictive covenants that may limit MV Partners' ability to, among other things, pay dividends, incur additional indebtedness, sell assets, make loans to others, make investments, enter into mergers, incur liens and engage in certain other transactions without the prior consent of the lenders. The bank credit facility also requires MV Partners to maintain certain ratios as defined and further described in the revolving credit facility, including a current ratio of not less than 1.0 to 1.0 and a maximum leverage ratio of no greater than 2.50 to 1.0. The current ratio is defined to include the amount of the unused borrowing base as a current asset and to exclude current maturities of the credit facility as well as any current liability resulting from any mark to market accounting under SFAS 133. In addition, MV Partners was required to enter into swap agreements covering 90% of estimated production for the three years following December 31, 2005 based on proved reserves as of December 31, 2004, with a fixed price per Bbl of a minimum of $55. As of June 30, 2006, MV Partners was in compliance with all such covenants.

Contractual Obligations

        A summary of MV Partners' contractual obligations as of June 30, 2006 is provided in the following table.

	Payments Due By Period (in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$84,500	$4,500	$80,000	$—	$—
Asset retirement obligation	7,337	—	—	—	7,337
Hedge and other derivative agreements	30,851	9,871	17,203	3,777	—

Total	$122,688	$14,371	$97,203	$3,777	$7,337

Off-balance Sheet Arrangements

        As of June 30, 2006, MV Partners had no off-balance sheet arrangements and currently has no intention to establish any off-balance sheet arrangements.

New Accounting Pronouncements

        On March 30, 2005, the FASB issued FIN No. 47—Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity incurring the obligation. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Thus, the timing and/or method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability, rather than the timing of recognition of the liability, when sufficient information exists. FIN No. 47 was effective for MV Partners at the end of the fiscal year ended December 31, 2005. MV Partners does not expect the application of FIN No. 47 to have a significant impact on its financial position or results of operations.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 supersedes SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and APB Opinion No. 20, Accounting Changes. SFAS No. 154 requires, unless impracticable, retrospective application to prior periods' financial statements of changes in accounting principle. The provisions of SFAS No. 154 also require that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for all accounting changes made in fiscal years beginning after December 15, 2005.

Quantitative and Qualitative Disclosure About Market Risk

        The primary objective of the following information is to provide forward-looking quantitative and qualitative information about MV Partners' potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how MV Partners views and manages its ongoing market risk exposures. All of its market risk sensitive instruments were entered into for purposes other than speculative trading.

  Commodity Price Risk

        MV Partners' major market risk exposure is in the pricing applicable to its oil and natural gas production. Realized pricing is primarily driven by the spot market prices applicable to its oil production and the prevailing price for natural gas. Pricing for oil production has been volatile and unpredictable for several years, and it expects this volatility to continue in the future. The prices it receives for oil and natural gas production depend on many factors outside of its control.

        MV Partners has entered into hedging arrangements with respect to a portion of its projected oil production through various transactions that hedge the future prices received. These transactions are typically price swaps whereby it will receive a fixed price for its production and pay a variable market price to the contract counterparty. These hedging activities are intended to support oil prices at targeted levels and to manage its exposure to oil price fluctuations.

        Based on an oil price of $73.93 per Bbl as of June 30, 2006, the fair value of its hedge positions for 2006 was a liability of $29.7 million, which it owed to the counterparty. A 10% increase in the index oil price above the June 30, 2006 price for oil would increase the liability by $18.5 million; conversely, a 10% decrease in the index oil price would decrease the liability by $18.5 million.

        MV Partners also entered into a collar agreement. As of June 30, 2006, the fair market value of its collar agreement was a liability of $1.2 million. The hedges and other derivative arrangements for the remainder of 2006 and through December 2010 are summarized in the table presented above under "—Liquidity and Capital Resources—Cash Flow from Operating Activities."

  Interest Rate Risks

        At June 30, 2006, MV Partners had debt outstanding under its bank credit facility of $84.5 million. The weighted average annual interest rate under the bank credit facility for the six months ended June 30, 2006 was 6.6%. If prevailing market interest rates had been 1% higher as of June 30, 2006, and all other factors affecting MV Partners' debt remained the same interest expense on an annual basis would have been $0.9 million higher.

MV Partners, LLC

Historical Financial Statements of MV Partners, LLC:
Report of Independent Registered Public Accounting Firm
Balance Sheets as of December 31, 2004 and 2005 and as of June 30, 2006 (unaudited)
Statements of Earnings for the Years Ended December 31, 2003, 2004 and 2005 and for the Six Months Ended June 30, 2005 and 2006 (unaudited)
Statements of Changes in Partners' Capital (Deficit) for the Years Ended December 31, 2004, 2005 and 2006 and for the Six Months Ended June 30, 2006 (unaudited)
Statements of Cash Flows for the Years Ended December 31, 2003, 2004 and 2005 and for the Six Months Ended June 30, 2005 and 2006 (unaudited)
Notes to Financial Statements
Unaudited Pro Forma Financial Information:
Introduction
Unaudited Pro Forma Balance Sheet at June 30, 2006
Unaudited Pro Forma Statements of Earnings for the Year Ended December 31, 2005 and for the Six Months Ended June 30, 2006
Notes to Unaudited Pro Forma Financial Information

MVF-1

Report of Independent Registered Public Accounting Firm

To the Members of
MV Partners, LLC.

        We have audited the accompanying balance sheets of MV Partners, LLC (formerly MV Partners, LP) (the "Partnership") as of December 31, 2004 and 2005 and the related statements of earnings, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MV Partners, LLC as of December 31, 2004 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note H to the financial statements, in 2003 the Partnership adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

/s/ Grant Thornton LLP
Grant Thornton LLP

Wichita, Kansas
August 8, 2006

MVF-2

MV Partners, LLC

BALANCE SHEETS

	December 31,
			June 30, 2006
	2004	2005
			(unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,392,198	$7,195,848	$7,986,835
Accounts receivable—oil and gas sales	3,964,810	4,975,031	5,857,630
Due from limited partner	—	317,223	—
Prepaid expenses	92,342	81,937	100,185

Total current assets	7,449,350	12,570,039	13,944,650
OIL AND GAS PROPERTIES	91,473,017	93,023,277	93,374,013
Less accumulated depreciation, depletion and amortization	34,616,375	37,739,074	39,058,702

	56,856,642	55,284,203	54,315,311
OTHER ASSETS
Deferred loan costs, net of accumulated amortization of $256,647 in 2004, $-0- in 2005 and $74,999 in 2006	130,654	448,729	373,730

	$64,436,646	$68,302,971	$68,633,691

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable
Trade	$48,521	$110,334	$87,781
Related parties	1,287,966	1,520,690	2,030,728
Due to general partner	—	531,234	531,234
Settlement payable on oil swap agreements	1,290,336	1,592,210	2,369,585
Accrued interest	186,604	132,000	108,442
Current maturities of note payable	—	10,000,000	4,500,000
Hedge and other derivative agreements	10,750,843	10,868,201	9,870,616

Total current liabilities	13,564,270	24,754,669	19,498,386
LONG-TERM LIABILITIES, less current maturities
Note payable	25,000,000	80,000,000	80,000,000
Asset retirement obligation	7,868,746	7,695,180	7,337,227
Hedge and other derivative agreements	2,306,806	4,097,769	20,980,235

Total long-term liabilities	35,175,552	91,792,949	108,317,462
PARTNERS' CAPITAL (DEFICIT)
General partner
Capital account	1,634,524	(17,063,375)	(16,038,590)
Accumulated other comprehensive loss	—	(7,058,949)	(13,552,489)
Limited partner
Capital account	27,119,949	(17,063,374)	(16,038,589)
Accumulated other comprehensive loss	(13,057,649)	(7,058,949)	(13,552,489)

	15,696,824	(48,244,647)	(59,182,157)

	$64,436,646	$68,302,971	$68,633,691

The accompanying notes are an integral part of these statements.

MVF-3

MV Partners, LLC

STATEMENTS OF EARNINGS

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)	(unaudited)
Revenue
Oil and gas sales	$28,036,399	$30,825,753	$35,954,916	$15,317,735	$17,806,484
Interest income	10,352	7,240	207,392	25,240	129,506
Gain on sale of assets	—	212,058	—	—	—

	28,046,751	31,045,051	36,162,308	15,342,975	17,935,990
Costs and expenses
Lease operating	14,859,677	15,287,658	17,157,995	7,781,994	9,578,365
Depreciation, depletion and amortization	5,046,207	4,251,712	3,792,625	1,896,313	1,588,513
General and administrative	446,439	448,426	497,710	255,825	348,544
Loss on sale of assets	17,106	—	88,539	79,496	5,498
Interest	676,774	716,645	1,499,960	526,288	2,865,500

	21,046,203	20,704,441	23,036,829	10,539,916	14,386,420

Net earnings before accounting change	7,000,548	10,340,610	13,125,479	4,803,059	3,549,570
Cumulative effect of change in accounting principle	89,669	—	—	—	—

Net earnings	$7,090,217	$10,340,610	$13,125,479	$4,803,059	$3,549,570

The accompanying notes are an integral part of these statements.

MVF-4

MV Partners, LLC

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)

Years ended December 31, 2003, 2004 and 2005 and for
the six-month period ended June 30, 2006 (unaudited)

	General partner		Limited partner
	Capital (deficit)	Accumulated other comprehensive loss	Capital (deficit)	Accumulated other comprehensive loss	Total
Balance at January 1, 2003	$1,835,689	$—	$31,837,957	$(3,668,759)	$30,004,887
Partners' distributions	(1,010,000)	—	(9,690,000)	—	(10,700,000)
Comprehensive income
Net earnings for the year	723,674	—	6,366,543	—	7,090,217
Reclassification adjustment for realized losses on swap transactions	—	—	—	7,442,801	7,442,801
Change in fair value of swap agreements	—	—	—	(10,717,036)	(10,717,036)

Total comprehensive income					3,815,982

Balance at December 31, 2003	1,549,363	—	28,514,500	(6,942,994)	23,120,869
Partners' distributions	(1,152,500)	—	(10,497,500)	—	(11,650,000)
Comprehensive income
Net earnings for the year	1,237,661	—	9,102,949	—	10,340,610
Reclassification adjustment for realized losses on swap transactions	—	—	—	14,402,644	14,402,644
Change in fair value of swap agreements	—	—	—	(20,517,299)	(20,517,299)

Total comprehensive income					4,225,955

Balance at December 31, 2004	1,634,524	—	27,119,949	(13,057,649)	15,696,824
Partners' contributions	12,448,422	—	12,448,422	—	24,896,844
Partners' distributions	(26,573,077)	—	(74,330,468)	—	(100,903,545)
Comprehensive income
Net earnings for the year
Regular allocation	1,483,836	—	11,641,643	—	13,125,479
Agreed to reallocation	(420,555)	—	420,555	—	—
Unrealized losses on swap transactions
Reclassification adjustment for realized losses on swap transactions	—	245,977	—	21,224,822	21,470,799
Change in fair value of swap agreements	—	64,731	—	(22,595,779)	(22,531,048)
Agreed to reallocation of accumulated other comprehensive loss existing at September 30, 2005	—	(915,853)	—	915,853	—

Total comprehensive income					12,065,230
Reallocation of partners' capital due to change in ownership percentages effective December 31, 2005	(5,636,525)	(6,453,804)	5,636,525	6,453,804	—

Balance at December 31, 2005	(17,063,375)	(7,058,949)	(17,063,374)	(7,058,949)	(48,244,647)
Partners' distributions	(750,000)	—	(750,000)	—	(1,500,000)
Comprehensive income (loss) (unaudited)
Net earnings for the period	1,774,785	—	1,774,785	—	3,549,570
Reclassification adjustment for realized losses on swap transactions	—	6,344,589	—	6,344,589	12,689,178
Change in fair value of swap agreements	—	(12,838,129)	—	(12,838,129)	(25,676,258)

Total comprehensive loss					(9,437,510)

Balance at June 30, 2006 (unaudited)	$(16,038,590)	$(13,552,489)	$(16,038,589)	$(13,552,489)	$(59,182,157)

The accompanying notes are an integral part of these statements.

MVF-5

MV Partners, LLC

STATEMENTS OF CASH FLOWS

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)	(unaudited)
Cash flows from operating activities
Net earnings	$7,090,217	$10,340,610	$13,125,479	$4,803,059	$3,549,570
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	5,046,207	4,251,712	3,792,625	1,896,313	1,588,513
Cummulative effect of accounting change	(89,669)	—	—	—	—
Unrealized loss on derivative agreements included in net earnings	—	—	848,072	—	2,897,801
(Gain) loss on sale of assets	17,106	(212,058)	88,539	79,496	5,498
Settlements of asset retirement obligations	(130,193)	(62,925)	(185,123)	(92,562)	(109,567)
Other	(49,560)	—	—	—	—
Change in operating assets and liabilities
Accounts receivable	605,971	(1,046,362)	(1,727,444)	(540,847)	(565,376)
Prepaid expenses	(7,095)	(1,766)	10,405	(112,501)	(18,249)
Accounts payable	360,156	(337,255)	425,771	412,734	487,485
Accrued interest	(33,273)	53,340	(54,604)	57,958	(23,558)
Settlement payable on oil swap agreements	(154,071)	705,022	301,874	818,949	777,375

Net cash provided by operating activities	12,655,796	13,690,318	16,625,594	7,322,599	8,589,492
Cash flows from investing activities
Purchase of oil and gas properties	(1,108,463)	(1,380,257)	(1,894,933)	(732,013)	(752,468)
Well development costs	(172,427)	(297,140)	(380,778)	(299,229)	(46,037)
Proceeds from sale of oil and gas properties	67,971	315,962	119,163	105,000	—

Net cash used in investing activities	(1,212,919)	(1,361,435)	(2,156,548)	(926,242)	(798,505)
Cash flows from financing activities
Partners' distributions	(10,700,000)	(11,650,000)	(75,206,701)	(6,050,000)	(1,500,000)
Proceeds from long term debt	—	—	115,000,000	—	—
Payments of long term debt	—	—	(50,000,000)	—	(5,500,000)
Payment of deferred loan costs	(1,614)	(76,676)	(458,695)	(4,366)	—

Net cash used in financing activities	(10,701,614)	(11,726,676)	(10,665,396)	(6,054,366)	(7,000,000)

Net increase in cash and cash equivalents	741,263	602,207	3,803,650	341,991	790,987
Cash and cash equivalents, beginning of period	2,048,728	2,789,991	3,392,198	3,392,198	7,195,848

Cash and cash equivalents, end of period	$2,789,991	$3,392,198	$7,195,848	$3,734,189	$7,986,835

Supplemental cash flow information
Cash paid during the period for interest	$710,047	$663,305	$1,554,564	$468,330	$2,889,058
Noncash investing and financing information
Issuance of note payable to general partner in lieu of cash distribution	$—	$—	$24,896,844	$—	$—
Conversion of notes payable to partners capital	—	—	24,896,844	—	—
Accrued distributions at year end	—	—	800,000	—	—
Asset retirement cost and obligation recorded upon drilling of new oil and gas wells	103,955	48,508	327,943	163,972	2,764
Decrease in asset retirement cost and obligation due to changes in timing of estimated cash flows	767,719	65,988	553,540	276,770	372,520

The accompanying notes are an integral part of these statements.

MVF-6

MV Partners, LLC

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2003, 2004 and 2005
(information for the six months ended June 30, 2005 and 2006 is unaudited)

NOTE A—SUMMARY OF ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

        1.    History and business activity

        MV Partners, LP. (the "Partnership") was organized March 10, 1998 between MV Energy, LLC, the general partner, and TIFD III-X, Inc, the limited partner, to engage in acquisition, exploration, development and production of oil and gas. During 2002, TIFD III-X, Inc. transferred its partnership interest to Aircraft Services Corporation, a related entity. During 2005, Aircraft Services Corporation sold its partnership interest to VAP-I, LLC. The Partnership is a working interest owner in oil and gas properties in Colorado, Oklahoma and Kansas.

        Effective August 1, 2006, the Partnership was converted to a limited liability company and the name was changed to MV Partners, LLC. This conversion is not considered a change in reporting entity under accounting principles generally accepted in the United States of America and therefore capital balances in the accompanying financial statements which existed prior to the date of conversion continue to reflect the capital accounts of the entity as a limited partnership.

        Partnership revenues and costs were generally allocated 95% to the limited partner and 5% to the general partner prior to Payout 1 except for hedging gains and losses which were generally allocated 100% to the limited partner. Payout 1 occurred on the last day of the month during which the total cash distributions paid to the limited partner discounted at 11% annually compounded monthly equaled the capital contributions paid by the limited partner. Subsequent to Payout 1 and prior to Payout 2, revenues and costs were to be allocated 60% to the limited partner and 40% to the general partner with Payout 2 occurring the last day of the month during which the total cash distribution paid to the limited partner discounted at 15% annually compounded monthly equaled the capital contributions paid by the limited partner. After Payout 2, revenues and costs are allocated 50% to the limited partner and 50% to the general partner. As a result of the distribution made to the limited partner during December 2005, both Payout 1 and Payout 2 occurred. The occurrence of Payout 1 and Payout 2 was effective December 31, 2005, thus revenues and costs were allocated 95% to the limited partner and 5% to the general partner throughout 2005. As a result of Payout 1 and 2 occurring during 2005 as described above, future cash distributions will be allocated 50% to the general partner and 50% to the limited partner. The partners have agreed to make a special reallocation as of December 31, 2005 to equalize the general partner and limited partner capital accounts. Such reallocation is shown in the accompanying statements of changes in partners' capital (deficit).

        2.    Interim financial statements

        The financial information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results of the interim periods, except that the results of operations for the six months ended June 30, 2006 include a charge for $592,708 that represents ad valorem tax expense for the prior year that was not accrued at December 31, 2005. MV's management does not expect that the correction of this error will be material to the financial statements for the year ended December 31, 2006. The results of operations for the six month period ended June 30, 2006 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2006.

MVF-7

        3.    Oil and gas properties

        The Partnership follows the successful efforts method of accounting for oil and gas property acquisition, exploration, development and production activities.

        Oil and gas property acquisition costs, exploration well costs and development well costs are capitalized as incurred. Net capitalized costs of unproven property and exploration well costs are reclassified as proved property and well costs when related proved reserves are found. If an exploration well is unsuccessful in finding proved reserves, the capitalized well costs are charged to exploration expense. Other exploration costs, including geological and geophysical costs, and the costs of carrying unproved property are charged to exploration expense as incurred.

        Producing leasehold costs are amortized by property using the unit-of-production method based upon total estimated proved reserves. Capitalized exploration well costs and development costs and lease equipment (plus estimated future equipment dismantlement, surface restoration, and property abandonment costs, net of equipment salvage values) are amortized by property using the unit-of-production method based on estimated proved developed reserves. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised in the near term.

        The Partnership reviews its long-lived assets, including its oil and gas properties, for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership determines whether an impairment has occurred by estimating the undiscounted expected future net cash flows of its oil and gas properties at a field level and compares such cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. For those oil and gas properties for which the carrying amount exceeds the undiscounted estimated future cash flows, an impairment is determined to exist. The carrying amount of such properties is adjusted to their estimated net fair value based on relevant market information or discounted cash flows.

        Costs of retired, sold or abandoned properties that constitute a part of an amortization base are charged or credited, net of proceeds, to the accumulated depreciation, depletion and amortization reserve. Gains or losses from the disposal of other properties are recognized currently. Expenditures for maintenance, repairs and minor renewals necessary to maintain properties in operating condition are expensed as incurred. Major replacements and renewals are capitalized. All properties are stated at cost.

        4.    Revenue recognition

        Revenues from the sale of oil and gas production are recognized as oil and gas is produced and sold.

        5.    Interest income

        Interest income is recognized as earned.

MVF-8

        6.    Derivatives

        The Partnership uses swap and collar agreements to mitigate the effects of fluctuations in the prices of crude oil. These agreements involve the exchange of amounts based on a fluctuating oil price for amounts based on a fixed oil price over the life of the agreement, without an exchange of the notional amount upon which the payments are based. The differential paid or received is recognized as an adjustment of oil and gas revenue.

        The Partnership follows Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Partnership accounts for the derivatives as follows:

  Swap agreements

        The swap agreements qualify as cash flow hedges. As such, all of the Partnership's swap agreements are recorded on the balance sheet at fair value. For all derivatives designated as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded as a component of other comprehensive income (loss) and reclassified into earnings as the underlying hedged item effects earnings. The ineffective portion of the unrealized gain or loss on the derivative instrument is charged directly to earnings.

  Collar agreements

        The Partnership enters into collar agreements. Under these agreements, the Partnership pays the counterparty if oil prices exceed a defined ceiling price and the counterparty pays the Partnership if oil prices are less than a defined floor price. These agreements are recorded on the balance sheet at fair value and the resulting gains or losses are recorded in earnings.

        7.    Accounts receivable

        The Partnership's trade accounts receivable are due primarily from two crude oil dealers. State law requires that receipts for crude oil sales are paid within one month following the related production and that receipts for natural gas sales are paid within two months following the related production. The Partnership considers the trade receivables to be fully collectible and has historically not experienced any collection issues. Accordingly, an allowance for doubtful accounts is not required. If amounts become uncollectible, they will be charged to operations when that determination is made.

        8.    Cash equivalents

        For purposes of the statements of cash flows, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

        9.    Deferred loan costs

        Deferred loan costs are being amortized over the term of the related loan.

MVF-9

        10.    Use of estimates

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, asset retirement obligations and others, and are subject to change.

        11.    Income taxes

        Federal and state income taxes are the liability of the individual partners; accordingly, the financial statements do not include any provision for federal or state income taxes.

        12.    Asset retirement obligations

        Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. Such accretion expense is included in depreciation, depletion and amortization in the accompanying statements of earnings. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and amortized over the asset's useful life. The Partnership's asset retirement obligations are primarily associated with the plugging of abandoned oil wells. SFAS No. 143 was effective for the Partnership January 1, 2003 and it was adopted on that date.

        13.    Recently issued accounting standards

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 supercedes SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and APB Opinion No. 20, Accounting Changes. SFAS No. 154 requires, unless impracticable, retrospective application to prior periods' financial statements of changes in accounting principle. The provisions of SFAS No. 154 also require that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for all accounting changes made in fiscal years beginning after December 15, 2005.

MVF-10

NOTE B—OIL AND GAS PROPERTIES

        Oil and gas properties are carried at cost and consist of the following at:

	December 31,
			June 30, 2006
	2004	2005
			(unaudited)
Producing leaseholds	$65,611,135	$65,180,888	$64,904,502
Lease equipment	22,661,044	24,260,772	24,841,858
Well development costs	3,200,838	3,581,617	3,627,653

	91,473,017	93,023,277	93,374,013
Less accumulated depreciation, depreciation and amortization	34,616,375	37,739,074	39,058,702

Net oil and gas properties	$56,856,642	$55,284,203	$54,315,311

        The Partnership's oil and gas activities are conducted entirely in the United States. Costs incurred in oil and gas producing activities for the years ended December 31 and for the six months ended June 30 are as follows:

	December 31,			June 30,
	2003	2004	2005	2005	2006
				(unaudited)	(unaudited)
Property acquisition costs	$1,212,418	$1,428,765	$2,222,876	$895,985	$755,231
Development costs	172,427	297,140	380,778	299,229	46,037

Total	$1,384,845	$1,725,905	$2,603,654	$1,195,214	$801,268

        The results of operations for oil and gas producing activities, excluding corporate overhead and interest costs for the years ended December 31 and for the six months ended June 30 are as follows:

	December 31,			June 30,
	2003	2004	2005	2005	2006
				(unaudited)	(unaudited)
Revenues from oil and gas sales	$28,036,399	$30,825,753	$35,954,916	$15,317,735	$17,806,484
Less
Lease operating expense	14,859,677	15,287,658	17,157,995	7,781,994	9,578,365
Depreciation, depletion, and amortization	5,046,207	4,251,712	3,792,625	1,896,313	1,588,513

Income from oil and gas operations	$8,130,515	$11,286,383	$15,004,296	$5,639,428	$6,639,606

        Lease operating expense includes those costs incurred to operate and maintain productive wells and related equipment and include costs such as labor, repairs and maintenance, materials, supplies, fuel consumed and insurance.

        Depreciation, depletion and amortization include costs associated with capitalized acquisitions and development costs.

MVF-11

NOTE C—NOTE PAYABLE

        During 2003, 2004 and part of 2005, the Partnership had a revolving note payable to a bank with a maximum balance outstanding of $25,000,000. The note's interest rate was adjusted quarterly based upon the bank's base rate plus an applicable margin which was based upon the Partnership's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the prior quarter. The note's effective rate at December 31, 2003 and 2004 was 2.53% and 2.79%, respectively. The note was collateralized by a first priority mortgage, security interest and assignment of production on all of the Partnership's oil and gas properties.

        At September 30, 2005, the Partnership refinanced the note payable with a finance company for $25,000,000. The note's interest rate was adjusted quarterly based upon the bank's base rate plus an applicable margin which was based upon the Partnership's EBITDA, as defined in the agreement, for the prior quarter. The note was collateralized by a first priority mortgage, security interest and assignment of production on all of the Partnership's oil and gas properties.

        On December 21, 2005, through a series of transactions in connection with the Limited Partner ownership change (see Note G), the Partnership refinanced their debt with another lender and borrowed an additional $65,000,000, bringing the total borrowings to $90,000,000. The note's interest rate is adjusted quarterly based upon the bank's base rate plus an applicable margin which is based upon the Partnership's EBITDA, as defined in the agreement, for the prior quarter. The note's effective rate at December 31, 2005 was 6.60%. Interest is payable quarterly. The note is collateralized by a first priority mortgage, security interest and assignment of production on all of the Partnership's oil and gas properties and matures December 19, 2008. Below are further details of the Partnership's credit agreement with the primary lender at December 31, 2005.

  Borrowing Base:

        The Partnership's initial borrowing base is $95 million. The borrowing base is reduced to $90 million on July 1, 2006 and $85 million on January 1, 2007. The borrowing base thereafter is determined periodically by the lender. The Partnership must maintain $5 million of availability under the borrowing base at all times and has classified $10 million of the outstanding borrowings as a current liability at December 31, 2005. The Partnership pays a fee of 0.125% to 0.375% on the unused portion of the borrowing base depending upon the portion of the borrowing base utilized by the Partnership.

  Letters of Credit:

        The credit agreement with the Partnership's primary lender provides for the issuance of letters of credit. When the lender issues a letter of credit, an initial fee is charged and a quarterly fee is charged for the amount available on the letter of credit. If the Partnership's primary lender honors a letter of credit, the lender may require immediate collateralization of cash to cover such drawing and interest will be due based upon the Eurodollar rate plus an applicable margin of 1.00% to 1.75% depending upon the amount of the Partnership's borrowing base currently being used. At December 31, 2005, the Partnership did not have any outstanding Letters of Credit with the Partnership's primary lender.

MVF-12

  Swing Line Loan:

        The Partnership has a revolving credit facility. This revolving facility is completely discretionary by the lender. The swing line loans are based upon the Bank's base rate plus an applicable margin of 0% to 0.75% based upon the unused portion of the borrowing base. At December 31, 2005, the Partnership did not have an outstanding balance on the Swing Line Loan.

  Aggregate Commitment Amount:

        The total of all commitments for the Borrowing Base, Letters of Credit and Swing Line Loan can not exceed $200 million.

        The Partnership is subject to certain financial covenants associated with the borrowings including current ratio and interest coverage ratio requirements. In addition, the Partnership is required to enter into swap agreements in the future to cover 90% of the next three years of estimated production with a fixed price per barrel of a minimum of $55. The bank determined compliance with the 90% hedging requirement based on the engineering estimates in existence at the time the financial covenants were established. The bank has not required the Partnership to increase the hedged quantities as revised engineering estimates have been prepared. The Partnership is in compliance with the required debt covenants at December 31, 2005 and June 30, 2006 (unaudited).

NOTE D—FINANCIAL INSTRUMENTS

        The Partnership uses swap and collar agreements to reduce the effects of fluctuations in crude oil prices. At December 31, 2005, the Partnership's hedging activities included swap agreements maturing through the year 2008 (2010 at June 30, 2006 (unaudited)). Under these arrangements, the Partnership will effectively receive fixed prices for the oil production hedged. The price source for the commodity type hedge is the New York Mercantile Exchange for the monthly activity. The agreements covered 838,427 barrels, 830,520 barrels and 771,368 barrels of crude oil production in the years ended December 31, 2003, 2004 and 2005, respectively. The Partnership produced 1,197,847 barrels of crude oil in 2003, 1,126,812 barrels of crude oil in 2004 and 1,057,906 barrels of crude oil in 2005. The Partnership had agreements covering 394,489 barrels and 443,565 barrels of crude oil production in the six months ended June 30, 2005 and 2006, respectively (unaudited). The Partnership produced 520,186 barrels and 515,116 barrels of crude oil in the six months ended June 30, 2005 and 2006 respectively (unaudited).

        Gains and losses on the hedging transactions are recognized when the hedged production is sold and, through September 29, 2005, allocated 100% to the limited partner. Subsequent to September 29, 2005, the gains and losses on the hedging transaction were allocated as shown in Note I. The Partnership recorded a hedging loss of $7,442,801, $14,402,644 and $21,470,799 in 2003, 2004 and 2005, respectively, which is reflected as a reduction of oil and gas sales in the statements of earnings. The Partnership reduced oil and gas sales to record hedging losses of $10,911,701 and $12,689,178 for the six months ended June 30, 2005 and 2006, respectively (unaudited). In addition, the Partnership has recorded income of $59,539 for the year ended December 31, 2003, a loss of $848,072 for the year ended December 31, 2005 and a loss of $1,720,372 for the six months ended June 30, 2006 (unaudited), which reflects the ineffective portion of the unrealized gain or loss on the hedge at December 31, 2003

MVF-13

and 2005 and June 30, 2006, respectively. These gains and losses have also been reflected as an increase or decrease of oil and gas sales in the December 31, 2003 and 2005 and the June 30, 2006 statements of earnings.

        The notional volume and fair market value of outstanding swap agreements at December 31, 2004 and 2005 and June 30, 2006 (unaudited) are as follows:

2004

Year	Notional volume	Fixed price	Fair value
2005	394,489 Bbls 376,879 Bbls	$23.82 33.60	$(7,451,518 (3,299,325	) )
2006	359,565 Bbls	33.60	(2,306,806)

			$(13,057,649)

2005

Year	Notional volume	Fixed price	Fair value
2006	359,565 Bbls 168,000 Bbls 335,320 Bbls	$33.60 59.14-59.60 63.96	$(10,481,507 (644,937 258,243	) )
2007	192,000 Bbls 495,000 Bbls	58.25-58.60 63.16-65.12	(999,696 54,918)
2008	374,000 Bbls 360,000 Bbls 45,000 Bbls	56.39-56.58 60.70 62.99	(2,308,106 (869,640 24,755	) )

$(14,965,970)

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2006 (Unaudited)

Year	Notional volume	Fixed price	Fair value
2006	84,000 Bbls 335,320 Bbls	$59.14-59.60 63.96	$(1,358,893 (3,857,137	) )
2007	192,000 Bbls 495,000 Bbls	58.25-59.60 63.16-65.12	(3,216,335 (5,546,671	) )
2008	374,000 Bbls 360,000 Bbls 45,000 Bbls	56.39-56.58 60.70 62.99	(5,787,808 (4,205,611 (445,353	) ) )
2009	480,000 Bbls	64.30-64.60	(2,914,747)
2010	444,000 Bbls	63.30-63.80	(2,340,866)

			$(29,673,421)

        During the year ending December 31, 2005, the Partnership has also entered into a collar transaction covering 120,000 barrels of oil during 2007 under which the Partnership will receive payments if oil prices fall below $61 per barrel or make payments if oil prices rise above $68 per barrel. The collar had a nominal fair value at December 31, 2005 and ($1,177,430) at June 30, 2006 (unaudited), which is included in oil swap agreements in the accompanying balance sheets. The resulting loss of $1,177,430 for the six months ended June 30, 2006 (unaudited) is reflected as a decrease to oil and gas sales in the accompanying statement of earnings.

        The Partnership's swap and collar agreements expose it to market and credit risks that may at times be concentrated with certain counterparties or groups of counterparties. Counterparties to the Partnership's financial instruments are major financial institutions and an energy company, and their credit worthiness is subject to continuing review, however, full performance is anticipated. The carrying values of the Partnership's other financial instruments (cash equivalents and note payable) approximate their fair values. The estimated amount of unrealized loss at December 31, 2005 expected to be reclassified into earnings in the next 12 months is $10,544,349.

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NOTE E—RELATED PARTIES

        MV Energy, LLC, the sole manager, is comprised of two independent oil companies who serve as the operator of the oil and gas wells of the Partnership. Below is a summary of the transactions that occurred between the Partnership and the operators:

	December 31,			June 30,
	2003	2004	2005	2005	2006
				(unaudited)	(unaudited)
Lease operating expense incurred	$12,801,668	$12,908,370	$13,965,723	$7,259,927	$8,411,651
Capitalized lease equipment and producing leaseholds costs incurred	1,004,679	1,277,268	1,863,349	726,822	581,504
Payment of well development costs	172,427	297,140	380,778	299,229	46,037
Payment of management fees	60,000	60,000	60,000	30,000	30,000
Sale of natural gas	554,270	549,128	542,501	220,439	302,449
Purchase of working interest	—	70,575	—	—	—

        The members of the Partnership's sole manager, MV Energy, LLC and certain members of the Partnership's limited partner, VAP-I, LLC, have a minority ownership interest in two of the Partnership's customers.

        A summary of sales and trade receivables with these two customers follows:

	December 31,			June 30,
	2003	2004	2005	2005	2006
				(unaudited)	(unaudited)
Sales(1)
Eaglwing, L.P.	$20,321,668	$26,756,152	$35,290,153	$15,974,780	$21,728,163
SemCrude, L.P.	10,445,956	13,764,683	17,628,316	7,426,809	8,350,677

	$30,767,624	$40,520,835	$52,918,469	$23,401,589	$30,078,840

Trade receivables
Eaglwing, L.P.	$1,724,229	$2,362,788	$2,902,791	$2,784,663	$5,386,952
SemCrude, L.P.	879,529	1,214,575	1,624,013	1,306,128	—

	$2,603,758	$3,577,363	$4,526,804	$4,090,791	$5,386,952

(1)
Sales amounts shown above are prior to reductions for realized losses on swap transactions.

MVF-16

        A summary of the Partnership's outstanding swap agreements with SemCrude, L.P. are as follows: (The Partnership had no related party contracts at December 31, 2004.)

Year	Notional volume	Fixed price	December 31, 2005 Fair value	June 30, 2006 Fair value
				(unaudited)
2007	495,000 Bbls	$63.16-65.12	$54,918	$(5,546,671)
2008	360,000 Bbls 45,000 Bbls	60.70 62.99	(869,640 24,755)	(4,205,611 (445,353	) )

			$(789,967)	$(10,197,635)

        At December 31, 2005 and June 30, 2006 (unaudited), the Partnership had an outstanding collar transaction with SemCrude, L.P. covering 120,000 barrels of oil during 2007 under which the Partnership will receive payments if oil prices fall below $61 per barrel or make payments if oil prices rise above $68 per barrel. The fair value of the collar was nominal at December 31, 2005 and ($1,177,430) at June 30, 2006 (unaudited).

NOTE F—CONCENTRATION OF CREDIT RISK

        Financial instruments, which potentially subject the Partnership to credit risk, consist primarily of cash, cash equivalents, trade receivables and swap agreements.

        The Partnership maintains cash and cash equivalents with one financial institution. At times, such amounts may exceed the F.D.I.C. limits. The Partnership places its cash and cash equivalents with a high credit quality financial institution and believes that no significant concentration of credit risk exists with respect to these cash investments.

        Trade receivables subject the Partnership to the potential for credit risk with customers. Approximately 90%, 91% and 92% of the Partnership's trade receivables balance at December 31, 2004 and 2005 and June 30, 2006 (unaudited), respectively, was represented by two customers (one at June 30, 2006) (unaudited). Management continually evaluates the credit worthiness of the customers and believes full payment will be made.

        The Partnership has entered into certain swap agreements as discussed in Note D.

NOTE G—LIMITED PARTNER OWNERSHIP CHANGE

        During 2005, Aircraft Services Corporation sold its limited partnership interest to a newly formed entity—VAP-I, LLC ("VAP"). VAP is an LLC with five members, one of which is MV Energy, LLC, which has a 37.4% ownership interest.

        In connection with the transaction, the Partnership obtained a loan on December 21, 2005 from a new lender for $90,000,000. The proceeds from the loan were used to make a cash distribution to VAP of $64,656,706 and to pay off previously existing debt of $25,000,000. The Partnership also made a distribution to MV Energy, LLC in the form of a note payable for $24,896,844. MV Energy then contributed $12,448,422 of the note to VAP for its ownership percentage in VAP and contributed the

MVF-17

remaining $12,448,422 of the note back to the Partnership as a capital contribution. VAP also contributed their $12,448,422 note to the Partnership as a capital contribution.

NOTE H—ASSET RETIREMENT OBLIGATION

        The Partnership adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which the liability is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. Such accretion expense is included in depreciation, depletion and amortization in the accompanying statements of earnings. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and amortized over the asset's useful life. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost. The Partnership's asset retirement obligations are primarily associated with the plugging and abandoning of oil and gas properties.

        The estimated plug and abandon dates change routinely based upon additional engineering data and changes in the price of oil impacting the date when the well is no longer economically feasible to operate. Those changes in the plug and abandon dates are remeasured on an annual basis based upon the then current plug and abandon dates of the wells using the original measurement date rates. Asset retirement obligations on new wells drilled are calculated on their initial measurement date based upon the then current interest rate environment.

        Prior to the adoption of SFAS No. 143, the Partnership determined that the salvage value from well equipment would approximately offset the cost of plugging and abandoning the well and therefore had not established salvage values on the Partnership's equipment, neither had it established an asset retirement obligation. In connection with the adoption of SFAS No. 143, the Partnership also established salvage values on its well equipment and restated accumulated depreciation on such equipment. This resulted in a net increase to equipment of $3,381,793 as of January 1, 2003. In addition, the Partnership recorded a net asset retirement cost, the balance of which was $4,947,363 at January 1, 2003 ($7,469,207 of costs less accumulated depletion of $2,521,844) for a total increase to assets at January 1, 2003 of $8,329,156. The Partnership also recorded an asset retirement obligation, the balance of which was $8,239,487 as of January 1, 2003, resulting in a cumulative effect of change in accounting principle of $89,669 in 2003.

MVF-18

        The activity in the asset retirement obligation during the years ended December 31 and for the period ended June 30, 2006 is as follows:

	December 31,
			June 30, 2006
	2004	2005
			(unaudited)
Asset retirement obligation—beginning of period	$7,708,729	$7,868,746	$7,695,180
Liabilities incurred during the period	48,508	327,943	2,764
Liabilities settled during the period	(62,925)	(185,123)	(109,567)
Decrease in asset retirement obligation due to changes in timing of estimated cash flows	(65,988)	(553,540)	(372,520)
Accretion expense	240,422	237,154	121,370

Asset retirement obligation—end of period	$7,868,746	$7,695,180	$7,337,227

NOTE I—PARTNERSHIP AMENDMENTS AND INCOME ALLOCATIONS

        In conjunction with VAP purchasing the limited partnership interest as described in Note G, all parties agreed to the following:

  –
  Reallocation of $420,555 of 2005 earnings to the limited partner from the general partner

  –
  Reallocation of 5% of the recognized but unrealized swap losses reflected in accumulated other comprehensive loss at September 30, 2005 from the limited partner to the general partner

        As part of the Contribution Agreement for the formation of VAP, all parties agreed the hedging gains and losses would no longer be 100% allocated to the limited partner. Effective September 29, 2005, swap gains and losses are allocated in the same manner as other revenues and expenses.

        The distribution made on December 21, 2005 (see Note G) was enough to reach Payout 1 and Payout 2, as defined in the partnership agreement. This caused a change in the sharing of future distributions to 50% limited partner and 50% general partner beginning with the last day of the month that the distribution occurred (December 31, 2005). The distribution, as described above, was in excess of the amounts in partners' capital, and in effect, represented a distribution of future earnings. Rather than continuing to allocate future earnings based on pre Payout 1 and 2 allocations until the partner capital accounts are equalized, the partners agreed to make a special reallocation of partners' capital for financial statement purposes as of December 31, 2005 to equalize the general partner and limited partner capital accounts. Such reallocation is shown in the accompanying statements of changes in partners' capital (deficit). As a result, revenues and expenses subsequent to December 31, 2005 will be allocated 50% to the general partner and 50% to the limited partner. For income tax purposes, the partnership intends to continue to allocate future earnings based on pre Payout 1 and 2 allocations until the partner accounts are equalized for tax purposes.

MVF-19

NOTE J—DISCLOSURES ABOUT OIL AND GAS ACTIVITIES (UNAUDITED)

        The estimates of proved reserves and related valuations were based on the reports of Cawley, Gillespie & Associates, Inc., independent petroleum and geological engineers, and the contract property management engineering staff of the sole manager of the Partnership, in accordance with the provisions of SFAS No. 69, Disclosures about Oil and Gas Producing Activities. Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas, natural gas liquids and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time.

MVF-20

        The Partnerships' oil and gas reserves are attributable solely to properties within the United States. A summary of the Partnerships' changes in quantities of proved oil and gas reserves for the years ended December 31, 2003, 2004 and 2005 are as follows:

	Oil (Bbls)	Gas (Mcf)	NGL (Bbls)
Balance at January 1, 2003	16,472,230	2,552,088	143,123
Revisions of previous estimates	307,789	(910,403)	(26,364)
Extensions and discoveries	13,608	—	—
Production	(1,197,847)	(116,122)	(2,734)

Balance at December 31, 2003	15,595,780	1,525,563	114,025
Revisions of previous estimates	1,444,657	(282,855)	(875)
Purchase of minerals in place	16,127	—	—
Extensions and discoveries	846	—	—
Sales of minerals in place	(15,448)	—	—
Production	(1,126,812)	(103,540)	(4,674)

Balance at December 31, 2004	15,915,150	1,139,168	108,476
Revisions of previous estimates(1)	3,053,651	309,242	5,492
Sales of minerals in place	(5,155)	—	—
Production	(1,057,906)	(89,117)	(4,575)

Balance at December 31, 2005	17,905,740	1,359,293	109,393

Proved developed reserves:
December 31, 2003	14,913,460	1,348,538	114,025

December 31, 2004	15,317,009	1,139,168	108,476

December 31, 2005	15,888,099	1,062,701	109,393

(1)
Reserve revisions in 2005 reflect the increase in crude oil prices during the year which has lengthened the economic life of the underlying properties and thereby increased recoverable reserves. In addition, in 2005 MV Partners expanded the scope of its maintenance and development project scheduling from a forward range of 24 to 36 months to 60 months, which also increased recoverable reserves. This expanded scope reflects management's budgeted project activity over the 60 month period commencing January 1, 2006. The expanded scope accommodates additional infield drilling, recompletion and workover projects in the El Dorado Area in addition to 14 Bemis infield drilling locations that have been further refined by recent 3-D seismic activity.

        The following information was developed using procedures prescribed by SFAS No. 69. The standardized measure of discounted future net cash flows should not be viewed as representative of the Partnership's current value. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Partnership or its performance.

MVF-21

        The Partnership believes that, in reviewing the information that follows, the following factors should be taken into account:

  •
  future costs and sales prices will probably differ from those required to be used in these calculations;

  •
  actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

  •
  a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas reserves; and

  •
  income taxes are not taken into consideration because the Partnership is a pass-thru entity for tax purposes.

        Under the standardized measure, future cash inflows were estimated by applying year-end oil and gas prices, adjusted for location and quality differences, to the estimated future production of year-end proved reserves. Future cash inflows do not reflect the impact of future production that is subject to open hedge and other derivative positions (see Note D—Financial Instruments). Future cash inflows were reduced by estimated future development, abandonment and production costs based on year-end costs to arrive at net cash flows. Use of a 10% discount rate and year-end prices and costs are required by SFAS No. 69.

        In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable and possible as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated. The standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows at December 31,:

	2003	2004	2005
Future cash inflows	$486,589,300	$669,493,400	$1,050,284,000
Future costs
Production	(247,548,255)	(299,008,800)	(395,987,600)
Development and abandonment	(3,077,645)	(3,260,000)	(16,513,600)

Future net cash flows	235,963,400	367,224,600	637,782,800
Less effect of 10% discount factor	(114,627,000)	(185,616,900)	(333,250,300)

Standardized measure of discounted future net cash flows	$121,336,400	$181,607,700	$304,532,500

        Future cash flows as shown above were reported without consideration for the effects of hedge and other derivative transactions outstanding at each period end. If the effects of hedge and other derivative transactions were included in the computation, then future cash flows would have decreased by $9,816,900, $14,175,700 and $7,655,100 in 2003, 2004 and 2005, respectively.

MVF-22

        The changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

	2003	2004	2005
Standardized measure—beginning of year	$126,210,000	$121,336,400	$181,607,700
Sales of oil and gas produced, net of production costs	(20,559,984)	(29,940,739)	(41,115,792)
Net change in prices and production costs	4,428,376	57,356,656	94,091,763
Extensions and discoveries	132,238	17,355	—
Changes in estimated future development costs	330,065	(349,338)	(11,516,747)
Development costs incurred during the period which reduce future development costs	120,000	165,000	—
Revisions of previous quantity estimates	1,084,814	15,933,831	53,096,437
Accretion of discount	12,621,000	12,133,640	18,160,770
Purchase of reserves in place	—	146,696	—
Sales of reserves in place	—	(136,766)	(22,001)
Changes in production rates and other	(3,030,109)	4,944,965	10,230,370

Standardized measure—end of year	$121,336,400	$181,607,700	$304,532,500

        Average prices in effect at December 31, 2003, 2004 and 2005 used in determining future net revenues related to the standardized measure calculation are as follows:

	2003	2004	2005
Oil (per Bbl)	$30.55	$41.46	$57.79
Gas (per Mcf)	$5.00	$5.18	$7.89
NGL (per Bbl)	$21.96	$34.62	$43.74

MVF-23

MV Partners, LLC

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma financial statements have been prepared to illustrate the conveyance of a net profits interest in all the underlying properties by MV Partners to the Trust and the payment of long-term debt obligations by MV Partners. The unaudited pro forma balance sheet is presented as of June 30, 2006, giving effect to an issuance of 11,500,000 trust units at $20.00 per unit, the net profits interest conveyance and the payment of MV Partners' long-term debt obligations as if they occurred on June 30, 2006. The unaudited pro forma statements of earnings present the historical statements of earnings of MV Partners for the year ended December 31, 2005 and the six months ended June 30, 2006, giving effect to the net profits interest conveyance and payment of MV Partners' long-term debt obligations as if they occurred as of January 1, 2005 reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

        These unaudited pro forma financial statements are for informational purposes only. They do not purport to present the results that would have actually occurred had the unit offering, net profits interest conveyance, and payment of long-term obligations been completed on the assumed dates or for the periods presented. Moreover, they do not purport to project MV Partners' financial position or results of operations for any future date or period.

        To produce the pro forma financial information, management made certain estimates. These estimates are based on the most recently available information. To the extent there are significant changes in these amounts, the assumptions and estimates herein could change significantly. The unaudited pro forma financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MV Partners, LLC" and the audited historical financial statements of MV Partners, LLC included in this prospectus and elsewhere in the registration statement.

MVF-24

MV Partners, LLC

UNAUDITED PRO FORMA BALANCE SHEET

	June 30, 2006
	Historical	Adjustments		Pro Forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,986,835	$8,000,000	(a)	$15,986,835
Accounts receivable—oil and gas sales	5,857,630	—		5,857,630
Prepaid expenses	100,185	—		100,185

Total current assets	13,944,650	8,000,000		21,944,650
OIL AND GAS PROPERTIES AND EQUIPMENT	93,374,013	(32,270,397)	(b)	61,103,616
Less accumulated depreciation, depletion and amortization	39,058,702	(13,498,829)	(b)	25,559,873

	54,315,311	(18,771,568)	(b)	35,543,743
OTHER ASSETS
Deferred loan costs, net of accumulated amortization of $74,999 in 2006	373,730	—		373,730

Total other assets	373,730	—		373,730

	$68,633,691	$(10,771,568)		$57,862,123

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable
Trade	$87,781	$—		$87,781
Related parties	2,030,728	—		2,030,728
Due to general partner	531,234	—		531,234
Settlement payable on oil swap agreements	2,369,585	—		2,369,585
Accrued interest	108,442	—		108,442
Deferred gain on sale	—	9,747,184	(c)	9,747,184
Current maturities of note payable	4,500,000	—		4,500,000
Hedge and other derivative agreements	9,870,616	—		9,870,616

Total current liabilities	19,498,386	9,747,184		29,245,570
LONG-TERM LIABILITIES, less current maturities
Note payable	80,000,000	(61,000,000	)(d)	19,000,000
Deferred gain on sale	—	116,010,489	(c)	116,010,489
Asset retirement obligation	7,337,227	—		7,337,227
Hedge and other derivative agreements	20,980,235	—		20,980,235

Total long-term liabilities	108,317,462	55,010,489		163,327,951
PARTNERS' CAPITAL (DEFICIT)
General partner
Capital account	(16,038,590)	(37,764,620)	(e)	(53,803,210)
Accumulated other comprehensive loss	(13,552,489)	—		(13,552,489)
Limited partner
Capital account	(16,038,589)	(37,764,621)	(f)	(53,803,210)
Accumulated other comprehensive loss	(13,552,489)	—		(13,552,489)

	(59,182,157)	(75,529,241)		(134,711,398)

	$68,633,691	$(10,771,568)		$57,862,123

The accompanying notes are an integral part of these unaudited pro forma financial statements.

MVF-25

MV Partners, LLC

UNAUDITED PRO FORMA STATEMENTS OF EARNINGS

	Year ended December 31, 2005				Six months ended June 30, 2006
	Historical	Adjustments		Pro Forma	Historical	Adjustments		Pro Forma
Revenue
Oil and gas sales	$35,954,916	$(28,763,933)	(g)	$7,190,983	$17,806,484	$(14,245,187)	(g)	$3,561,297
Interest income	207,392	—		207,392	129,506	—		129,506

	36,162,308	(28,763,933)		7,398,375	17,935,990	(14,245,187)		3,690,803
Costs and expenses
Lease operating	17,157,995	(13,726,396)	(h)	3,431,599	9,578,365	(7,662,692)	(h)	1,915,673
Depreciation, depletion and amortization	3,792,625	(2,403,770)	(i)	1,388,855	1,588,513	(1,024,761)	(i)	563,752
General and administrative	497,710	—		497,710	348,544	—		348,544
Loss on sale of assets	88,539	—		88,539	5,498	—		5,498
Interest	1,499,960	(1,442,278)	(j)	57,682	2,865,500	(1,916,366)	(j)	949,134

	23,036,829	(17,572,444)		5,464,385	14,386,420	(10,603,819)		3,782,601

Net earnings (loss)	$13,125,479	$(11,191,489)		$1,933,990	$3,549,570	$(3,641,368)		$(91,798)

The accompanying notes are an integral part of these unaudited pro forma financial statements.

MVF-26

MV Partners, LLC

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE A—BASIS OF PRESENTATION

        MV Partners will convey the net profits interest in oil and natural gas producing properties located in the States of Kansas and Colorado to the MV Oil Trust (the "Trust"). The net profits interest entitles the Trust to receive 80% of the net proceeds attributable to MV Partners' interest from the sale of production from the underlying properties. The net profits interest will terminate and the underlying properties will revert back to MV Partners on the later to occur of (1) June 30, 2026, or (2) when 14.4 MMBoe have been produced from the underlying properties and sold.

        The proceeds of the offering will be used to repay approximately $61.0 million of indebtedness of MV Partners under its bank credit facility and to distribute the remaining $77.0 million to its members.

        The unaudited pro forma balance sheet assumes the issuance of 11,500,000 trust units at $20.00 per unit and estimated direct transaction costs to be incurred by MV Partners of approximately $12.0 million (comprised of underwriter, legal, accounting and other fees).

        MV Partners will sell 7,500,000 of the trust units to the public for cash of $150.0 million and recognize a deferred gain of $125.8 million. MV Partners will also sell 4,000,000 of the trust units to its members in exchange for a cash down payment of $8.0 million and notes receivable for $72.0 million in the aggregate. The notes will be paid off in forty (40) quarterly payments beginning July 2007, including interest at 7.25%. The notes will be collateralized by each member's ownership interest in MV Partners. In accordance with accounting rules for transactions among related parties, the notes receivable were recorded at the historical carrying value of the trust units sold to the members and no gain on sale has been reflected. The excess of down payment over the historical carrying value has been recorded as a capital contribution by the members.

        MV Partners has entered into hedge and other derivative arrangements with institutional third parties with respect to the volumes of oil production for the periods covered by these pro forma statements and the years following until 2010 such that MV Partners would be entitled to receive payments from the counterparties in the event that reference prices for oil contracts traded on NYMEX for the periods covered are less than the fixed prices specified for the hedge and other derivatives. MV Partners will also be required to make payments to the counterparties in the event that reference prices for oil contracts traded on NYMEX for the periods covered are more than the fixed prices specified for the hedge and other derivatives. Although these hedge and other derivative arrangements will not be directly dedicated or pledged to the Trust, MV Partners expects that payments received or made by it under these hedge and other derivative arrangements will affect its financial obligations to make payments to the Trust. The effects of these hedge and other derivative arrangements, if any, are reflected in these unaudited pro forma financial statements.

MVF-27

NOTE B—PRO FORMA ADJUSTMENTS

        Pro forma adjustments are necessary to reflect the issuance of the Trust units, the conveyance of the net profits interest, the sale of trust units and the payment of MV Partners' long-term obligations and distributions using proceeds from the offering. The pro forma adjustments included in the unaudited pro forma balance sheet are as follows:

		June 30, 2006
(a)	Gross cash proceeds from the sale of the trust units	$150,000,000
	Cash down payment on related party notes	8,000,000
	Partial repayment of outstanding borrowing on revolving credit facility	(61,000,000)
	Payment of transaction fees and costs from the sale of trust units	(12,000,000)
	Distribution to partners	(77,000,000)

		$8,000,000

(b)	Reduction in property due to conveyance of net profits interest	$(32,270,397)
	Reduction of associated accumulated depreciation, depletion, and amortization	13,498,829

		$(18,771,568)

	Net oil and gas properties and equipment	$54,315,311
	Hedge and other derivative agreements	(30,850,851)

		23,464,460
	80% Net profits interest conveyance	$18,771,568

(c)	Deferred gain on sale of net profits interest is calculated as follows:
	Gross cash proceeds from the sale of the trust units	$150,000,000
	Less: Net book value of conveyed net profits interest	(12,242,327)
	Transaction fees and costs from the sale of trust units	(12,000,000)

	Deferred gain on sale	$125,757,673

	Current portion of deferred gain	$9,747,184
	Long-term portion of deferred gain	$116,010,489
(d)	Partial repayment of outstanding borrowing on revolving credit facility	$(61,000,000)

(e)	Capital contribution recorded for payment in excess of historical carrying value	$735,380
	To record distribution of remaining cash to general partner	(38,500,000)

		$(37,764,620)

(f)	Capital contribution recorded for payment in excess of historical carrying value	$735,379
	To record distribution of remaining cash to limited partner	(38,500,000)

		$(37,764,621)

	Receivable from related party for sale of 34.8% of trust units at historical value	$(6,529,241)
	Cash down payment on receivable	$8,000,000

	Capital contribution from members	$1,470,759

MVF-28

        The pro forma adjustments included in the unaudited pro forma statements of earnings are as follows:

		Year ended December 31, 2005	Six months ended June 30, 2006
(g)	Decrease in oil and gas sales attributable to net profits interest	$(28,763,933)	$(14,245,187)

(h)	Decrease in lease operating expenses attributable to the net profits interest	$13,726,396	$7,662,692

(i)	Reduce depreciation on assets sold to Trust	$(2,403,770)	$(1,024,761)

(j)	To reduce interest expense due to reduction of debt	$(1,442,278)	$(1,916,366)

MVF-29

Appendix A

Cawley, Gillespie & Associates, Inc.

PETROLEUM CONSULTANTS

AUSTIN OFFICE:	MAIN OFFICE:	HOUSTON OFFICE:
9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729 (512) 249-7000 FAX (512) 233-2618	306 WEST 7TH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 (817) 336-2461 FAX (817) 877-3728	1000 LOUISIANA, SUITE 625 HOUSTON, TEXAS 77002-5008 (713) 651-9944 FAX (713) 651-9980

September 11, 2006

MV Partners, LLC
250 N. Water, Suite 300
Wichita, Kansas 67202

Re:	Evaluation Summary MV Partners, LLC Interests Total Proved Reserves Certain Oil and Gas Assets—KS & CO As of June 30, 2006	Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

Gentlemen:

        As requested, we are submitting our estimates of total proved reserves and forecasts of economics attributable to MV Partners, LLC ("Company") interests in certain oil and gas properties located in Kansas and Colorado. This report includes results for the SEC price scenario and includes the hedge revenue gain or loss. A composite summary of the proved reserves is presented below.

		Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved
Net Reserves
Oil	- MBBL	16,259.0	200.6	1,964.8	18,424.3
Gas	- MMCF	1,083.5	39.8	298.3	1,421.6
NGL	- MBBL	106.1	0.0	0.0	106.1
Revenue
Oil	- M$	1,149,183.0	14,177.4	138,871.5	1,302,231.9
Gas	- M$	5,362.6	236.0	1,585.1	7,183.8
NGL	- M$	6,012.9	0.0	0.0	6,012.9
Hedge	- M$	(35,816.9)	0.0	0.0	(35,816.9)
Severance Taxes	- M$	5,959.3	543.7	6,010.4	12,513.4
Ad Valorem Taxes	- M$	28,863.6	360.3	3,511.4	32,735.4
Operating Expenses	- M$	324,398.7	1,982.1	17,405.4	343,786.2
Workover Expenses	- M$	22,040.8	0.0	0.0	22,040.8
COPAS	- M$	63,196.1	169.8	4,189.4	67,555.2
Investments	- M$	0.0	1,070.2	15,778.5	16,848.7
Net Operating Income (BFIT)	- M$	680,283.2	10,287.3	93,561.6	784,131.9
Discounted @ 10%	- M$	302,813.0	4,797.6	51,126.2	358,736.8

        The discounted cash flow value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.

MV Partners, LLC Interests
September 11, 2006

Presentation

        This report is divided into four main sections: Summary, Proved Developed Producing ("PDP"), Proved Developed Non-Producing ("PDNP") and Proved Undeveloped ("PUD"). Within each reserve category section are grand total Table I's and Table II summaries. The Table I's present composite reserve estimates and economic forecasts for the particular reserve category. Following the tables are Table II "oneline" summaries that present estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flow ("DCF") for the individual properties that make up the corresponding Table I. The properties in each Table II are sorted based on DCF.

        For a more detailed description of the report layout, please refer to the Table of Contents following this letter. The data presented in each Table I is explained in page 1 of the Appendix. The methods employed in estimating reserves are described in page 2 of the Appendix.

Hydrocarbon Pricing

        As requested, oil and gas prices were adjusted to the NYMEX June 30th, 2006 closing WTI Cushing oil price of $73.93 per BBL and Henry Hub natural gas price of $6.104 per MMBTU. Prices were not escalated in accordance with Securities and Exchange Commission ("SEC") guidelines.

        Oil price differentials were forecast at -$3.25 per BBL for all properties and were not escalated. Gas and NGL price differentials were forecast on a per property basis as provided by your office and were also not escalated. Gas price differentials include adjustments for transportation and basis differential. Gas prices were further adjusted with a heating value (BTU content) applied on a per-property basis.

        A "Hedge Position" case was included to model the gain/(loss) in revenue due to the Company's current pricing hedge position. The hedge forecast is located in "Hedge Revenue" (column 15) in the attached tables. A summary of the annual gain/(loss) in revenue is presented below:

Year	SEC Hedge Gain/(Loss), M$
2006	(4,578.8)
2007	(8,551.1)
2008	(11,794.3)
2009	(5,215.7)
2010	(5,677.0)

Expenses and Taxes

        Lease operating expenses, workover expenses, COPAS overhead charges and investments were forecast on a per property basis as furnished by your office. Workover expenses were forecast at $73.82 per month per net well for all producing properties. Expenses and investments were held constant in accordance with SEC guidelines.

        Severance tax rates were applied at normal state percentages of oil and gas revenue, except for those Kansas producing properties that are severance tax exempt. Ad valorem taxes of 2.5% of total revenue were applied to each property as provided by your office. Oil and gas conservation tax rates were applied to all Kansas properties at rates of $0.0547 per BBL and $0.00913 per MCF, respectively.

MV Partners, LLC Interests
September 11, 2006

Miscellaneous

        An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have not been included except as noted above.

        The proved reserve classifications used herein conform to the criteria of the Securities and Exchange Commission as defined in page 3 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date, except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts

        The reserve estimates and forecasts were based upon interpretations of factual data furnished by your office. Production data, ownership information, price differentials, expense data and tax details were furnished by MV Partners, LLC, and were accepted as furnished. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

        This report was prepared for the exclusive use of MV Partners, LLC. Third parties should not rely on it without the written consent of the above and Cawley, Gillespie & Associates, Inc. We are independent registered professional engineers and geologists. We do not own an interest in the properties or MV Partners, LLC and are not employed on a contingent basis. Our work papers and related data are available for inspection and review by authorized, interested parties.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

        Until                          , 2006 (25 days after the date of this prospectus), federal securities laws may require all dealers that effect transactions in the trust units, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
MV Partners
The Trust
Projected Cash Distributions
The Underlying Properties
Computation of Net Proceeds
Description of the Trust Agreement
Description of the Trust Units
Trust Units Eligible for Future Sale
Federal Income Tax Consequences
State Tax Considerations
ERISA Considerations
Selling Trust Unitholders
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Glossary of Certain Oil and Natural Gas Terms

Information about MV Partners, LLC
Index to Financial Statements of MV Partners, LLC
Summary Reserve Report

7,500,000 Trust Units

MV OIL TRUST

PROSPECTUS

RAYMOND JAMES

                          , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing and the NYSE listing fee, the amounts set forth below are estimates.

Registration fee		$18,458
NASD filing fee		23,500
NYSE listing fee		73,500
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Trustee fees and expenses
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14. Indemnification Of Directors And Officers.

        The trust agreement provides that the trustee and its officers, agents and employees shall be indemnified from the assets of the trust against and from any and all liabilities, expenses, claims, damages or loss incurred by it individually or as trustee in the administration of the trust and the trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which it is liable under the trust agreement. In this regard, the trustee shall be liable only for its own fraud or gross negligence or for acts or omissions in bad faith and shall not be liable for any act or omission of any agent or employee unless the trustee has acted in bad faith or with gross negligence in the selection and retention of such agent or employee. The trustee is entitled to indemnification from the assets of the trust and shall have a lien on the assets of the trust to secure it for the foregoing indemnification.

        Under the MV Partners, LLC operating agreement and subject to specified limitations, MV Energy, LLC shall not be liable, responsible or accountable in damages or otherwise to MV Partners, LLC or its members for, and MV Partners, LLC shall indemnify and hold harmless MV Energy, LLC from any costs, expenses, losses or damages (including attorneys' fees and expenses, court costs, judgments and amounts paid in settlement) incurred by reason of its being the sole manager of MV Partners, LLC. Reference is also made to the Underwriting Agreement to be filed as an exhibit to this registration statement in which MV Partners, LLC and its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the operating agreement, Section 17 7670 of the Kansas General Corporation Code empowers a Kansas limited liability company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever.

        In connection with the preparation and filing of any shelf registration statement, MV Oil Trust will indemnify MV Partners, LLC and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. MV Oil Trust will bear all costs and expenses incidental to any shelf registration statement, excluding any underwriting discounts and fees.

Item 15. Recent Sales Of Unregistered Securities.

        None.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement.
3.1†	—	Articles of Organization of MV Partners, LLC.
3.2	—	First Amended and Restated Operating Agreement of MV Partners, LLC.
3.3†	—	Certificate of Trust of MV Oil Trust.
3.4†	—	Trust Agreement dated August 3, 2006 among MV Partners and JPMorgan Chase Bank, N.A. and Wilmington Trust Company.
3.5†	—	Form of Amended and Restated Trust Agreement among MV Partners and The Bank of New York Trust Company, N.A. (formerly JPMorgan Chase Bank, N.A.) and Wilmington Trust Company.
4.1*	—	Form of Unit Certificate.
5.1	—	Opinion of Dorsey & Whitney (Delaware) LLP relating to the validity of the trust units.
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
10.1†	—	Credit Agreement dated as of December 21, 2005 among MV Partners, LP (now MV Partners LLC), as borrower, Bank of America, N.A. and the other parties named therein.
10.2†	—	First Amendment to Credit Agreement dated April 28, 2006 by and among MV Partners, LP (now MV Partners, LLC), as borrower, Bank of America, N.A. and the other parties named therein.
10.3†	—	Second Amendment to Credit Agreement dated September 7, 2006 by and among MV Partners, LLC, as borrower, Bank of America, N.A. and the other parties named therein.
10.4*	—	Form of Term Net Profits Interest Conveyance.
10.5*	—	Form of Administrative Services Agreement.
10.6*	—	Form of Registration Rights Agreement.
23.1	—	Consent of Grant Thornton LLP.
23.2	—	Consent of Dorsey & Whitney (Delaware) LLP (contained in Exhibit 5.1).
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1).
23.4	—	Consent of Cawley, Gillespie & Associates, Inc.
24.1†	—	Power of Attorney.

†
Previously filed.

*
To be filed by amendment.

(b)
Financial Statement Schedules.

        No financial statement schedules are required to be included herewith or they have been omitted because the information required to be set forth therein is not applicable.

Item 17. Undertakings.

        The undersigned registrants hereby undertake:

          (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 14, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (b)   To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (c)   For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   To send to each trust unitholder at least on an annual basis a detailed statement of any transactions with the trustees or their respective affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the trustees or their respective affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

          (f)    To provide to the trust unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the trust.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on November 8, 2006.

MV Oil Trust
By:	MV Partners, LLC
	By:	MV Energy, LLC, its Manager
	By:	Murfin, Inc., Member
	By:	/s/ DAVID L. MURFIN
Name: David L. Murfin Title: Chairman and Chief Executive Officer

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on November 8, 2006.

By:	MV Partners, LLC
	By:	MV Energy, LLC, its Manager
	By:	Murfin, Inc., Member
	By:	/s/ DAVID L. MURFIN
Name: David L. Murfin Title: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID L. MURFIN David L. Murfin	(Co-Principal Executive Officer)	November 8, 2006
/s/ J. MICHAEL VESS J. Michael Vess	(Co-Principal Executive Officer)	November 8, 2006
/s/ RICHARD J. KOLL Richard J. Koll	(Principal Accounting and Financial Officer)	November 8, 2006

INDEX TO EXHIBITS

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement.
3.1†	—	Articles of Organization of MV Partners, LLC.
3.2	—	First Amended and Restated Operating Agreement of MV Partners, LLC.
3.3†	—	Certificate of Trust of MV Oil Trust.
3.4†	—	Trust Agreement dated August 3, 2006 among MV Partners and JPMorgan Chase Bank, N.A. and Wilmington Trust Company.
3.5†	—	Form of Amended and Restated Trust Agreement among MV Partners and The Bank of New York Trust Company, N.A. (formerly JPMorgan Chase Bank, N.A.) and Wilmington Trust Company.
4.1*	—	Form of Unit Certificate.
5.1	—	Opinion of Dorsey & Whitney (Delaware) LLP relating to the validity of the trust units.
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
10.1†	—	Credit Agreement dated as of December 21, 2005 among MV Partners, LP (now MV Partners LLC), as borrower, Bank of America, N.A. and the other parties named therein.
10.2†	—	First Amendment to Credit Agreement dated April 28, 2006 by and among MV Partners, LP (now MV Partners, LLC), as borrower, Bank of America, N.A. and the other parties named therein.
10.3†	—	Second Amendment to Credit Agreement dated September 7, 2006 by and among MV Partners, LLC, as borrower, Bank of America, N.A. and the other parties named therein.
10.4*	—	Form of Term Net Profits Interest Conveyance.
10.5*	—	Form of Administrative Services Agreement.
10.6*	—	Form of Registration Rights Agreement.
23.1	—	Consent of Grant Thornton LLP.
23.2	—	Consent of Dorsey & Whitney (Delaware) LLP (contained in Exhibit 5.1).
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1).
23.4	—	Consent of Cawley, Gillespie & Associates, Inc.
24.1†	—	Power of Attorney.

†
Previously filed.

*
To be filed by amendment.